As filed with the Securities and Exchange Commission on December 31, 2009.

Registration No. 333-163551

U.S.
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________

AMENDMENT NO. 1
TO
FORM F-10
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
___________________________________

NOVAGOLD RESOURCES INC.
(Exact name of Registrant as specified in its charter)

Nova Scotia	1041	Not Applicable
(Province or other Jurisdiction of	(Primary Standard Industrial Classification	(I.R.S. Employer Identification Number, if
Incorporation or Organization)	Code Number)	any)

Suite 2300, 200 Granville Street, Vancouver, British Columbia, Canada, V6C 1S4, (604) 669-6227
(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System, 111 Eighth Avenue, New York, New York 10011, (212) 894-8940
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)
___________________________________

Copies to:

Rick Van Nieuwenhuyse	Peter C. Kalbfleisch and	Christopher J. Barry and	Michael G. Urbani	Riccardo Leofanti
NovaGold Resources Inc.	Bob Wooder	Kimberley R. Anderson	McCarthy Tétrault LLP	Skadden, Arps, Slate,
Suite 2300	Blake, Cassels & Graydon LLP	Dorsey & Whitney LLP	Suite 1300, Pacific Centre	Meagher & Flom LLP
200 Granville Street	595 Burrard Street, Suite 2600	701 Fifth Avenue	777 Dunsmuir Street	222 Bay Street, Suite 1750
Vancouver, BC V6C 1S4	Three Bentall Centre	Suite 6100	Vancouver, BC V7Y 1K2	Toronto, ON M5K 1J5
Canada	Vancouver, BC V7X 1L3	Seattle, WA 98104 USA	Canada	Canada
(604) 669-6227	Canada	(206) 903-8800	(604) 643-7100	(416) 777-4700
(604) 631-3330

___________________________________

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

Province of British Columbia, Canada
(Principal jurisdiction regulating this offering)
___________________________________

It is proposed that this filing shall become effective (check appropriate box below):

A.	[ ] upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	[X] at some future date (check appropriate box below)
	1.	[ ] pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).
2.

[ ] pursuant to Rule 467(b) on (          ) at (          ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (          ).

3.

[X] pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4.	[ ] after the filing of the next amendment to this Form (if preliminary material is being filed).

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. [X]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

PROSPECTUS	December 30, 2009

NOVAGOLD RESOURCES INC.

US$500,000,000
Debt Securities
Preferred Shares
Common Shares
Warrants to Purchase Equity Securities
Warrants to Purchase Debt Securities
Share Purchase Contracts
Share Purchase or Equity Units

NovaGold Resources Inc. (“NovaGold” or the “Company”) may offer and issue from time to time debt securities (the “Debt Securities”), preferred shares and common shares (the “Equity Securities”), warrants to purchase Equity Securities and warrants to purchase Debt Securities (the “Warrants”), share purchase contracts and share purchase or equity units (all of the foregoing, collectively, the ‘‘Securities’’) or any combination thereof up to an aggregate initial offering price of US$500,000,000 during the 25-month period that this short form base shelf prospectus (the “Prospectus”), including any amendments thereto, remains effective. Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying shelf prospectus supplement (a “Prospectus Supplement”).

Investing in our securities involves a high degree of risk. You should carefully read the ‘‘Risk Factors’’ section beginning on page 29 of this Prospectus.

This offering is made by a foreign issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States and Canada, to prepare this Prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements included or incorporated herein have been prepared in accordance with Canadian generally accepted accounting principles, and are subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein. Prospective investors should read the tax discussion contained in the applicable Prospectus Supplement with respect to a particular offering of Securities.

The enforcement by investors of civil liabilities under the federal securities laws may be affected adversely by the fact that the Company is incorporated under the laws of Nova Scotia, Canada, that some of its officers and directors are residents of Canada, that some or all of the experts named in the registration statement are residents of a foreign country, and that a substantial portion of the assets of the Company and said persons are located outside the United States.

Neither the Securities and Exchange Commission, nor any state securities regulator has approved or disapproved the Securities offered hereby or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

(cover page continues on next page)

The specific terms of the Securities with respect to a particular offering will be set out in the applicable Prospectus Supplement and may include, where applicable: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, the currency or the currency unit for which the Debt Securities may be purchased, the maturity, interest provisions, authorized denominations, offering price, covenants, events of default, any terms for redemption or retraction, any exchange or conversion terms, whether the debt is senior or subordinated and any other terms specific to the Debt Securities being offered; (ii) in the case of Equity Securities, the designation of the particular class and series, the number of shares offered, the issue price, dividend rate, if any, and any other terms specific to the Equity Securities being offered; (iii) in the case of Warrants, the designation, number and terms of the Equity Securities or Debt Securities issuable upon exercise of the Warrants, any procedures that will result in the adjustment of these numbers, the exercise price, dates and periods of exercise, the currency in which the Warrants are issued and any other specific terms; (iv) in the case of share purchase contracts, the designation, number and terms of the Equity Securities to be purchased under the share purchase contract, any procedures that will result in the adjustment of these numbers, the purchase price and purchase date or dates of the Equity Securities, any requirements of the purchaser to secure its obligations under the share purchase contract and any other specific terms; and (v) in the case of share purchase or equity units, the terms of the share purchase contract and Debt Securities or third party obligations, any requirements of the purchaser to secure its obligations under the share purchase contact by the Debt Securities or third party obligations and any other specific terms. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to such Securities will be included in the Prospectus Supplement describing such Securities.

Warrants will not be offered for sale separately to any member of the public in Canada unless the offering is in connection with, and forms part of, the consideration for an acquisition or merger transaction or unless the Prospectus Supplement describing the specific terms of the Warrants to be offered separately is first approved for filing by each of the securities commissions or similar regulatory authorities in Canada where the Warrants will be offered for sale.

NovaGold has filed an undertaking with each of the securities commissions or similar regulatory authorities in Canada that it will not distribute stand alone warrants, share purchase contracts or share purchase or equity units without pre-clearing with the applicable regulator the disclosure to be contained in the Prospectus Supplement pertaining to the distribution of such securities.

All shelf information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

This Prospectus constitutes a public offering of these Securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such Securities. The Company may offer and sell Securities to, or through, underwriters or dealers and also may offer and sell certain Securities directly to other purchasers or through agents pursuant to exemptions from registration or qualification under applicable securities laws. A Prospectus Supplement relating to each issue of Securities offered thereby will set forth the names of any underwriters, dealers or agents involved in the offering and sale of such Securities and will set forth the terms of the offering of such Securities, the method of distribution of such Securities including, to the extent applicable, the proceeds to the Company and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution. The common shares of NovaGold are listed on the Toronto Stock Exchange (“TSX”) and the NYSE Amex LLC (“NYSE Amex”) under the symbol “NG”. Unless otherwise specified in the applicable Prospectus Supplement, Securities other than the common shares of NovaGold will not be listed on any securities exchange. The offering of Securities hereunder is subject to approval of certain legal matters on behalf of NovaGold by Blake, Cassels & Graydon LLP, with respect to Canadian legal matters, and Dorsey & Whitney LLP, with respect to U.S. legal matters.

The earnings coverage ratio of NovaGold for the fiscal year ended November 30, 2008 was less than one-to-one. See “Earnings Coverage”.

ii

_______________

_______________

You should rely only on the information contained in or incorporated by reference into this Prospectus. The Company has not authorized anyone to provide you with different information. The Company is not making an offer of these Securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this Prospectus and any Prospectus Supplement is accurate as of any date other than the date on the front of those documents.

Unless stated otherwise or as the context otherwise requires, all references to dollar amounts in this Prospectus and any Prospectus Supplement are references to Canadian dollars. References to “$” or “Cdn$” are to Canadian dollars and references to “US$” are to U.S. dollars. See “Exchange Rate Information”. The Company’s financial statements that are incorporated by reference into this Prospectus and any Prospectus Supplement have been prepared in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”), and are reconciled to generally accepted accounting principles in the United States (“U.S. GAAP”) as described therein.

Unless the context otherwise requires, references in this Prospectus and any Prospectus Supplement to “NovaGold” or the “Company” includes NovaGold Resources Inc. and each of its material subsidiaries.

CAUTIONARY NOTE TO UNITED STATES INVESTORS

This Prospectus has been, and any Prospectus Supplement will be, prepared in accordance with the requirements of Canadian securities laws, which differ from the requirements of United States securities laws. Unless otherwise indicated, all reserve and resource estimates included in this Prospectus and any Prospectus Supplement have been, and will be, prepared in accordance with Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum Definition Standard for

Mineral Resources and Mineral Reserves (“CIM Definition Standards”). NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. NI 43-101 permits the disclosure of an historical estimate made prior to the adoption of NI 43-101 that does not comply with NI 43-101 to be disclosed using the historical terminology if the disclosure: (a) identifies the source and date of the historical estimate; (b) comments on the relevance and reliability of the historical estimate; (c) states whether the historical estimate uses categories other than those prescribed by NI 43-101; and (d) includes any more recent estimates or data available.

Canadian standards, including NI 43-101, differ significantly from the requirements of the United States Securities and Exchange Commission (“SEC”), and reserve and resource information contained or incorporated by reference into this Prospectus and any Prospectus Supplement may not be comparable to similar information disclosed by U.S. companies. In particular, and without limiting the generality of the foregoing, the term “resource” does not equate to the term “‘reserves”. Under U.S. standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. The SEC’s disclosure standards normally do not permit the inclusion of information concerning “measured mineral resources”, “indicated mineral resources” or “inferred mineral resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute “reserves” by U.S. standards in documents filed with the SEC. U.S. investors should also understand that “inferred mineral resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an “inferred mineral resource” will ever be upgraded to a higher category. Under Canadian rules, estimated “inferred mineral resources” may not form the basis of feasibility or pre-feasibility studies except in rare cases. Investors are cautioned not to assume that all or any part of an “inferred mineral resource” exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in-place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of “reserves” are also not the same as those of the SEC, and reserves reported by NovaGold in compliance with NI 43-101 may not qualify as “reserves” under SEC standards. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made public by companies that report in accordance with United States standards.

See “Preliminary Notes - Glossary and Defined Terms” in the Company’s Annual Information Form for the fiscal year ended November 30, 2008, which is incorporated by reference herein, for a description of certain of the mining terms used in this Prospectus and any Prospectus Supplement and the documents incorporated by reference herein and therein.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus and the documents incorporated by reference into this Prospectus contain statements of forward-looking information concerning the Company’s plans at the Donlin Creek project, the Galore Creek project and Nome Operations (comprising Rock Creek, Big Hurrah and Nome Gold), estimated production, capital and operating cash flow estimates and other matters. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.

Statements concerning mineral resource estimates may also be deemed to constitute “forward-looking statements” to the extent that they involve estimates of the mineralization that will be encountered if the property is developed. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects”, “is expected”, “anticipates”, “plans”, “projects”, “estimates”, “assumes”, “intends”, “strategy”, “goals”, “objectives”, “potential” or variations thereof or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved, or the negative of any of these terms and similar expressions) are not statements of historical fact and may be forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that could cause actual events or results to differ from those reflected in the forward-looking statements, including, without limitation:

  uncertainty of whether there will ever be production at the Company’s mineral exploration and development properties;

  risks related to the Company’s ability to commence production and generate material revenues or obtain adequate financing for its planned exploration and development activities;
  uncertainty of estimates of capital costs, operating costs, production and economic returns;
  risks related to the third parties on which the Company depends for its exploration activities;
  risks related to the Company’s ability to finance the development of its mineral properties through external financing, strategic alliances, the sale of property interests or otherwise;
  credit, liquidity, interest rate and currency risks;
  the risk that permits and governmental approvals necessary to develop and operate mines on the Company’s properties will not be available on a timely basis or at all;
  risks and uncertainties relating to the interpretation of drill results, the geology, grade and continuity of the Company’s mineral deposits;
  commodity price fluctuations;
  risks related to the Company’s current practice of not using hedging arrangements;
  risks related to market events and general economic conditions;
  uncertainties relating to the assumptions underlying the Company’s resource and reserve estimates;
  risks related to governmental regulation and permits, including environmental regulation;
  risks related to the need for reclamation activities on the Company’s properties and uncertainty of cost estimates related thereto;
  the Company’s need to attract and retain qualified management and technical personnel;
  mining and development risks, including risks related to infrastructure, accidents, equipment breakdowns, labor disputes or other unanticipated difficulties with or interruptions in development, construction or production;
  uncertainty related to unsettled aboriginal rights and title in British Columbia;
  uncertainty related to title to the Company’s mineral properties;
  the Company’s history of losses and expectation of future losses;
  risks related to the integration of potential new acquisitions into the Company’s existing operations;
  uncertainty inherent in litigation including the effects of discovery of new evidence or advancement of new legal theories, the difficulty of predicting decisions of judges and juries and the possibility that decisions may be reversed on appeal;
  risks related to increases in demand for equipment, skilled labor and services needed for exploration and development of mineral properties, and related cost increases;
  increased competition in the mining industry;
  uncertainty as to the Company’s ability to acquire additional commercially mineable mineral rights;
  uncertainty as to the completion of the purchase of a 100% interest in the Ambler property;
  uncertainty as to the outcome of litigation pending against the Company; and
  uncertainty as to the Company’s ability to maintain the adequacy of internal control over financial reporting as per the requirements of the Sarbanes-Oxley Act.

This list is not exhaustive of the factors that may affect any of the Company’s forward-looking statements. Forward-looking statements are statements about the future and are inherently uncertain, and actual achievements of the Company or other future events or conditions may differ materially from those reflected in the forward-looking statements due to a variety of risks, uncertainties and other factors, including, without limitation, those referred to in this Prospectus under the heading “Risk Factors” and elsewhere.

The Company’s forward-looking statements are based on the beliefs, expectations and opinions of management on the date the statements are made, and the Company does not assume any obligation to update forward-looking statements if circumstances or management’s beliefs, expectations or opinions should change, except as required by law. For the reasons set forth above, investors should not place undue reliance on forward-looking statements.

EXCHANGE RATE INFORMATION

The following table sets forth (i) the rate of exchange for the Canadian dollar, expressed in U.S. dollars, in effect at the end of the periods indicated; (ii) the average exchange rates for the Canadian dollar, on the last day of each month during such periods; and (iii) the high and low exchange rates for the Canadian dollar, expressed in U.S. dollars, during such periods, each based on the noon rate of exchange as reported by the Bank of Canada for conversion of Canadian dollars into U.S. dollars:

	Fiscal Year Ended November 30,
	2008	2007	2006
Rate at the end of period	0.8083	0.9992	0.8760
Average rate during period	0.9559	0.9300	0.8844
Highest rate during period	1.0289	1.0905	0.9099
Lowest rate during period	0.7726	0.8437	0.8522

On December 29, 2009, the exchange rate for the Canadian dollar, as expressed in U.S. dollars based on the Bank of Canada noon rate was $1.00 per US$0.9611.

THE COMPANY

The following description of the Company is derived from selected information about the Company contained in the documents incorporated by reference into this Prospectus. This description does not contain all of the information about the Company and its properties and business that you should consider before investing in any Securities. You should carefully read the entire Prospectus and the applicable Prospectus Supplement, including the section titled ‘‘Risk Factors’’ that immediately follows this description of the Company, as well as the documents incorporated by reference into this Prospectus and the applicable Prospectus Supplement, before making an investment decision. This Prospectus contains forward-looking statements concerning the Company’s plans at its properties, production, capital costs, operating costs and cash flow estimates and other matters. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that could cause the Company’s results to differ from those expressed or implied by the forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements”.

Summary Description of NovaGold’s Business

NovaGold is a growth-focused precious metals company engaged in the exploration and development of mineral properties in Alaska and British Columbia. The Company conducts its operations through wholly-owned subsidiaries, partnerships, limited liability companies and joint ventures. Since 1998, the Company has assembled a portfolio of gold and base metal properties. The Company is primarily focused on gold properties, some of which also have significant copper and silver resources. The Company’s portfolio of properties includes:

  Donlin Creek, a feasibility-stage project located in Alaska (“Donlin Creek”). Donlin Creek is operated by the Donlin Creek LLC, a limited liability company that is owned 50% by the Company and 50% by Barrick Gold U.S. Inc., a subsidiary of Barrick Gold Corporation (together “Barrick”). Donlin Creek is one of the largest known undeveloped gold deposits in the world with proven and probable reserves estimated at 29.3 million ounces of contained gold with additional measured and indicated resources of 6.0 million ounces of gold and inferred resources of 4.0 million ounces of gold.

  Galore Creek, a large copper-gold-silver project located in northwestern British Columbia (“Galore Creek”). Galore Creek is held by a partnership in which NovaGold and Teck Resources Limited (“Teck”) each have a 50% interest and is managed by the Galore Creek Mining Corporation (“GCMC”). Construction at the Galore Creek project was suspended in November 2007 in light of information indicating the possibility of increased capital costs and a longer construction schedule than originally contemplated. A revised resource estimate for the Galore Creek project totals measured and indicated resources of 8.9 billion pounds of copper, 7.3 million ounces of gold and 123 million ounces of silver, with additional inferred resources, including the Copper Canyon deposit (of which NovaGold owns 60%, held in trust for the Galore Creek Partnership), of 4.0 billion pounds of copper, 4.9 million ounces of gold and 80 million ounces of silver.

  Rock Creek, Big Hurrah and Nome Gold, located in Alaska (together, “Nome Operations”). Nome Operations has 0.5 million ounces of probable gold reserves with additional measured and indicated resources of 1.9 million ounces of gold and inferred resources of 0.3 million ounces of gold. Construction on the Rock Creek mine commenced in the summer of 2006. Commissioning start-up and systems testing began in September 2008 but the Company suspended those activities on November 24, 2008, as a result of unanticipated mechanical and environmental issues and higher than anticipated costs. The Company is evaluating the potential to recommence the start-up process at the Rock Creek mine or to possibly sell the property or an interest in the property to another company. The Company does not currently plan to recommence the start-up and commissioning process at the Rock Creek mine in the near term.

  Ambler, an exploration-stage property located in Alaska. In December 2009, NovaGold entered into an agreement to purchase a 100% interest in the Ambler property, which hosts the high-grade copper-zinc-gold-silver Arctic deposit. The Ambler property comprises 36,670 hectares (90,614 acres) of Federal patented and unpatented mining claims and State of Alaska mining claims, covering a major portion of the precious-metal-rich Ambler volcanogenic massive sulfide (“VMS”) belt.  A resource estimate for the Arctic deposit totals indicated resources of 2.2 billion pounds of zinc, 1.5 billion pounds of copper, 450,000 ounces of gold, 32 million ounces of silver and 350 million pounds of lead, with additional inferred resources of 1.3 billion pounds of zinc, 937 million pounds of copper, 260,000 ounces of gold, 19 million ounces of silver and 210 million pounds of lead.

In addition, NovaGold holds a portfolio of earlier stage exploration projects that have not advanced to the resource definition stage. The Company is also engaged in the sale of sand, gravel and land, and receives royalties from placer gold production, largely from its holdings around Nome, Alaska. For the purposes of NI 43-101, NovaGold’s material properties are Donlin Creek and Galore Creek.

The following table sets forth the reserves and resources at the Company’s mineral projects.

NovaGold Resources Inc.
Proven and Probable Reserves, Measured, Indicated and Inferred Resources for Gold (Au), Silver (Ag), Copper (Cu), Zinc (Zn) and Lead (Pb)
As at April 1, 2009

Reserves

Property	Resource	Tonnes	In Situ Grade					Total Contained Metal					NovaGold Share Net After Earn-Ins
% Ownership	Category	Millions	Au g/t	Ag g/t	Cu %	Zn %	Pb %	Moz Au	Moz Ag	Mlbs Cu	Mlbs Zn	Mlbs Pb	Moz Au	Moz Ag	Moz AuEq	Mlbs Cu	Mlbs Zn	Mlbs Pb

Donlin Creek (1) approximately 0.87 g/t Au Cutoff	Proven	8.4	2.59					0.70					0.35		0.35
50% Ownership - 50% Owned by Barrick Gold U.S. Inc.	Probable	375.4	2.37					28.57					14.29		14.29
	Total P&P	383.8	2.37					29.27					14.64		14.64

Rock Creek (2) 0.6 g/t Au Cutoff	Proven
100% Ownership	Probable	7.8	1.30					0.32					0.32		0.32

Big Hurrah (2) 1.33 g/t Au Cutoff	Proven
100% Ownership	Probable	1.2	4.82					0.19					0.19		0.19

Total Proven Reserves		8.4	2.59					0.70					0.35		0.35
Total Probable Reserves		384.4	2.35					29.08					14.80		14.80
Total Proven and Probable Reserves		392.8	2.36					29.78					15.15		15.15

Resources (exclusive of Reserves)

Property	Resource	Tonnes	In Situ Grade					Total Contained Metal					NovaGold Share Net After Earn-Ins
% Ownership	Category	Millions	Au g/t	Ag g/t	Cu %	Zn %	Pb %	Moz Au	Moz Ag	Mlbs Cu	Mlbs Zn	Mlbs Pb	Moz Au	Moz Ag	Moz AuEq	Mlbs Cu	Mlbs Zn	Mlbs Pb

Donlin Creek (3)(4) approximately 0.87 g/t Au Cutoff	Measured	1.2	2.19					0.08					0.04		0.04
50% Ownership - 50% Owned by Barrick Gold U.S. Inc.	Indicated	93.4	1.97					5.92					2.96		2.96
	Total M&I	94.6	1.97					6.01					3.00		3.00

	Inferred	54.5	2.29					4.02					2.01		2.01

Galore Creek (3)(5) 0.21% CuEq Cutoff	Measured	4.7	0.37	4.41	0.52			0.06	0.67	54.1			0.03	0.34	0.04	27.0
50% Ownership - 50% Owned By Teck Cominco Limited	Indicated	781.0	0.29	4.88	0.52			7.21	122.42	8,872.3			3.61	61.21	4.64	4,436.1
	Total M&I	785.7	0.29	4.87	0.52			7.27	123.09	8,926.3			3.64	61.55	4.68	4,463.2

	Inferred	357.7	0.18	3.69	0.36			2.06	42.49	2,858.3			1.03	21.24	1.39	1,429.1

Copper Canyon (3)(6) 0.35% CuEq Cutoff	Inferred	164.8	0.54	7.15	0.35			2.86	37.91	1,160.0			1.72	22.75	2.10	696.0
60% Ownership - NovaGold interest held in trust for
the Galore Creek Partnership	Total Inferred	522.5	0.29	4.79	0.35			4.92	80.40	4,018.3			2.74	43.99	3.49	2,125.1

Rock Creek (3)(7) 0.6 g/t Au Cutoff	Measured
100% Ownership	Indicated	7.7	1.21					0.29					0.29		0.29
	Total M&I	7.7	1.21					0.29					0.29		0.29

	Inferred	0.6	1.09					0.02					0.02		0.02

Big Hurrah (3)(8) 1.0 g/t Au Cutoff	Measured
100% Ownership	Indicated	0.9	2.68					0.08					0.08		0.08
	Total M&I	0.9	2.68					0.08					0.08		0.08

	Inferred	0.2	2.97					0.02					0.02		0.02

		m3	g/m3
Nome Gold (3)(9) 0.20 g/m3 Au Cutoff	Measured	79.1	0.32					0.80					0.80		0.80
100% Ownership	Indicated	83.8	0.28					0.76					0.76		0.76
	Total M&I	162.9	0.30					1.56					1.56		1.56

	Inferred	30.6	0.27					0.25					0.25		0.25

Ambler (3)(10) $100 Gross Metal Value / Tonne Cutoff	Measured
Earning 51% from Rio Tinto	Indicated	16.8	0.83	59.63	4.14	6.03	0.94	0.45	32.29	1,538.2	2,237.1	350.3	0.45	32.29	0.99	1,538.22	2,237.14	350.28
	Total M&I	16.8	0.83	59.63	4.14	6.03	0.94	0.45	32.29	1,538.2	2,237.1	350.3	0.45	32.29	0.99	1,538.22	2,237.14	350.28

	Inferred	11.9	0.67	48.37	3.56	4.99	0.80	0.26	18.57	936.9	1,313.1	210.0	0.13	9.47	0.29	477.83	669.67	107.07

Total Proven & Probable Reserves Contained Metal								29.78					15.15		15.15
Total Measured & Indicated Contained Metal (exclusive of Reserves)								15.66	155.38	10,464.56	2,237.1	350.3	9.02	93.83	10.61	6,001.39	2,237.14	350.28
Total Inferred Contained Metal								9.49	98.97	4,955.21	1,313.1	210.0	5.18	53.46	6.08	2,602.97	669.67	107.07

Notes:

1.	These reserve and resource estimates have been prepared in accordance with NI 43-101 and the CIM Definition Standards, unless otherwise noted. See “Cautionary Note to United States Investors”.

2.	See numbered footnotes below on reserve and resource information. Reserves and resources shown in the right-hand columns are reported as net values to NovaGold.

3.	AuEq - gold equivalent is calculated using gold and silver in the ratio of gold + silver / (US$650 Au / US$11 Ag).

4.	Sums may not agree due to rounding.

Reserve and Resource Footnotes:

(1)

The basis for the cut-off grade was an assumed gold price of US$725/oz. The reserve and resource estimates for Donlin Creek are based on the technical report titled “Donlin Creek Gold Project, Alaska, USA, NI 43-101 Technical Report” dated April 1, 2009, a copy of which is available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

(2)

The basis for the cut-off grade was an assumed gold price of US$500/oz. The reserve estimates for Rock Creek and Big Hurrah are based on the technical report titled “Technical Report, Rock Creek and Big Hurrah Project” dated February 21, 2008, a copy of which is available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

(3)

Mineral resources that are not mineral reserves do not have demonstrated economic viability. Inferred resources are in addition to measured and indicated resources. Inferred resources have a great amount of uncertainty as to their existence and whether they can be mined legally or economically. It cannot be assumed that all or any part of the inferred resources will ever be upgraded to a higher category. See “Cautionary Note to United States Investors”.

(4)

A variable cut-off grade has been estimated based on recent estimates of mining costs, processing costs (dependent upon sulfur content), selling costs and royalties. Resources are constrained within a Lerchs-Grossman (LG) open-pit shell using the long-term metal price assumption of US$850/oz of gold. Assumptions for the LG shell included pit slopes variable by sector and pit area: mining cost is variable with depth, averaging US$2.08/t mined; process cost is calculated as the percent sulfur grade x US$2.7948 + US$12.82; general and administrative costs, gold selling cost and sustaining capital are reflected on a per tonne basis. Based on metallurgical testing, gold recovery is assumed to be 89.5%. The reserve and resource estimates for Donlin Creek are based on the technical report titled “Donlin Creek Gold Project, Alaska, USA, NI 43-101 Technical Report” dated April 1, 2009, a copy of which is available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

(5)
The copper-equivalent grade was calculated as follows: CuEq = Recoverable Revenue ÷ 2204.62 ÷ US$1.55 ÷ Cu Recovery. Where: CuEq = Copper equivalent grade; Recoverable Revenue = Revenue in US dollars for recoverable copper, recoverable gold, and recoverable silver using metal prices of Cu US$/lb = 1.550, Au US$/oz = 650, Ag US$/oz = 11. Cu Recovery = Recovery for copper based on mineral zone and total copper grade. The cut-off grade is based on assumptions of offsite concentrate and smelter charges and onsite plant recovery and is used for break-even mill feed/waste selection. The resource estimate for Galore Creek is based on the technical report titled “Galore Creek Property NI 43-101 Technical Report” dated January 25, 2008, a copy of which is available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

(6)
The copper equivalent (CuEq) calculations use metal prices of US$375/oz for gold, US$5.50/oz for silver and US$0.90/lb for copper. CuEq calculations reflect gross metal content that have been adjusted for metallurgical recoveries based on the following criteria: copper recovery = (%Cu - 0.06)/%Cu with a minimum of 50% and maximum of 95%; gold recovery = (Au g/t – 0.14)/Au g/t with a minimum of 30% and maximum of 80%; and silver recovery = 80%. The resource estimate for Copper Canyon is based on the technical report titled “Geology and Resource Potential of the Copper Canyon Property” dated February 9, 2005, a copy of which is available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

(7)
The basis for the cut-off grade was an assumed gold price of US$500/oz. The resource estimate for Rock Creek was completed by Kevin Francis, P.Geo., a qualified person as defined by NI 43-101 and an employee of the Company. This resource estimate was disclosed in a NovaGold press release dated April 15, 2009, a copy of which is available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

(8)
The basis for the cut-off grade was an assumed gold price of US$500/oz. The resource estimate for Big Hurrah is based on the technical report titled “Technical Report, Rock Creek and Big Hurrah Project” dated February 21, 2008, a copy of which is available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

(9)
Nome Gold resource is an alluvial deposit, which is reported in cubic meters rather than tonnes, and grams/cubic meter rather than grams/tonne. 85,000 ounces contained within the reported resources may be subject to a royalty. The resource estimate for Nome Gold is based on the technical report titled “Technical Report, Nome Placer Property” dated September 12, 2006, a copy of which is available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

(10)
Ownership subject to successful closing of a purchase agreement with Kennecott Exploration Company and Kennecott Arctic Company, scheduled to close by January 8, 2010. There can be no assurance that the closing will occur or that the purchase will be completed. US$100 gross metal value/tonne cutoff. Gross metal value was calculated based on metal prices of Cu US$2.25/lb, Zn US$1.05/lb, Au US$525/oz, Ag US$9.5/oz and Pb US$0.55/lb applied to each individual grade. The gross metal value is equal to the sum of each grade multiplied by the value of the metal unit. No metallurgical recovery has been applied. The resource estimate for the Arctic deposit is based on the technical report titled “NI 43-101 Technical Report on Resources, Ambler Project, Arctic Deposit” dated February 12, 2008 with an effective date of January 31, 2008, a copy of which is available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

Corporate Information

NovaGold Resources Inc. was incorporated by memorandum of association on December 5, 1984, under the Companies Act (Nova Scotia) as 1562756 Nova Scotia Limited. On January 14, 1985, the Company changed its name to NovaCan Mining Resources (l985) Limited and on March 20, 1987, the Company changed its name to NovaGold Resources Inc. The Company is in good standing under the laws of the Province of Nova Scotia. The registered office of the Company is located at 5151 George Street, Suite 1600, Halifax, Nova Scotia, Canada, B3J 2N9. The Company’s principal office is located at Suite 2300, 200 Granville Street, Vancouver, B.C., Canada, V6C 1S4.

The Company has the following material, direct and indirect, wholly-owned subsidiaries: Alaska Gold Company, NovaGold Resources Alaska, Inc. and NovaGold Canada Inc. (formerly SpectrumGold Inc.).

The following chart depicts the corporate structure of the Company together with the jurisdiction of incorporation of each of the Company’s material subsidiaries and related holding companies. All ownership is 100%.

Recent Developments

Donlin Creek Feasibility Study

NovaGold commissioned AMEC Americas Limited (“AMEC”) to provide an independent Qualified Person’s Review and Technical Report for the Donlin Creek project based on information contained in a feasibility study prepared for the Donlin Creek LLC and announced by the Company on April 28, 2009.

Based on the feasibility study, the Donlin Creek mine has been designed as a year-round, open-pit operation. Although the feasibility study contemplates plant start-up in 2015, actual timing, costs and economic returns may differ significantly from those set out in the feasibility study. With the current 29.3 million ounce gold reserve base, the anticipated life of mine (“LOM”) is 21 years with a mill throughput of 53,500 tonnes per day. During the first 5 full years, production is expected to average 1.6 million ounces with an average total cash cost of US$394/oz, which places Donlin Creek in the lower quartile for current global industry total cash costs. Gold production for the first 12 full years is expected to average nearly 1.5 million ounces annually at an average total cash cost of US$444/oz. LOM production is estimated at an average of 1.25 million ounces of gold annually, for total recovered gold of 26.2 million ounces. These production levels would make Donlin Creek one of the world’s largest gold-producing mines.

Industry wide capital costs saw significant increases over the past two years and peaked in the latter half of 2008, which is when the Donlin Creek LLC was estimating costs for the project. As outlined in the feasibility study, the total estimated cost to design and build the Donlin Creek project is US$4,481 million, including an owner-provided mining fleet and self-performed pre-development costs. This represents an approximate 10% increase in the total estimated capital costs over the studies conducted in 2007 using a similar approach to the project with on-site power generation. Sustaining capital requirements total US$803 million over the 20+ year mine life. All costs are expressed in Q4-2008 US dollars with no allowances for interest during construction, taxes or duties. Recognizing the recent decrease in costs for construction inputs such as steel, concrete, diesel and labor, the Donlin Creek LLC is reviewing the capital cost estimates for the project. In addition, the Donlin Creek LLC is reviewing optimization scenarios for the project that may reduce power and processing costs.

As contemplated in the feasibility study, LOM operating costs, including allocations for mining, processing, administration and refining, are estimated at US$30.03/t milled and US$4.60/t mined. The operating cost estimates have been assembled by area and component, based on estimated staffing levels, consumables and expenditures, according to the mine plan and process design.

The project is expected to generate positive net cash flow at the base case gold price assumption of US$725/oz used for the reserve estimate. At a gold price of US$1,000/oz the project would generate US$8.4 billion in pre-tax cash flow and have a pre-tax net present value (“NPV”) (5%) of US$2.7 billion with a pre-tax internal rate of return (“IRR”) of 12.3% .

The feasibility study included a reserve/resource estimate in which a majority of the mineral resources were converted to mineral reserves. The project contains an estimated 29.3 million ounces of proven and probable gold reserves, with an additional 6.0 million ounces of measured and indicated gold resources and 4.0 million ounces of inferred gold resources. Mineral reserves and mineral resources have been estimated using a long-term gold price assumption of US$725/oz and US$850/oz, respectively.

Legal Actions

The Company, certain of its officers and directors, and Galore Creek Mining Corporation were named as defendants in a consolidated securities class action lawsuit filed on December 22, 2008 in the United States District Court for the Southern District of New York. This complaint consolidates similar complaints filed on August 7, September 9, and November 21, 2008. The plaintiff alleges violations of the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”) and the Securities Act of 1933, as amended (the “U.S. Securities Act”), on the basis of alleged misstatements and omissions in various public statements and filings between October 25, 2006 and November 23, 2007, including the April 16, 2007 registration statement, concerning the Galore Creek property. The plaintiff seeks an unspecified amount of damages in an amount to be proven at trial. On June 5, 2009, the court granted the defendants’ motion to dismiss in part, dismissing all of the plaintiff’s claims under the U.S. Securities Act, dismissing all claims against Galore Creek Mining Corporation, and dismissing certain claims against the Company and its officers and directors under the U.S. Exchange Act. The Company disputes the claims that remain and intends to contest the action vigorously. There can be no assurance that these proceedings will be resolved in favor of NovaGold and an unfavorable outcome of this litigation may have a material adverse impact on the Company’s financial condition.

On October 14, 2009, NovaGold and certain of its directors and officers together with Hatch Ltd., the engineering firm that completed the October 2006 Galore Creek feasibility study, were named as defendants in a purported class action lawsuit commenced by a Notice of Action filed in the Ontario Superior Court of Justice in Canada (the “Ontario Action”). The Notice of Action alleges, among other things, that the defendants made, or were responsible for, misrepresentations in various public statements and filings made from October 25, 2006 through January 16, 2008 concerning NovaGold’s Galore Creek project. The Ontario Action seeks general damages in the amount of $100 million. On October 28, 2009, the same parties were named as defendants in a class action lawsuit commenced in the Supreme Court of British Columbia (the “BC Action”). The Statement of Claim in the BC Action also alleges that the defendants made, or were responsible for, misrepresentations in various public statements and filings made from October 25, 2006 through January 16, 2008 concerning NovaGold’s Galore Creek project. The BC Action is seeking special, general and punitive damages. The Company disputes these claims and believes that it has substantial and meritorious legal and factual defences, which it intends to pursue vigorously. There can be no assurance that these proceedings will be resolved in favor of NovaGold and an unfavorable outcome of this litigation may have a material adverse impact on the Company’s financial condition.

On July 15, 2009, two claims were filed in the United States District Court for the District of Alaska by the personal representative of Tyler Thomas Kahle against NovaGold and Alaska Gold Company (“AGC”) arising out of an accident on July 19, 2007, where two employees of a contractor were killed in a construction-related accident at the Company’s Rock Creek mine. The claims are seeking wrongful death damages in excess of US$2.5 million. The Company and AGC filed an answer to the complaint denying all allegations and asserting certain affirmative defences. The Company and AGC dispute these claims and believe they have substantial and meritorious legal and factual defences, which they intend to pursue vigorously.

Environmental

On July 2, 2009, AGC, a wholly-owned subsidiary of NovaGold, received a Notice of Violation (“NOV”) from the Alaska Department of Environmental Conservation (“ADEC”). In the NOV, ADEC alleged that AGC violated the terms of its Waste Management Permit at the Rock Creek mine by failing to comply with the water treatment and injection requirements of the mine’s Temporary Closure Plan. On October 6, 2009, AGC entered into a Compliance Order by Consent (“COBC”) with ADEC resolving the NOV. As a part of the NOV, AGC will treat, inject, and apply water at an increased rate to reduce water levels behind the mine’s tailings storage facility dam. If AGC does not comply with the requirements of the COBC, ADEC may assess financial penalties; however, no financial penalties have been assessed at this time.

On August 5, 2009, AGC received a Compliance Order from the U.S. Environmental Protection Agency (the “EPA”) containing a Clean Water Act § 308 Information Request. The Information Request directed AGC to submit an updated Stormwater Pollution Prevention Plan to the EPA and the Alaska Department of Environmental Conservation, to stabilize storm water diversion structures at the mine, and to provide other information regarding construction of these features. On August 11, 2009, AGC responded to the Information Request in writing, and requested clarification of the request. On October 15, 2009, AGC further responded to the Information Request and provided detailed responses to the request. Through conversations with the EPA regarding this request, AGC has agreed to update its existing Storm Water Pollution Prevention Plan to include additional details regarding the timing of construction of storm water measures.

Even though the Company currently has no near-term plans to recommence the start-up and commissioning process at its Rock Creek mine, it will continue to spend money, time and resources complying with Environmental Laws, its permits and temporary closure plans, as well as the October 6, 2009 COBC.

Sale of Murray Brook Mine

Effective October 16, 2009, the Company sold its wholly-owned subsidiary, Murray Brook Resources Inc., to Murray Brook Minerals Inc. (“MBM”). The Company received $150,000 on the sale and MBM assumed all reclamation liabilities on the Murray Brook property. The Company also subscribed for $500,000 of MBM shares at a price of $0.35 per share in cash. MBM also has early-stage mineral properties in Switzerland.

Purchase of Ambler Property

On December 18, 2009, NovaGold and its wholly-owned subsidiary, Alaska Gold Company entered into an agreement with Kennecott Exploration Company and Kennecott Arctic Company (collectively “Kennecott”), to purchase a 100% interest in the Ambler property in northern Alaska, which hosts the high-grade copper-zinc-gold-silver Arctic deposit. NovaGold has agreed to pay Kennecott a total purchase price of US$29 million for the Ambler property to be paid as: US$5 million by the issuance of 931,098 NovaGold shares and two instalments of US$12 million each, due on the first and second anniversaries of the closing date of the transaction, respectively. Kennecott will retain a 1% net smelter return royalty that can be purchased at any time for a one-time payment of US$10 million. The transaction is expected to close by January 8, 2010, subject to normal conditions including obtaining stock exchange approvals for the share issuance. The agreement terminates the exploration agreement between NovaGold and Kennecott dated March 22, 2004, as amended, under which NovaGold had the ability to earn a 51% interest in the Ambler property.

Properties

The following description summarizes selected information about the Company’s Donlin Creek, Galore Creek and Nome Operations projects. Please refer to the Company’s Annual Information Form for the fiscal year ended November 30, 2008, and the various NI 43-101 compliant reports referenced below for a further description of these properties, including their location, accessibility, climate, local resources, infrastructure, physiography, geological setting, mineralization, past drilling programs and history.

Donlin Creek Project, Alaska

Donlin Creek is an advanced-stage gold project held by the Donlin Creek LLC, a limited liability company that is owned 50% by the Company’s wholly-owned subsidiary, NovaGold Resources Alaska, Inc. and 50% by Barrick’s wholly-owned subsidiary, Barrick Gold U.S. Inc. On April 28, 2009, NovaGold announced the results of a feasibility study for the Donlin Creek project. Based on the feasibility study, the Donlin Creek mine has been designed as a year-round, open-pit operation. With the current 29.3 million ounce gold reserve base, the anticipated mine life is 21 years with a mill throughput of 53,500 tonnes per day. During the first five years, expected production averages 1.6 million ounces with an average total cash cost of US$394/oz. Gold production for the first 12 years is expected to average nearly 1.5 million ounces annually at an average total cash cost of US$444/oz. Life of mine production is estimated at an average of 1.25 million ounces of gold annually, for total recovered gold of 26.2 million ounces.

The feasibility study included a reserve/resource estimate in which a majority of the mineral resources were converted to mineral reserves. The project contains an estimated 29.3 million ounces of proven and probable gold reserves, with an additional 6.0 million ounces of measured and indicated gold resources and 4.0 million ounces of inferred gold resources. Mineral reserves and mineral resources were estimated using a long-term gold price assumption of US$725/oz and US$850/oz, respectively. Mineral resources have been classified using criteria appropriate under the CIM Definition Standards by application of a net smelter return based cut-off grade which incorporated mining and recovery parameters, and constraint of the resources to a pit shell based on commodity prices. Mineral reserves were estimated based on a series of Lerchs-Grossmann pit shells, established following a number of throughput rationalization studies. The pit shell considered measured and indicated resources only. Flotation recoveries in the pit optimization varied by rock type, domain, and degree of oxidation, and ranged from 86.66% to 94.17% .

Except for the information contained under the heading “Donlin Creek – Current Activities” or as otherwise stated, the scientific and technical information regarding Donlin Creek in this Prospectus is based on the technical report titled “Donlin Creek Gold Project, Alaska, USA NI 43-101 Technical Report” dated April 1, 2009 (the “2009 Donlin Technical Report”) prepared by Kirk Hanson P.E., Gordon Seibel M.AusIMM., Simon Allard, P.Eng., Gregory Wortman, P.Eng and Alexandra Kozak P.Eng., all of whom are Qualified Persons as defined in NI 43-101. The 2009 Donlin Technical Report has been filed with the securities regulatory authorities in each province of Canada and with the SEC. Portions of the following information are based on assumptions, qualifications and procedures that are not fully described herein. References should be made to the full text of the 2009 Donlin Technical Report which is available for review on SEDAR located at www.sedar.com and on EDGAR at www.sec.gov.

Donlin Creek – Property Description and Location

The Donlin Creek property is an advanced-stage gold project located in southwestern Alaska and is one of the largest known undeveloped gold deposits in the world. The property is under lease for subsurface and surface rights, respectively, from Calista Corporation (“Calista”) and The Kuskokwim Corporation (“TKC”), two Native Alaskan corporations. The leased land is believed to cover 10,858 hectares (26,830 acres). The Calista lease is in effect until 2015 and so long thereafter as mining or processing operations are carried out at the Donlin Creek property or good faith efforts are being made to place a mine on the property into production. Under the Calista lease, Calista has a right, within 90 days of issuance of a feasibility study on the Donlin Creek project and in the event the Donlin Creek LLC decides to proceed with a project to achieve commercial production, to elect to acquire between a 5% and 15% participating operating interest in the project covered by the feasibility study by delivering a notice of election and payment for the elected pro rata share of project capitalized costs incurred on the project to that date. As part of its payment, Calista would receive credit for any public funding or other funding sources it secures to deliver equipment, professional services or any other goods or services or infrastructure necessary to the Donlin Creek project. If a feasibility study is also issued on an additional stand-alone operation that does not rely on the facilities or economic viability of the original facility, then Calista will have an additional mutually exclusive back-in right on the same terms with respect to that facility.

The Donlin Creek LLC holds a significant portion of the surface rights that will be required to support mining operations in the proposed mining area. Negotiations will be required for surface rights for additional lands including road rights-of-way, the proposed wind farm, airstrip, Crooked Creek, Anaconda Creek and Birch Tree Crossing (“BTC”) facilities and for a portion of the proposed tailings dam.

Donlin Creek – Permits

The Donlin Creek LLC has maintained all of the necessary permits for exploration and camp facilities. These permits are active at the Alaska Department of Natural Resources (hard rock exploration, temporary water use), the Corp of Engineers (individual 404 and nationwide 26), Alaska State Department of Conservation (wastewater, drinking water, food handling), the Alaska Department of Fish and Game (title 16 – fish), the Environmental Protection Agency (NPDES) and the Federal Aviation Administration (airport).

Current permits have allowed exploration and associated feasibility study supporting testwork to be conducted under appropriate state and federal laws. Development of Donlin Creek will require a considerable number of additional permits and authorizations from both federal and state agencies. Much of the groundwork to support a successful permitting effort is undertaken prior to the submission of permit applications, so that issues can be identified and resolved, supporting baseline data can be acquired and regulators and stakeholders can become familiar with the proposed project.

To support successful application for the more than 60 permits required, the project will likely require extensive baseline environmental information, supporting scientific analysis and detailed engineering design. The Donlin Creek LLC and predecessors have invested significant money, resources and time acquiring this information over the last five years, and in some cases over the last 12 years. Designing the project in line with baseline data in advance of filing permit applications has resulted in a project that affords due consideration to all environmental concerns and is designed to mitigate potential impacts on the environment wherever practicable.

The comprehensive permitting process for Donlin Creek can be divided into three categories, all of which are important to the successful establishment of a future mining operation:

  Exploration-stage permitting – required to obtain approval for exploration drilling, environmental baseline studies and feasibility engineering studies.

  Pre-application phase – conducted in parallel with feasibility engineering studies. This stage includes the collection of environmental baseline data and interaction with stakeholders and regulators to facilitate the development of a project that can be successfully permitted.

  The National Environmental Policy Act (“NEPA”) process and formal permit applications – formal agency review and analysis of the project, resulting in the issuance or denial of construction and operation permits.

Permit review timelines are controlled by the requirements of the federal NEPA review and state requirements for meaningful public and agency participation to determine if the project is in the state’s best interest.

Upon completion of the NEPA review, a positive Record of Decision (“ROD”) and final issuance of permits and authorizations, the Environmental Management System (“EMS”), consisting of a number of management and maintenance plans for the project, will be fully implemented. Each federal and state permit will have compliance stipulations that require scrutiny and negotiation that can typically be resolved within 60 days of the ROD. Project delays could occur as a result of public opposition, limitations in regulatory staff resources during regulator review or project changes made by the Donlin Creek LLC.

Donlin Creek – Resource and Reserve Estimate

The mineral reserves for the Donlin Creek project were classified using criteria appropriate under the CIM Definition Standards and have an effective date of December 31, 2008. The mineral reserves are summarized in the table below.

Proven and Probable Mineral Reserve Statement, Effective Date December 31, 2008

	Tonnes	Au	Contained Au
Category	(millions)	(g/t)	(Moz)
Proven	8.4	2.59	0.70
Probable	375.4	2.37	28.57
Total	383.8	2.37	29.27

Notes:

1)	Mineral reserves are reported using an approximately 0.87 g/t Au cut-off grade and an assumed gold price of US$725/oz.
2)	Mineral reserves are reported on a 100% basis, of which NovaGold owns a 50% interest.
3)

The reserve estimates for Donlin Creek are based on the technical report titled “Donlin Creek Gold Project, Alaska, USA, NI 43-101 Technical Report” dated April 1, 2009, a copy of which is available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

4)	Sums may not agree due to rounding.

Mineral reserves were estimated based on a series of Lerchs-Grossmann pit shells, established following a number of throughput rationalization studies. The pit shell considered measured and indicated resources. The base case parameters used in the optimizations were:

  Throughput of 53.5 kt/d and 20+ year mine life;

  Conventional open-pit mining using a combined bulk mining (12 m benches) and selective mining (6 m benches) approach;

  A long-term gold price assumption of US$725/oz;

  Mill recoveries in the pit optimization varied by rock type, domain and degree of oxidation, and ranged from 86.66% to 94.17%;

  Slopes were determined by geotechnical domain, with bench face angle recommendations ranging from 43° to 65°, inter-ramp slope angles from 26° to 50°, and overall slope angles ranging between 26° and 47°;

  Refining, freight and marketing (selling costs) were US$0.573/oz recovered; and

  A royalty of 3.75%, based on the gold price minus the selling cost.

The base mining cost (before incremental mining cost with depth) was $1.68/t, the average processing cost was $15.97/t and the general and administrative cost was $1.61/t.

The Mineral reserves were subtracted from the total mineral resources reported from this pit optimization to determine the reported mineral resources that are exclusive of mineral reserves. During Whittle® pit optimization, incremental cut-offs can be applied to determine whether material within a pit shell is classed as potentially economic mineralization or as waste. The cut-offs assume that all material within a pit will be mined, but that at the top of the exit ramp of a pit, a choice must be made between what will report to the mill as potentially economic mineralization, and what will be sent to dumps as waste. To be considered potentially economic mineralization, the net smelter return (“NSR”) must pay back the incremental processing cost plus US$0.01/t.

Mineral resources were classified using criteria appropriate under the CIM Definition Standards by application of the NSR-based cut-off grade that incorporated mining and recovery parameters, and constraint of the mineral resources to a pit shell based on commodity prices. The mineral resources have an effective date of December 31, 2008. The mineral resources are summarized in the table below.

Mineral Resource Statement, Effective Date December 31, 2008

	Tonnage	Au	Contained Au
Category	(Mt)	(g/t)	(Moz)
Measured	1.2	2.19	0.08
Indicated	93.4	1.97	5.92
Total Measured and Indicated	94.6	1.97	6.01
Inferred	54.5	2.29	4.02

Notes:

1)	Mineral resources are reported using an approximately 0.87 g/t Au cut-off grade and an assumed gold price of US$850/oz.
2)	Mineral resources are exclusive of mineral reserves and are reported on a 100% basis, of which NovaGold owns a 50% interest.
3)

The resource estimates for Donlin Creek are based on the technical report titled “Donlin Creek Gold Project, Alaska, USA, NI 43-101 Technical Report” dated April 1, 2009, a copy of which is available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

4)	Mineral resources that are not mineral reserves do not have demonstrated economic viability. See “Cautionary Note to United States Investors”.
5)

Inferred resources have a great amount of uncertainty as to their existence and whether they can be mined legally or economically. It cannot be assumed that all or any part of the inferred resources will ever be upgraded to a higher category. See “Cautionary Note to United States Investors”.

6)	Sums may not agree due to rounding.

The mineral resource estimate for the Donlin Creek project was based on a Lerchs-Grossmann pit optimized for all measured, indicated and inferred blocks assuming:

  A gold selling price of US$850/oz;

  Mill recoveries in the pit optimization varied by rock type, domain and degree of oxidation, and ranged from 86.66% to 94.17%;

  Administrative costs estimated at US$1.56/t;

  Refining, freight and marketing (selling costs) were estimated at US$0.573/oz recovered; and

  A royalty of 3.75%, based on the gold price minus the selling cost.

In 2008, Barrick drilled 108 HQ/NQ core holes totaling 33,425 m, as well as auger holes and test pits for geotechnical studies, soil, stream sediment and stream concentrate geochemical samples. The 2008 drilling results are not included in the mineral resource estimate that is the basis of the feasibility study and it is unlikely that the 2008 drilling will have a material impact on the project. The 2009 drilling program at Donlin Creek comprised chilled brine geotechnical drilling to further assess permafrost in the Donlin Creek district.

Donlin Creek – Financial Summary

The overall economic viability of the Donlin Creek project was evaluated by both discounted and undiscounted cash flow analyses. The project is expected to generate after-tax net cash flows of US$1.1 billion and yield an internal IRR of 2.3%, under a long-term gold price assumption of US$725/oz. The base case after-tax NPV (5%) of the Donlin Creek project is negative US$733 million.

At a gold price of US$1,000/oz the project would generate US$8.4 billion in pre-tax cash flow and have a pre-tax NPV (5%) of US$2.7 billion with a pre-tax IRR of 12.3% . The project is particularly sensitive to the gold price and for the purposes of the sensitivity analysis, it was assumed that the project sensitivity to changes in gold grades was mirrored by the sensitivity of the project to changes in the gold price.

The Donlin Creek project requires a gold price of US$670/oz to break even at an oil price of US$75/barrel. From the base case of gold at US$725/oz and oil at US$75/barrel, each US$1/barrel increase in the price of oil requires approximately a US$1.50/oz increase in the price of gold to offset the impact.

Project Sensitivity to Gold Price (US$)

Item	Unit	Base Case	Alternative Case 1	Alternative Case 2
Gold Price	$/oz	725	900	1,000
Oil Price	$/barrel	75	75	75
Undiscounted Cumulative Net Cash		$1,504	5,915	8,435
Flow Pre-tax
Undiscounted Cumulative Net Cash		$1,103	4,166	5,876
Flow After-tax
NPV (5%) Pre-tax		$(592)	1,525	2,735
NPV (5%) After-tax		$(733)	829	1,674
IRR Pre-tax	%	3.0	9.4	12.3
IRR After-tax	%	2.3	7.7	10.2
Payback	Years	15	7	5

Project Sensitivity to Oil Price (US$) (US$725/oz Au price)

Oil Price	Net Cash Flow	NPV @ 5%	IRR
($/barrel)	($M)	($M)	(%)
35	2,106	(236)	4.2
50	1,744	(415)	3.5
75	1,103	(733)	2.3
100	430	(1,069)	0.9

Donlin Creek Project Financial Summary (US$) (Base Case US$725/oz)

Item	Unit	LOM	$/oz	$/t milled	$/t mined
Total Mined	Mt	2,567.7
Ore Milled	Mt	383.8
Strip Ratio (waste tonnes:ore tonnes)	t:t	5.69
Gold Grade	g/t	2.37
Contained Gold	Moz	29.269
Gold Recovery	%	89.5
Recovered Gold	Moz	26.184
Mine Life	Years	21

Item	Unit	LOM	$/oz	$/t milled	$/t mined
Oil Price	$/barrel	75
Revenue	$M	18,983	725
Mining Costs	$M	5,226	200	13.62	2.08
Processing Cost	$M	5,664	216	14.76	2.26
G&A	$M	590	23	1.54	0.24
Refining	$M	44	2	0.11	0.02
Operating Costs	$M	11,524	440	30.03	4.60
Royalties	$M	693	26	1.81	0.28
Total Cash Costs	$M	12,217	467	31.84	4.87
Other Revenue	$M	(156)	(6)	(0.41)	(0.06)
Depreciation (Excluding Sunk Costs)	$M	5,242	200	13.66	2.09
Trust Fund	$M	179	7	0.47	0.07
Total Production Costs	$M	17,481	668	45.55	6.97
Cash Taxes	$M	402	15	1.04	0.16
Working Capital, Net	$M	(2)	-	(0.01)	0.00
Total Costs, Including Taxes and Working Capital	$M	17,881	683	46.59	7.13

Donlin Creek – Planned Mining Operations

Throughput studies were performed during 2007–2008 and mine design and production schedules were developed for a nominal mill throughput of 19.5 Mt/a, or 53,500 t/d. Open pit mining on both 6 m and 12 m high benches provided the best project economics. Approximately 40% of the ore and 19% of the waste, or 22% of the total tonnage, is planned to be selectively mined on 6 m benches.

Mining operations are envisaged as 355 days per year, with ten days allowed for delays due to winter conditions; however, the plant is provisionally scheduled to operate 365 days per year. Maximum vertical advance per phase per year is sixteen 6 m benches. Where the vertical advance rate is more than ten 6 m benches per year, some or all benches will be 12 m high so that the combined vertical development rate does not exceed ten benches per year.

The ACMA pit has a top elevation of 268 m above sea level (“masl”), cuts across the American Creek drainage at 178 masl, and has a bottom elevation of 272 m below sea level (“mbsl”). The grade of the gold mineralization in ACMA is higher than in the Lewis area. The Lewis pit is on a hill directly above and to the northeast of the ACMA pit, at elevations ranging from 436 masl to 56 mbsl.

A set of fourteen mining phases were designed, eight in the ACMA pit and six in the Lewis pit. This sequence aims to deplete ACMA as early as possible to maximize use of the waste backfill dump designed inside the pit while minimizing deviation from the optimal economic mining sequence. The initial phases of the two pits are independent, but they partially merge later in the mine life.

Donlin Creek is envisaged to be mined by a conventional truck-and-shovel operation. Initial pioneering and pit development will be undertaken to remove overburden, develop mine access roads suitable for large mining equipment, and “face-up” the initial pit into productive set-ups for the large shovel and mining equipment.

Large hydraulic shovels mining the full 12 m benches will be the primary loading equipment in zones of waste and steeply dipping ore. The same primary shovels will be used on the 6 m split benches, thereby avoiding the need for a mixed fleet of hydraulic shovels. Large 360 t capacity haul trucks will be used for transporting both ore and waste out of the pit.

Haul roads are designed at 10% maximum grade for uphill loaded haulage and at a maximum of 8% for downhill loaded haulage. The final road width design is 40 m.

Blasting will be required. Blast hole drilling in predominantly waste areas will be performed with nominal 251 mm diameter production drills. Ore zones will be drilled on a single 12 m bench with 200 mm diameter holes or a single 6 m bench with 140 mm diameter holes, depending on the size and continuity of the ore blocks outlined by grade control drilling. All blasting will be based on 70% emulsion / 30% ammonium nitrate/fuel oil, which will be manufactured on site.

Support equipment will be used for road, bench, and dump maintenance and miscellaneous projects. Track dozers and rubber-tired dozers will spot loads and maintain the waste spoil dumps. A fleet of graders will maintain the roads. Crushed rock will be provided to help maintain good roads and improve truck tire life. Water trucks will spray roads and working areas during dry and dusty periods. Small backhoes will be used for ditch work and other dewatering projects. Dozers will be used on larger construction projects such as re-contouring waste dumps and spreading reclamation materials.

The projected total labor force complement for mine operations, maintenance, engineering and contractors is 442 at start-up, peaks at 646 in Year 11 and decreases to 83 in the final full year of pit operation.

Donlin Creek – Proposed Production Plan and Schedule

The operating mine life is estimated to be 20+ years based on the nominal processing rate of 53,500 t/d. Mine startup is proposed for 2015, ceasing in 2034. The processing rate is variable from period to period as a function of sulphur grade and ore hardness. To maximize plant utilization, long-term ore stockpiling is required to balance sulphur feed grades. Short-term stockpiling will also be required to handle crusher downtime and production fluctuations in the pit.

Preproduction covers the first 15 months of the mine plan, when mining activities will focus on providing sufficient ore exposure for plant start-up. Ore mined during preproduction will be stockpiled and rehandled to the mill during operations. Average production during the production stage will be 335 kt/d. The peak rate of 425 kt/d is reached in Year 7. Mining is initially focused on the ACMA pit to access the highest-value ore.

Donlin Creek – Geotechnical

BGC Engineering (“BGC”) provided feasibility-level slope design criteria for the Donlin Creek open pit. Slope design criteria for the bench scale (including bench face angle and berm widths), inter-ramp scale (inter-ramp angle) and overall slope scale (overall angle) were determined from geotechnical data collected and analyzed by BGC between 2004 and 2008.

Four geotechnical domains were identified:

  Domain I represents the moderately southwest dipping monocline that hosts the entire proposed Lewis pit. Major faults include the Rochelieu Ridge, Vortex and Lo Faults. Seven minor fault sets were identified, as well as a fault set that parallels the Vortex fault. Bench face angle recommendations range from 43° to 65°, inter-ramp slope angles from 32° to 46.5°, and overall slope angles range between 32° and 46°.

  Domain II includes the west syncline limb between syncline axial trace and anticline axial trace. Folding has resulted in complex bedding sets. Faults include the Lo and Vortex Faults. Bench face angle recommendations are 65°, inter-ramp slope angles from 26° to 35.5°, and overall slope angles range between 26° and 35.5°.

  Domain III comprises steeply-dipping sediments that have two bedding sets, and includes all of the sedimentary geotechnical units except the basal shale. The Lo and Vortex faults lie in the southern part of this domain, while the AC and ACMA faults divide Domain III from Domain IV. Bench face angle recommendations are 65°, inter-ramp slope angles from 28° to 47°, and overall slope angles range between 28° and 47°.

  Domain IV geotechnical units are the mid-shale, mid-greywacke, upper shale, and upper greywacke. The sediments occur as beds dipping moderately to the southwest. The mine-scale geological model interprets the bedding as dipping steeply at depth, similar to that observed in Domain III. The feasibility-level structural database, which is currently based on a limited number of exploration core holes, does not support this interpretation. Major faults identified in the areas of the two pits include the AC, ACMA, Vortex, Hello, Upper Lo and Lo. Six minor fault sets were identified, as well as sets that parallel the AC

Fault and sub-parallel the Lo Fault. Bench face angle recommendations are 65°, inter-ramp slope angles from 30.5° to 50°, and overall slope angles range between 30.5° and 45°.

Two areas were noted that will require detailed geotechnical management: the northeast wall of the Lewis pit and the south-southwest wall of the ACMA pit. All slopes require depressurization. Those that need complete depressurization on the overall slope scale to minimize the potential of rock mass failures include: the South wall of the ACMA pit, the South wall of the Lewis pit and the Footwall slope of the Lewis pit.

Donlin Creek – Waste Dumps

Waste rock from open pit mining will be placed in an ex-pit waste rock facility in the American Creek Valley, east of the pit area, or in a backfill dump in ACMA. The ultimate footprint of the facility covers an area of approximately 9.6 km2. With the elevation of the top lift of the dump at approximately 550 masl, the maximum dump height will be about 350 m and the maximum thickness about 290 m. The waste rock facility will be developed entirely from the bottom up. Construction of the first lift will begin at the start of the preproduction period. Most of the waste rock facility will be constructed in 30 m lifts.

The potential magnitude of flow in the American Creek drainage, as well as discharge from springs in the valley floors, warrants the construction of an engineered rock drain system below the waste rock facility, including connecting secondary rock (finger) drains in the smaller contributing drainages. The rock drains were sized to contain the peak instantaneous flow associated with the 100-year return period, 24-hour duration rainfall event for American Creek.

Sufficient overburden will be stored separately for use in final site reclamation; the remainder will be dumped into the waste rock facility or used for construction and concurrent reclamation. A total of 1.69 Gt of waste will be stored in the waste rock facility and another 404 Mt in the ACMA backfill dump. Backfilling will commence in Year 15 and continue until the end of mine life.

A total of 38 Mt of in-pit overburden will be mined at Donlin Creek, of which 7.7 Mt of peat and loess and 9.6 Mt of colluvium/terrace gravel will be stockpiled over the LOM to meet site reclamation requirements. The remainder will be stored within the waste rock facility. Where overburden directly removed from the pit is unavailable, it will be reclaimed from the stockpiles. Some 17.3 Mt of overburden will stored in overburden stockpiles.

Waste rock was characterized by its potential for acid generation and was assigned reactivity categories. Categories 1 to 4 are non-acid-generating (“NAG”), and categories 5 to 7 are potentially acid-generating (“PAG”). Waste rock consists of NAG and PAG rock from the ACMA and Lewis pits. PAG-7 rock will potentially start producing acid in less than a few years, PAG-6 in less than a decade, and PAG-5 after several decades. PAG-5 rock will be blended with NAG rock when placed in the waste rock facility; the NAG rock has enough neutralizing potential to prevent the PAG-5 waste from producing acid. PAG-6 waste will initially be placed in encapsulated cells in the waste rock facility. Water infiltration into this cell will be minimized by a cover of compacted colluvium or terrace gravel.

The PAG-7 waste will ideally be used to construct the water reclaim structure in the tailings impoundment. This point will require addressing during detailed design and operational scheduling. Additional PAG-7 waste will be stockpiled in the long-term ore stockpile area. The stockpiled PAG-7 waste will then be rehandled into the ACMA pit below the final pit lake water level.

The waste rock facility was designed to meet or exceed a factor of safety (“FS”) of 1.5 under static loading conditions and an FS of 1.1 under seismic (pseudo-static) loading. The stability of the waste rock facility exceeds these design criteria.

Concurrent reclamation of the waste rock facility will be undertaken during operations as area becomes available.

Donlin Creek – Hydrology

The main objectives of the water management plan for the project are to minimize or eliminate the need for treatment and discharge of contact water during mine construction, operations, and closure; to achieve the pit-slope depressurization requirements; and to provide adequate quantity and quality of water supply to the mill.

The project is expected to operate with an overall water surplus, based on the large catchment areas of the American Creek and Anaconda Creek drainage basins, which will yield large volumes of water during the spring and summer (April to October) from rainfall, snowmelt run-off and groundwater base flow.

ACMA pit will transect American Creek near its confluence with Crooked Creek in Year 1 of operations, and the waste rock facility will ultimately occupy a significant proportion of the remaining American Creek basin upstream from the pit. Contact water will be stored behind a dam in American Creek, and tailings will be stored in the adjacent Anaconda Creek basin. Staged diversion structures will be required to divert fresh water out of the project area during construction, operations, and closure.

Donlin Creek – Proposed Tailings Storage

The tailings storage facility in the Anaconda Creek basin will be a fully lined impoundment with cross valley dams at both the upstream (“upper dam,” comprising upper north and upper south) and downstream (“main” dam) ends.

All tailings dams will be constructed of compacted rock fill using the downstream method with a composite liner on the upstream face. The tailings impoundment footprint will be lined with a linear low density polyethylene liner over a layer of broadly graded silty sand and gravel acting as low permeability bedding material and providing secondary containment. Material for construction will be sourced from the plant site and fuel farm during initial construction and from the open pit for the later raises during operations.

Based on the flood and tailings storage requirements, the starter dams are required to store one year of tailings, plus flood and freeboard, and will be 52 m high for the main dam, while the upper north and upper south dams will be 16 m and 12 m, respectively. Ultimate heights will be 144 m for the main dam and 105 m for the upper dam, measured from the downstream toe to the crest. The tailings storage facility will have an ultimate capacity of 311.43 Mm3, corresponding to an ultimate impoundment surface area of 549 ha. The total catchment area of the tailings storage facility will be 705 ha.

The tailings storage facility was designed to meet appropriate dam safety guidelines. The tailings storage facility inflow design flood was the 200-year return period snowmelt and 24-hour probable maximum precipitation. The stability of the tailings dams yielded static and pseudo-static factors of safety of 1.5 and 1.15, respectively. The tailings storage facility was designed to withstand the maximum credible earthquake.

Water dams are required during the construction period and initial years of operation to protect the lined upstream faces of the upper north and south tailings starter dams from a significant flood event, to provide a reliable source of fresh water during operation of the process plant, and to minimize runoff to the tailings storage facility. The water dams will be incorporated into the downstream toe of the upper dams and are planned to be constructed simultaneously with the starter dams before tailings placement. The north and south freshwater reservoirs will reach maximum depths of 19 m and 8.5 m, respectively. Based on storage requirements, the north water dam will be 42 m high and the south water dam 33 m high.

Donlin Creek – Infrastructure

Current site infrastructure comprises an all-season, soft-sided camp with facilities to house up to 150 people consisting of kitchen, living quarters, equipment shop, drill shack and other buildings required for support of year-round exploration activities.

There is sufficient area within the project to host an open-pit mining operation, including any proposed open pit, waste dumps, tailings and process facilities. The Donlin Creek LLC has secured the majority of the surface rights for the areas that may host these facilities.

Crooked Creek has approximately 140 residents and Aniak has a population of approximately 570. The workforce for the project would be sourced from the local area, and from Alaskan regional centres.

The project is a greenfields site. In addition to the proposed plant site at the mine, the main proposed development sites are the wind farm, an airstrip, barge terminals at Bethel and BTC and an access road connecting BTC to the mine site.

Planned Off-site Infrastructure

The entire road will be new construction in an untracked region, with no passage through or near any settlements or communities, and no junctions with any existing road system. Forty-three stream crossings were identified along the BTC route. Of these, eight require bridges directly along the road, and one more crosses Getmuna Creek to access the major Getmuna Flats material site. Bridge lengths vary from 10 m to 35 m.

The primary purpose of the road is to transport freight by mostly conventional highway tractors and trailers. However, critical elements of the design will be dictated by specific oversize and overweight loads associated with mine facility construction. Only mine support traffic will use the road, and the design assumes that mine operations will control and manage traffic on the road.

The fuel pipeline from the BTC port site to the mine site was incorporated into the road alignment. The pipeline will be buried where it passes though areas of thaw-stable ground and supported above ground on piled foundations where the ground is susceptible to instability.

Planned Site Infrastructure

Planned site infrastructure comprises: access roads, airstrip, accommodation camp, plant site and fuel storage, primary and pebble crushers, coarse ore conveyor and coarse ore stockpile, concentrator, water treatment plants, boiler house, utilidors and access walkways, waste and tailings storage facilities, truck shop, truck wash, workshops and vehicle repair facilities, assay laboratory, administration facilities and change rooms.

The plant site and fuel storage compound are located in the Anaconda Valley, above the tailings storage area. This arrangement contains the process areas within the Anaconda and American Creek Valleys, with essentially no impact on Crooked Creek.

The primary crusher is located on a ridge on the south side of American Creek. This location is compatible with the mining plan, haul road layouts, and ultimate pit limits as well as the location of the contact water dam and contact water pond. The crusher was orientated to make use of the southern slope of the ridge, minimize the length of the conveyor, and permit the design of the vertical and horizontal alignment to tie into the coarse ore stockpile at the plant site. The process plant was orientated on the plant site to take advantage of the natural topography, with the long axis of the plant following the slope of the rounded hill to the south.

Donlin Creek – Power

The project is currently isolated from power and other public infrastructure and power is provided by diesel generators. Electric power for the project site is planned to be generated from a diesel oil-fuelled combined-cycle gas turbine power plant and a standby/peaking diesel power plant.

A wind farm consisting of 14 wind turbine generators, each with a nominal peak output of 2.5 MW, will also be installed. Under average conditions, the wind farm will contribute approximately 7.5% of the yearly energy requirements of the project.

Given their synergistic roles, the gas turbine and diesel power plants will be located adjacent to each other. To minimize electrical distribution costs and load losses, they will be near the two major process electrical loads: the oxygen plant and the grinding building. The wind farm will be installed on Juningguira Mountain, approximately 12 km southwest of the Donlin Creek mine site, and will be connected to the site with a 69 kV transmission line running to a substation located at the mine site.

Donlin Creek – Water

Water requirements for the planned process facilities depend on mill feed rates and vary annually. Water will primarily be sourced from contact dam/pit dewatering. However, in years with average and below-average precipitation, the contact water pond and pit dewatering system will not be able to meet the year-round freshwater requirements for the plant. In this case, additional water will be obtained from the north and south freshwater reservoirs upstream of the tailings storage facility.

The source of water supply for the construction camp and, later, the plant site potable water systems is an array of eight deep wells south of Omega Gulch, near Crooked Creek. Potable water for the permanent accommodation complex will be supplied from another array of four wells approximately 2.4 km southwest of the camp.

Donlin Creek – Proposed Mine Closure Plan

In its ongoing efforts at Donlin Creek, the Donlin Creek LLC recognizes that its responsibility to the communities of the Yukon-Kuskokwim Delta extends beyond exploration, development and operations to the even more critical stage of mine closure. Since the very inception of the Donlin Creek exploration program, there was a conscious effort to design exploration, development and operations for closure. By “designing for closure” at a very early stage in the life of a project, the potential cumulative impacts on the physical resources of the area and the post-closure impact on local communities can be addressed. Realizing that the project clearly has a role to play in contributing to the long-term sustainability of the communities surrounding the project, planning for closure in collaboration with state and local authorities is essential.

In addition to the basic goal to reclaim disturbances associated with mining, processing and ancillary support facilities in a manner compatible with the designated post-mining land use, careful planning will minimize the area affected by the operations. During operations, whenever possible, concurrent reclamation will be performed in those areas that are no longer required for active mining.

The Donlin Creek LLC expects to complete a Closure Social Impact Assessment, targeted for three years prior to closure of any operation. While appropriate planning of sustainable community projects support the long-term sustainability of nearby communities, the Closure Social Impact Assessment will focus on the net positive benefits from the operation and identify alternative uses for the skills and infrastructure that were developed during operations.

Closure planning also includes assisting employees with identifying new career opportunities as appropriate. Where possible, the goal is to offer continuing employment opportunities or, alternatively, offer out-placement services to employees who are not able to relocate.

Reclamation and closure of the project falls under the jurisdiction of the Alaska Department of Natural Resources (“ADNR”) Division of Mining, Land, and Water Management; the Alaska Department of Environmental Conservation; the U.S. Army Corps of Engineers; and the U.S. Environmental Protection Agency. The Alaska Reclamation Act (Alaska Statute AS 27.19) is administered by the ADNR and applies to state, federal, municipal, and private land and water subject to mining operations. Except as provided in an exemption for small operations, a miner may not engage in a mining operation until the ADNR has approved a reclamation plan for the operation.

The ADNR may enter into a cooperative management agreement with the federal government or other state agencies to implement a requirement of the Reclamation Act or a regulation adopted under it. The Closure and Reclamation Plan for a mining project that involves both federal and state permits requires joint approval. Financial surety for mine closure and reclamation is a requirement of federal and state agencies. ADNR has historically been the agency that holds the surety for both. The approved plan and associated surety are reviewed and revised at five-year intervals. The landowner participates in the planning process with regard to determining and concurring with the designated post-mining land use.

A modified version of the Barrick Reclamation Cost Estimator was used to develop reclamation and closure cost estimates. Estimated costs are based on the project as currently presented, with the realization that closure and reclamation plans and costs will be routinely updated throughout the detailed design phase and during operations.

The final reclamation cost estimate is US$96.1 million. This amount is included in a “Reclamation, Closure and Post-Closure Maintenance Trust Fund” model prepared to determine the funding that is required to generate sufficient cash flow to cover costs for tunnel construction from Anaconda Creek to Crevice Creek, capital to construct the water treatment plant (“WTP”), perpetual water treatment, and associated facility and access maintenance. The total amount to cover reclamation and closure costs and post-reclamation and closure maintenance is estimated at US$7.44 million, paid annually over the three-year construction and 20-year LOM.

Various pit-lake filling options were modeled to assess filling rates, physics, and geochemistry, with the intent of ultimately predicting the quality of water that would eventually discharge from the ACMA pit lake into the receiving environment, approximately 45 years after cessation of mining operations.

The WTP will use chemical precipitation technology to target dissolved elements such as arsenic, antimony and manganese. Since the water quality predictions also indicate elevated levels of selenium and sulphate, reverse osmosis technology will be used to decrease levels to below discharge limits. Reverse osmosis represents the best available technology for the removal of selenium. The sludge from the WTP will be a chemically stable material and will be sent to the bottom of the open pit for final storage. It is currently anticipated that the water stored in the pit after closure will not meet the water quality criteria for a few parameters and will require treatment before discharge into Crooked Creek.

Donlin Creek – Markets

The marketing plan is for the members of the Donlin Creek LLC to take in kind their respective shares of the gold production, which they can then sell for their own benefit. Under the agreement, the manager shall give the members prompt notice in advance of the delivery date upon which their respective shares of gold production will be available.

Since there are a large number of available gold purchasers, the members should not be dependent upon the sale of gold to any one customer. Gold can be sold to various gold bullion dealers or smelters on a competitive basis at spot prices.

Spot prices are determined by open markets. The “London Gold Fixing” is the procedure by which the price of gold is set on the London market by five members of the London Gold Pool (who are all members of the London Bullion Market Association). The London Gold Fixing is designed to fix a price for settling contracts between members of the London bullion market but is internationally recognized as a benchmark for gold prices and is used in the pricing of the majority of gold products throughout the world’s markets.

It is expected that selling contracts for NovaGold’s share of the gold production will be typical of, and consistent with, standard industry practice, and be similar to contracts for the supply of doré elsewhere in the world.

Donlin Creek – Taxation

Taxes that may be levied on the project can be summarized as follows:

  Federal Income Tax – the greater of the U.S. Regular Tax of 35% or Alternative Minimum Tax of 20%.

  Alaska State Income Tax – 9.4% of income over US$90,000.

  Alaska State Mining License Tax – 7% of taxable mining income, less depletion. There is a 3.5-year tax holiday on the mining license tax.

Income tax becomes payable after deductions for capital allowances.

Donlin Creek – Cost Estimates

The feasibility study capital cost estimate was developed in accordance with Association for the Advancement of Cost Engineering (“AACE”) Class 3 requirements, consisting of semi-detailed unit costs and assembly line items. The level of accuracy for the estimate is ±15% of estimated final costs, per AACE Class 3 definition.

Costs expressed in third-quarter (Q3) U.S. dollars were subsequently de-escalated using a de-escalation model to adjust the estimate to fourth-quarter (Q4) 2008 U.S. dollars. No allowances are included for escalation through construction, interest during construction, taxes or duties.

The de-escalation model determines potential savings to the project due to the global recession and downturn of the world economies since the Q3 2008 pricing. There was a significant reduction in world commodity prices in Q4 2008, particularly in metal prices within the mining industry. Costs in the estimate that were priced in either

Q4 2008 or January 2009 U.S. dollars were not included in the de-escalation model. The model provides a Monte Carlo-type simulation that also includes currency impacts. The model looks at the minimum line and the base line estimate (Q3 2008 U.S. dollars) as the maximum. The result, depending on which probability factor is used, will determine the outcome. A probability factor (P50) was used for de-escalation in the estimate.

The total estimated cost to design and build the project is US$4,481 million, including an owner-provided mining fleet and self-performed pre-production mine development. Sustaining capital requirements total US$803 million.

Donlin Creek – Financial Analysis

The overall economic viability of the project was evaluated by both discounted and undiscounted cash flow analyses, based on the engineering studies and cost estimates discussed in this study. Assumptions in the model comprised:

  For discounted cash flow (or NPV) purposes, the model is based from January 1, 2009. Estimates were prepared for all the individual elements of cash revenue and cash expenditures for ongoing operations.

  Estimated cash flows from revenue are based on a gold price of US$725/oz as provided by the Donlin Creek LLC, which is the price used for reporting the 2008 mineral reserves. The pit has also been optimized at the same gold price of US$725/oz. At the effective date of the 2009 Donlin Technical Report, gold was trading at around US$950/oz.

  Recovery is estimated to average 89.5% over the LOM based on work and testing performed for feasibility study and feasibility study update purposes.

  Doré refining and shipping charges were estimated at US$0.95/oz based on actual refining charges for Barrick’s Goldstrike operations and a quotation for transportation and insurance costs from the Donlin Creek mine site to a U.S.-based refinery. An additional 0.1% of gold produced from the mine is included in refining costs. This amount represents the refiner’s estimate of the loss of gold that will occur during the refining process.

  The current hydrometallurgical process selection renders any contained silver into a greater refractory state, which provides less than 10% silver recovery through standard metal leaching. As a consequence, no silver credit was applied to the project.

  Assets will be sold over the course of the mine life, when they are no longer required for project-based work, as well as at the end of the mine life. Total recovered value from these sales is estimated at US$33 million.

  Reclamation and closure costs were estimated at US$96 million and are primarily incurred in the first five years after the mine closes (2035 to 2039), although some expenditures begin immediately after construction and during operations with concurrent reclamation. The funding amount that is required to generate sufficient cash flow to cover costs for tunnel construction from Anaconda Creek to Crevice Creek, employee severance payments, capital to construct the WTP for perpetual water treatment, and associated facility and access maintenance, as well as closure costs, is estimated at US$7.44 million provided annually over the three-year construction and 20+ year LOM, for a total of US$179 million.

  During the non-shipping season (October through May), the project-owned barging fleet will be leased for other haulage uses. The total net revenue determined from this leasing arrangement is estimated at US$166 million. Of this amount, US$10 million earned during preproduction was credited against initial capital costs. The remaining US$156 million is credited against operating costs.

  Inventory, including 85% of consumables, is included in the financial model as cash outflows in the year before start-up of operations. Other warehouse inventory, excluding capital spares, is estimated at approximately US$25.3 million by the Donlin Creek LLC and was developed from first principles based on the value and quantity drivers of warehouse inventory held by Barrick’s Goldstrike operation.

The project is expected to generate net cash flows of US$1.1 billion and yield an IRR of 2.3%, under a long-term gold price assumption of US$725/oz. The base case NPV (5%) of the project is a negative US$733 million. At US$1,000/oz (Alternative Case 2) the project has an NPV (5%), after tax, of US$1,674 million and an after-tax IRR of 10.2% .

From the base case of gold at US$725/oz and oil at US$75/barrel, each US$1/barrel increase in the price of oil requires approximately a US$1.50/oz increase in the price of gold to offset the impact. The base case gold price assumed in the sensitivity analysis is US$725/oz. For the purposes of the sensitivity analysis, the Donlin Creek LLC assumed that the project sensitivity to changes in gold grades was mirrored by the sensitivity of the project to changes in the gold price.

Donlin Creek – Interpretation and Conclusions

AMEC reviewed the information incorporated in the 2009 Donlin Technical Report, together with supporting data supplied by NovaGold, the Donlin Creek LLC and the Donlin Creek feasibility study update. As a result, AMEC concluded:

  The tenure and surface rights are valid for the Donlin Creek area, and can support declaration of mineral reserves and mineral resources. Additional surface rights will need to be acquired to support planned infrastructure at Bethel and BTC and for a portion of the proposed tailings dam. A right-of-way will be required from the State of Alaska for the road alignment where it crosses state lands. Negotiations will also be required for lands needed for the wind farm. Negotiations regarding the additional Native lands are ongoing with both TKC and Calista;

  Agreements exist between the Donlin Creek LLC and Calista and TKC, and between NovaGold and Barrick, and are sufficient to support development of the project. Two royalties will be in effect, to Calista and Lyman Resources;

  All exploration activities on leased lands are covered under the terms of the lease agreement with Calista and the surface use agreement with TKC. Activities on Native-owned lands not currently within the agreement, or on state and federal lands, are permitted on an individual basis as required. Drilling operations on the project are covered under the Alaska Placer Mining Application process and related permits;

  The proposed Donlin Creek operation will require a considerable number of permits and authorizations from both federal and state agencies. The Donlin Creek LLC is aware of the required permits, application procedures, and required time-frames for approvals;

  The geology of the Donlin Creek deposit is well understood. Mineralization types and extents are well- defined and can support declaration of mineral resources and mineral reserves. Geological interpretations for the area are based on surface exposures, trenches and drill information. Mineralogical interpretations are based on data returned from a number of research studies and metallurgical testwork programs, and support the planned process route;

  The exploration programs completed to date are appropriate to the style of the Donlin Creek deposits and have identified numerous zones of anomalous gold and copper grades. As the geochemical and trench analyses were superseded by the amount of drill data available, exploration-stage analytical data were not reviewed. Research work supports genetic and affinity interpretations for the deposits;

  The quantity and quality of the lithological, geotechnical, collar and downhole survey data collected in the exploration, drilling and infill delineation programs are sufficient to support mineral resource and mineral reserve estimation;

  Sampling methods are considered to be acceptable, are consistent with industry-standard practices and are adequate for supporting mineral resource and mineral reserve estimation and for mine planning purposes;

  The quality of the gold analytical data is reliable and sample preparation, analysis and security are generally performed in accordance with exploration best practices and industry standards;

  Data collected from the project adequately support the geological interpretations and the database quality, and therefore support the use of the data in mineral resource and mineral reserve estimation;

  Metallurgical testwork completed on the project was appropriate to establish the optimal processing route, and was performed using samples that are typical of the mineralization within the project. Recovery factors appear appropriate for the mineralization styles and planned process route. The process route is feasible and uses industry standard equipment and techniques;

  Mineral resources and mineral reserves were estimated in accordance with the CIM Definition Standards;

  The open-pit mine plan is appropriate to the style of mineralization. Production forecasts are achievable with the equipment and plant planned. There is some upside for the project if the inferred mineral resources that are identified within the LOM production plan can be upgraded to higher confidence mineral resource categories. The predicted mine life of 21 years is achievable based on the projected annual production rate and the mineral reserves estimated;

  The marketing plan assumes that each partner in the Donlin Creek LLC is responsible for marketing its share of the gold production. NovaGold has reviewed the gold spot market. Sale of production is not expected to be an issue;

  Doré refining contracts are expected to be typical of, and consistent with, standard industry practice, and be similar to contracts for the supply of doré elsewhere in the world;

  The EMS and permit review process will determine the precise number of management plans required to address all aspects of the project to ensure compliance with environmental design and permit criteria. The environmental impact of the operation, and subsequent closure and remediation requirements will be addressed in the proposed mine plan and environmental impact statement, following receipt of commentary that may be associated with project approvals. Management of the Crooked Creek waterway is noted as critical;

  Taxation considerations are limited to a review of the major applicable taxes for incorporation in the financial analysis;

  Capital and operating costs are based on 2008 estimates. Capital costs consist of semi-detailed unit costs and assembly line items to AACE Class 3 standards; operating costs were estimated by area and component, based on estimated staffing levels, consumables, and expenditures, according to the mine plan and process design. Costs are considered to be in line with Q3 2008 rates;

  The financial analysis shows that the project is positive using base case assumptions as detailed in the 2009 Donlin Technical Report;

  The project economics are particularly sensitive to the gold price, and to a lesser extent to the oil price. For the purposes of the sensitivity analysis, the Donlin Creek LLC assumed that the project sensitivity to changes in gold grades was mirrored by the sensitivity of the project to changes in the gold price.

Donlin Creek – Recommendations

Mineralization continues below the proposed ACMA pit, but expansion is limited due the proximity of Crooked Creek on the west and south, and by the location of the planned process facilities to the west. Exploration potential is still open to the north. A small mineralized area approximately 1,000 m to the north of the Lewis pit was drilled on 40 m spacing, but was not included in the resource model. The area under the prominent ridge in the pit design (54,1000E, 6,879,500N) lacks drilling. AMEC recommends that this area should be explored, for if economic mineralization could be found, it could have a significant impact on the design and efficiency of the pit as well as the project economics.

The project remains open along the Donlin trend to the north. The discovery potential in the remaining 6 km geologic trend is high. An integrated exploration program, including mapping, geochemical characterization, geophysics, and drilling, would be required to test known targets and pit area extensions, and to identify new targets within the Donlin trend.

Donlin Creek – Current Activities

With the feasibility study complete, work at the Donlin Creek project is focused on advancing the project through the permitting process. Work at site in 2009 has focused on geotechnical drilling for the location of mine facilities, environmental baseline data collection, pre-permitting community advisory meetings and various optimization studies. The Donlin Creek LLC is considering a drilling program with the goal of expanding the resource base and identifying non-refractory ore that can be mined with lower processing costs at the beginning of operations, and is also examining optimization alternatives that have the potential to reduce power costs for the project.

Galore Creek Project, British Columbia

Galore Creek – Current Activities

Long-term demand for gold and copper is expected to remain strong and the Galore Creek property contains one of the world’s largest undeveloped copper-gold resources. During 2008 and 2009, GCMC worked with the Tahltan Nation and government regulators to develop and implement a program to maintain the road, bridge and related infrastructure to a high standard so that adverse environmental impacts are minimized. Limited road construction during 2008 and 2009 connected portions of the access road to allow equipment to be driven out, greatly reducing the costs associated with project suspension. As a result, the access road is now complete up to kilometer 48—approximately half of the proposed access road—an achievement that will improve access to the project and reduce construction costs should the project be restarted.

Under the direction of GCMC’s new leadership team, studies were completed to evaluate numerous alternative development approaches. GCMC expects to release a go-forward plan for the project in 2010, including an alternative development strategy and updated economics for the project. GCMC is maintaining the infrastructure invested in the project to date so that construction can resume quickly if a new plan is approved. Given the continued strength of the copper market, GCMC is considering a more aggressive program in 2010 to advance the project toward a construction decision.

Nome Operations, Alaska

Rock Creek Update

See “Recent Developments – Environmental” for a discussion of environmental issues at the Rock Creek mine.

In a press release dated April 15, 2009, the Company reported a 24% increase in Rock Creek resources. The resource estimate was completed by Kevin Francis, P.Geo., a qualified person as defined by NI 43-101 and employee of the Company. Current mineral resources for the Rock Creek project alone, exclusive of mineral reserves and resources at Big Hurrah and Nome Gold, are 7.7 million tonnes of indicated mineral resources at an average grade of 1.21 g/t gold using a 0.6 g/t gold cutoff for contained gold of 0.3 million ounces. The inferred resources are 0.6 million tonnes at an average grade of 1.09 g/t gold for contained gold of 0.02 million ounces. With the addition of Big Hurrah and Nome Gold, the resource estimate for Nome Operations as a whole totals 0.5 million ounces of probable reserves, 1.9 million ounces of measured and indicated resources and 0.3 million ounces of inferred resources, as summarized in the table below.

Nome Operations Mineral Reserve and Resource Estimate (1)

Project	Resource Category	Tonnes (Millions)	Gold Grade	Gold (M ozs)
Rock Creek	Probable reserves (2) Indicated resources (3) Inferred resources (3)	7.8 7.7 0.6	1.30 1.21 1.09	0.32 0.29 0.02
Big Hurrah	Probable reserves (4) Indicated resources (5) Inferred resources (5)	1.2 0.9 0.2	4.82 2.68 2.97	0.19 0.08 0.02
		m [3]	g/m [3]	Gold (M ozs)
Nome Gold	Measured resources (6) Indicated resources (6) Inferred resources (6)	79.1 83.8 30.6	0.32 0.28 0.27	0.80 0.76 0.25
Total Probable reserves				0.51
Total Measured & Indicated resources				1.93
Total Inferred resources				0.29

Note: Sums may not agree due to rounding.

1)

Resources are exclusive of reserves. Mineral resources that are not mineral reserves do not have demonstrated economic viability. Inferred resources are in addition to measured and indicated resources. Inferred resources have a great amount of uncertainty as to their existence and whether they can be mined legally or economically. It cannot be assumed that all or any part of the inferred resources will ever be upgraded to a higher category. See “Cautionary Note to United States Investors”.

2)

Rock Creek reserves are reported with a 0.6 g/t Au cut-off grade using an assumed gold price of US$500/oz. The reserve estimates for Rock Creek are based on the technical report titled “Technical Report, Rock Creek and Big Hurrah Project” dated February 21, 2008, a copy of which is available on SEDAR at www.sedar.com and at EDGAR at www.sec.gov.

3)

Rock Creek resources are reported with a 0.6 g/t Au cu-off grade using an assumed gold price of US$500/oz. The resource estimate for Rock Creek was completed by Kevin Francis, P.Geo., a qualified person as defined by NI 43-101 and employee of the Company. This resource estimate was disclosed in a NovaGold press release dated April 15, 2009, a copy of which is available on SEDAR at www.sedar.com and at EDGAR at www.sec.gov.

4)

Big Hurrah reserves are reported with a 1.33 g/t Au cut-off grade using an assumed gold price of US$500/oz. The reserve estimate for Big Hurrah is based on the technical report titled “Technical Report, Rock Creek and Big Hurrah Project” dated February 21, 2008, a copy of which is available on SEDAR at www.sedar.com and at EDGAR at www.sec.gov.

5)

Big Hurrah resources are reported with a 1.0 g/t Au cut-off grade using an assumed gold price of US$500/oz. The resource estimate for Big Hurrah is based on the technical report titled “Technical Report, Rock Creek and Big Hurrah Project” dated February 21, 2008, a copy of which is available on SEDAR at www.sedar.com and at EDGAR at www.sec.gov.

6)

Nome Gold resource is an alluvial deposit, which is reported in cubic meters rather than tonnes, and grams/cubic meter rather than grams/tonne. 85,000 ounces contained within the reported resources may be subject to a royalty. The resource estimate was calculated using a 0.20 g/m3 Au cut-off grade. The resource estimate for Nome Gold is based on the technical report titled “Technical Report, Nome Placer Property” dated September 12, 2006, a copy of which is available on SEDAR at www.sedar.com  and on EDGAR at www.sec.gov.

Legal Proceedings

Litigation Regarding Galore Creek Disclosure

The Company, certain of its officers and directors, and Galore Creek Mining Corporation were named as defendants in a consolidated securities class action filed on December 22, 2008 in the United States District Court for the Southern District of New York. This complaint consolidates similar complaints filed on August 7, September 9, and November 21, 2008, respectively. The plaintiff alleges violations of the U.S. Exchange Act and the U.S. Securities Act on the basis of alleged misstatements and omissions in various public statements and filings between October 25, 2006 and November 23, 2007, including the April 16, 2007 registration statement, concerning the Galore Creek property. The plaintiff seeks an unspecified amount of damages in an amount to be proven at trial.

On June 5, 2009, the court granted the defendants’ motion to dismiss in part, dismissing all of the plaintiff’s claims under the U.S. Securities Act concerning the registration statement, dismissing all claims against Galore Creek Mining Corporation, and dismissing certain claims against the Company and its officers and directors under the U.S. Exchange Act. The Company disputes the claims that remain and intends to contest the action vigorously. There can be no assurance that these proceedings will be resolved in favour of NovaGold and an adverse outcome of this litigation may have a material adverse impact on the Company’s financial condition. See “Risk Factors”.

On October 14, 2009, NovaGold and certain of its directors and officers together with Hatch Ltd., the engineering firm that completed the October 2006 Galore Creek feasibility study, were named as defendants in a purported class action lawsuit commenced by a Notice of Action filed in the Ontario Superior Court of Justice in Canada. The

Notice of Action alleges, among other things, that the defendants made, or were responsible for, misrepresentations in various public statements and filings made from October 25, 2006 through January 16, 2008 concerning NovaGold’s Galore Creek project, and seeks general damages in the amount of $100 million. The Company disputes these claims and and believes that it has substantial and meritorious legal and factual defences, which it intends to pursue vigorously. There can be no assurance that these proceedings will be resolved in favor of NovaGold and an unfavorable outcome of this litigation may have a material adverse impact on the Company’s financial condition.

Litigation Regarding Contractor Fatalities at Rock Creek

On July 15, 2009, two claims were filed in the United States District Court for the District of Alaska by the personal representative of Tyler Thomas Kahle against NovaGold and Alaska Gold Company (“AGC”) arising out of an accident on July 19, 2007, where two employees of a contractor were killed in a construction-related accident at the Company’s Rock Creek mine. The claims are seeking wrongful death damages in excess of US$2.5 million. The Company and AGC filed an answer to the complaint denying all allegations and asserting certain affirmative defences. The Company and AGC dispute these claims and believe they have substantial and meritorious legal and factual defences, which they intend to pursue vigorously.

RISK FACTORS

An investment in any Securities is speculative and involves a high degree of risk due to the nature of the Company’s business and the present stage of exploration and development of its mineral properties. The following risk factors, as well as risks not currently known to the Company, could materially adversely affect the Company’s future business, operations and financial condition and could cause them to differ materially from the estimates described in forward-looking statements relating to the Company. Before deciding to invest in any Securities, investors should consider carefully the risks included herein and incorporated by reference in this Prospectus and those described in any Prospectus Supplement.

Risks Relating to NovaGold and its Industry

NovaGold has no history of commercially producing precious metals from its mineral exploration properties and there can be no assurance that it will successfully establish mining operations or profitably produce precious metals.

NovaGold has no history of commercially producing precious metals from its current portfolio of mineral exploration properties and the Company has no ongoing mining operations or revenue from mining operations. Mineral exploration and development involves a high degree of risk and few properties that are explored are ultimately developed into producing mines. The Company has only defined or delineated reserves at its Rock Creek and Donlin Creek projects. None of the Company’s properties are currently under construction. The future development of any properties found to be economically feasible will require obtaining permits and financing and the construction and operation of mines, processing plants and related infrastructure. As a result, NovaGold is subject to all of the risks associated with establishing new mining operations and business enterprises, including:

  the timing and cost, which can be considerable, of the construction of mining and processing facilities;
  the availability and costs of skilled labor and mining equipment;
  the availability and cost of appropriate smelting and/or refining arrangements;
  the need to obtain necessary environmental and other governmental approvals and permits, and the timing of those approvals and permits;
  the availability of funds to finance construction and development activities;
  potential opposition from non-governmental organizations, environmental groups or local groups which may delay or prevent development activities; and
  potential increases in construction and operating costs due to changes in the cost of fuel, power, materials and supplies and foreign exchange rates.

The costs, timing and complexities of mine construction and development are increased by the remote location of the Company’s mining properties. It is common in new mining operations to experience unexpected problems and delays during development, construction and mine start-up. In addition, delays in the commencement of mineral production often occur. Accordingly, there are no assurances that the Company’s activities will result in profitable mining operations or that the Company will successfully establish mining operations or profitably produce precious metals at any of its properties.

In addition, there is no assurance that the Company’s mineral exploration activities will result in any discoveries of new bodies of ore. If further mineralization is discovered there is also no assurance that the ore body would be economical for commercial production. Discovery of mineral deposits is dependent upon a number of factors and significantly influenced by the technical skill of the exploration personnel involved. The commercial viability of a mineral deposit is also dependent upon a number of factors which are beyond the Company’s control, including the attributes of the deposit, commodity prices, government policies and regulation and environmental protection.

Actual capital costs, operating costs, production and economic returns may differ significantly from those NovaGold has anticipated and there are no assurances that any future development activities will result in profitable mining operations.

The capital costs to take the Company’s projects into production may be significantly higher than anticipated. Escalation of costs was a significant factor in the decisions to suspend commissioning at Rock Creek and construction at Galore Creek.

None of the Company’s mineral properties have an operating history upon which the Company can base estimates of future operating costs. Decisions about the development of these and other mineral properties will ultimately be based upon feasibility studies. Feasibility studies derive estimates of cash operating costs based upon, among other things:

  anticipated tonnage, grades and metallurgical characteristics of the ore to be mined and processed;
  anticipated recovery rates of gold and other metals from the ore;
  cash operating costs of comparable facilities and equipment; and
  anticipated climatic conditions.

Cash operating costs, production and economic returns, and other estimates contained in studies or estimates prepared by or for the Company may differ significantly from those anticipated by NovaGold’s current studies and estimates, and there can be no assurance that the Company’s actual operating costs will not be higher than currently anticipated.

NovaGold’s ability to continue its exploration activities and any future development activities, and to continue as a going concern, will depend in part on its ability to commence production and generate material revenues or to obtain suitable financing.

NovaGold has limited financial resources. The Company intends to fund its plan of operations from working capital, the proceeds of financings and revenue from land and gravel sales. In the future, the Company’s ability to continue its exploration and development activities, if any, will depend in part on the Company’s ability to obtain suitable financing.

There can be no assurance that the Company will re-commence production at Rock Creek, commence production at any of its other mineral properties or generate sufficient revenues to meet its obligations as they become due or obtain necessary financing on acceptable terms, if at all. The Company’s failure to meet its ongoing obligations on a timely basis could result in the loss or substantial dilution of the Company’s interests (as existing or as proposed to be acquired) in its properties. In addition, should the Company incur significant losses in future periods, it may be unable to continue as a going concern, and realization of assets and settlement of liabilities in other than the normal course of business may be at amounts materially different than the Company’s estimates.

NovaGold will require external financing or may need to enter into a strategic alliance or sell property interests to develop its mineral properties.

The Company will need external financing to develop and construct the Galore Creek and Donlin Creek projects and to restart the Rock Creek project, if it is to be restarted, and to fund the exploration and development of the Company’s other mineral properties. The mineral properties that the Company is likely to develop are expected to require significant capital expenditures. The sources of external financing that the Company may use for these purposes include project or bank financing, or public or private offerings of equity or debt. In addition, the Company may enter into a strategic alliance, may decide to sell certain property interests, or may utilize a combination of these alternatives. There can be no assurance that the financing alternative chosen by the Company will be available on acceptable terms, or at all. The failure to obtain financing could have a material adverse effect on the Company’s growth strategy and results of operations and financial condition.

NovaGold is dependent on third parties that are responsible for exploration and development on its properties.

NovaGold’s success may be dependent on the efforts and expertise of third parties with whom the Company has contracted. Most of the properties in which NovaGold holds interests are subject to third party contracts. With respect to each of Donlin Creek and Galore Creek, the Company’s material properties for the purpose of NI 43-101, the Company holds a 50% interest and the remaining 50% interest is held by a third party that is not under NovaGold’s control or direction. The Company is dependent on such third parties for accurate information relating to its mining properties and related assets and the progress and development of such properties and assets. A third party may also be in default of its agreement with NovaGold, without the Company’s knowledge, which may put the property and related assets at risk.

On February 11, 2009, NovaGold and Teck agreed to amend certain provisions of the partnership agreement relating to the Galore Creek project. Under the amended agreement, Teck will fund 100% of Galore Creek costs until the total amount contributed by Teck equals $60 million. During the period of Teck’s sole funding, Teck holds the casting vote on the Galore Creek Partnership’s Management Committee with respect to the timing and nature of all costs incurred by the partnership.

NovaGold is exposed to credit, liquidity, interest rate and currency risk.

Credit risk is the risk of an unexpected loss if a customer or third party to a financial instrument fails to meet its contractual obligations. The Company’s cash equivalents and short-term investments are held through large Canadian financial institutions. Short-term and long-term investments (including those presented as part of cash and cash equivalents) are composed of financial instruments issued by Canadian banks and companies with high investment-grade ratings. These investments mature at various dates over the current operating period. The Company’s GST and other receivables consist of general sales tax due from the Federal Government of Canada and amounts due from related parties. The carrying amount of financial assets recorded in the financial statements, net of any allowances for losses, represents the Company’s maximum exposure to credit risk.

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they come due. The Company manages liquidity risk through the management of its capital structure and financial leverage. Accounts payable, accrued liabilities and coupon interest on the convertible notes are due within one year from the balance sheet date.

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The risk that the Company will realize a loss as a result of a decline in the fair value of the short-term investments included in cash and cash equivalents is limited because these investments, although available-for-sale, are generally held to maturity. In respect of financial liabilities, the bridge loan, convertible notes and capital leases are not subject to interest rate risk because they are at fixed rates. The promissory note owed to Barrick is variable with the US prime rate. Based on the amount owing on the promissory note as at August 31, 2009, and assuming that all other variables remain constant, a 1% change in the US prime rate would result in an increase/decrease of $0.7 million in the interest accrued by the Company per annum.

The Company is exposed to the financial risk related to the fluctuation of foreign exchange rates. The Company operates in Canada and the United States and a portion of its expenses are incurred in U.S. dollars. A significant change in the currency exchange rates between the Canadian dollar relative to the U.S. dollar could have an effect on the Company’s results of operations, financial position or cash flows. The Company has not hedged its exposure to currency fluctuations. Based on the Company’s net exposures as at August 31, 2009, and assuming that all other variables remain constant, a 10% depreciation or appreciation of the Canadian dollar against the U.S. dollar would result in an increase/decrease of $9.1 million in the Company’s net earnings.

Recent market events and conditions may adversely affect NovaGold’s business and industry.

Recent market events and conditions, including disruptions in the Canadian, United States and international credit markets and other financial systems and the deterioration of Canadian, United States and global economic conditions, could, among other things, impede access to capital or increase the cost of capital, which would have an adverse effect on the Company’s ability to fund its working capital and other capital requirements. In 2007 and into 2008, the U.S. credit markets began to experience serious disruption due to a deterioration in residential property values, defaults and delinquencies in the residential mortgage market (particularly, sub-prime and non-prime mortgages) and a decline in the credit quality of mortgage-backed securities. These problems led to a slow-down in residential housing market transactions, declining house prices, delinquencies in non-mortgage consumer credit and a general decline in consumer confidence. These conditions continued and worsened in 2008 and early 2009, causing a loss of confidence in the broader U.S. and global credit and financial markets and resulting in the collapse of, and government intervention in, major banks and other financial institutions and insurers and creating a climate of greater volatility, less liquidity, widening of credit spreads, a lack of price transparency, increased credit losses and tighter credit conditions. Notwithstanding various actions taken by the U.S. and other governments, concerns about the general condition of the capital markets, financial instruments, banks, investment banks, insurers and other financial institutions caused the broader credit markets to further deteriorate and stock markets to decline substantially. In addition, general economic indicators, including employment levels, announced corporate earnings, economic growth and consumer confidence, have deteriorated. These unprecedented disruptions in the current credit and financial markets have had a significant material adverse impact on a number of financial institutions and have limited access to capital and credit for many companies, particularly resource companies such as the Company. These disruptions could, among other things, make it more difficult for the Company to obtain, or increase its cost of obtaining, capital and financing for its operations. The Company’s access to additional capital may not be available on terms acceptable to the Company or at all.

In 2008 and early 2009, worldwide securities markets, particularly those in the United States and Canada, experienced a high level of price and volume volatility, and the market price of securities of many companies, particularly those considered exploration- or development-stage companies, experienced unprecedented declines in price which were not necessarily related to the operating performance, underlying asset values or prospects of such companies. Most significantly, the share prices of junior natural resource companies experienced an unprecedented decline in value and there was a significant decline in the number of buyers willing to purchase such securities. In addition, significantly higher redemptions by holders of mutual funds has forced many of such funds (including those holding the Company’s securities) to sell such securities at any price. As a consequence, despite the Company’s past success in securing significant equity financing, market forces may render it difficult or impossible for the Company to secure placees to purchase new share issues at a price which will not lead to severe dilution to existing shareholders, or at all. Therefore, there can be no assurance that significant fluctuations in the trading price of the Company’s common shares will not occur, or that such fluctuations will not materially adversely impact on the Company’s ability to raise equity funding without significant dilution to its existing shareholders, or at all.

The figures for NovaGold’s resources and reserves are estimates based on interpretation and assumptions and may yield less mineral production under actual conditions than is currently estimated.

Unless otherwise indicated, mineralization figures presented in this Prospectus and in the Company’s other filings with securities regulatory authorities, press releases and other public statements that may be made from time to time are based upon estimates made by Company personnel and independent geologists. These estimates are imprecise and depend upon geologic interpretation and statistical inferences drawn from drilling and sampling analysis, which may prove to be unreliable. There can be no assurance that:

  these estimates will be accurate;
  reserve, resource or other mineralization figures will be accurate; or
  this mineralization could be mined or processed profitably.

Because the Company has not commenced commercial production at any of its properties, mineralization estimates for the Company’s properties may require adjustments or downward revisions based upon further exploration or development work or actual production experience. In addition, the grade of ore ultimately mined, if any, may differ from that indicated by drilling results. There can be no assurance that minerals recovered in small-scale tests will be duplicated in large-scale tests under on-site conditions or in production scale.

The resource and reserve estimates contained in this Prospectus have been determined and valued based on assumed future prices, cut-off grades and operating costs that may prove to be inaccurate. Extended declines in market prices for gold, silver and copper may render portions of the Company’s mineralization uneconomic and result in reduced reported mineralization. Any material reductions in estimates of mineralization, or of the Company’s ability to extract this mineralization, could have a material adverse effect on NovaGold’s results of operations or financial condition.

The Company has established the presence of proven and probable reserves only at its Donlin Creek and Rock Creek properties. There can be no assurance that subsequent testing or future studies will establish proven and probable reserves at the Company’s other properties. The failure to establish proven and probable reserves could restrict the Company’s ability to successfully implement its strategies for long-term growth.

Lack of infrastructure could delay or prevent NovaGold from developing advanced projects.

Completion of the development of the Company’s advanced projects is subject to various requirements, including the availability and timing of acceptable arrangements for power, water and transportation facilities. The lack of availability on acceptable terms or the delay in the availability of any one or more of these items could prevent or delay development of the Company’s advanced projects. If adequate infrastructure is not available in a timely manner, there can be no assurance that:

  the development of the Company’s projects will be commenced or completed on a timely basis, if at all;
  the resulting operations will achieve the anticipated production volume; or
  the construction costs and ongoing operating costs associated with the development of the Company’s advanced projects will not be higher than anticipated.

Mining is inherently dangerous and subject to conditions or events beyond NovaGold’s control, which could have a material adverse effect on NovaGold’s business.

Mining involves various types of risks and hazards, including:

  environmental hazards;
  industrial accidents;
  metallurgical and other processing problems;
  unusual or unexpected rock formations;
  structural cave-ins or slides;
  flooding;
  fires;
  metals losses; and
  periodic interruptions due to inclement or hazardous weather conditions.

These risks could result in damage to, or destruction of, mineral properties, production facilities or other properties; personal injury; environmental damage; delays in mining; increased production costs; monetary losses; and possible legal liability. The Company may not be able to obtain insurance to cover these risks at economically feasible premiums. Insurance against certain environmental risks, including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from production, is not generally available to the Company or to other companies within the mining industry. The Company may suffer a material adverse impact on its business if it incurs losses related to any significant events that are not covered by its insurance policies. On July 19, 2007, two employees of a contractor were killed in a construction-related accident at the Company’s Rock Creek project. Two legal actions were filed in respect of this accident which are described under “Recent Developments – Legal Actions”.

NovaGold requires various permits to conduct its current and anticipated future operations, and delays or a failure to obtain such permits, or a failure to comply with the terms of any such permits that NovaGold has obtained, could have a material adverse impact on NovaGold.

The Company’s current and anticipated future operations, including further exploration and development activities and commencement of production on the Company’s properties, require permits from various United States and Canadian federal, state, provincial, territorial and local governmental authorities. There can be no assurance that all permits that the Company requires for the construction of mining facilities and to conduct mining operations will be obtainable on reasonable terms, or at all. Delays or a failure to obtain such permits, or a failure to comply with the terms of any such permits that the Company has obtained, could have a material adverse impact on the Company.

The Company is subject to significant governmental regulation.

The Company’s operations and exploration and development activities in Canada and the United Stated are subject to extensive federal, state, provincial, territorial and local laws and regulations governing various matters, including:

  environmental protection;
  management and use of toxic substances and explosives;
  management of tailings and other wastes generated by the Company’s operations;
  management of natural resources;
  exploration and development of mines, production and post-closure reclamation;
  exports;
  price controls;
  taxation;
  regulations concerning business dealings with native groups;
  labor standards and occupational health and safety, including mine safety; and
  historic and cultural preservation.

Failure to comply with applicable laws and regulations may result in civil or criminal fines or penalties or enforcement actions, including orders issued by regulatory or judicial authorities enjoining or curtailing operations or requiring corrective measures, installation of additional equipment or remedial actions, any of which could result in the Company incurring significant expenditures. The Company may also be required to compensate private parties suffering loss or damage by reason of a breach of such laws, regulations or permitting requirements. It is also possible that future laws and regulations, or a more stringent enforcement of current laws and regulations by governmental authorities, could cause additional expense, capital expenditures, restrictions on or suspensions of the Company’s operations and delays in the development of the Company’s properties.

NovaGold’s activities are subject to environmental laws and regulations that may increase the Company’s costs of doing business and restrict its operations.

All of the Company’s exploration and production activities in Canada and the United States are subject to regulation by governmental agencies under various environmental laws. To the extent that the Company conducts exploration activities or undertakes new mining activities in other foreign countries, the Company will also be subject to environmental laws and regulations in those jurisdictions. These laws address emissions into the air, discharges into water, management of waste, management of hazardous substances, protection of natural resources, antiquities and endangered species, and reclamation of lands disturbed by mining operations. Environmental legislation in many countries is evolving and the trend has been toward stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and increasing responsibility for companies and their officers, directors and employees. Compliance with environmental laws and regulations may require significant capital outlays on behalf of the Company and may cause material changes or delays in the Company’s intended activities. There can be no assurance that future changes in environmental regulations will not adversely affect the Company’s business, and it is possible that future changes in these laws or regulations could have a significant adverse impact on some portion of the Company’s business, causing the Company to re-evaluate those activities at that time. For a description of a Notice of Violation received by AGC, see “Recent Developments – Environmental”.

NovaGold has ongoing reclamation on some of its mineral properties and may be required to fund additional work that could have a material adverse effect on its financial position.

The Company’s Rock Creek, Galore Creek, Ambler and Nome Gold properties have been subject to either historical mining operations or exploration activities by prior owners. AGC carried out mining operations for many years in the Nome area before NovaGold acquired the company. On acquisition, the Company set up a provision for reclamation work and the Company has been actively remediating the property against prior activities. The Company has also been carrying out certain remediation against previous exploration activities at both its Galore Creek and Ambler properties. There can be no assurance, however, that the Company will not be required to fund additional reclamation work at these sites that could have a material adverse effect on the Company’s financial position.

Title and other rights to NovaGold’s mineral properties cannot be guaranteed, are subject to agreements with other parties and may be subject to prior unregistered agreements, transfers or claims and other defects.

The Company cannot guarantee that title to its properties will not be challenged. Title insurance is generally not available for mineral properties and the Company’s ability to ensure that it has obtained secure claim to individual mineral properties or mining concessions may be severely constrained. The Company’s mineral properties may be subject to prior unregistered agreements, transfers or claims, and title may be affected by, among other things, undetected defects. The Company has not conducted surveys of all of the claims in which it holds direct or indirect interests. A successful challenge to the precise area and location of these claims could result in the Company being unable to operate on its properties as permitted or being unable to enforce its rights with respect to its properties.

The Company’s subsurface and surface rights at the Donlin Creek property are subject to a lease from Calista and TKC, two Native Alaskan corporations. The Calista lease is in effect until 2015 and so long thereafter as mining or processing operations are carried out at the Donlin Creek property or good faith efforts are being made to place a mine on the property into production. If, by 2015, mining or processing are not carried out or good faith efforts are not being made to place a mine on the property into production, the lease would terminate pursuant to its current terms which may have a material adverse effect on the Company’s operations and financial position. Under the Calista lease, Calista has a right, within 90 days of issuance of a feasibility study on the Donlin Creek project and in the event the Donlin Creek LLC decides to proceed with a project to achieve commercial production, to elect to acquire between a 5% and 15% participating operating interest in the project covered by the feasibility study by delivering a notice of election and payment for the elected pro rata share of project capitalized costs incurred on the project to that date. As part of its payment, Calista would receive credit for any public funding or other funding sources it secures to deliver equipment, professional services or any other goods or services or infrastructure necessary to the Donlin Creek project. If a feasibility study is also issued on an additional stand-alone operation that does not rely on the facilities or economic viability of the original facility, then Calista will have an additional mutually exclusive back-in right on the same terms with respect to that facility.

There is uncertainty related to unsettled aboriginal rights and title in British Columbia and this may adversely impact NovaGold’s operations and profit.

Native land claims in British Columbia remain the subject of active debate and litigation. The Galore Creek project lies within the traditional territory of the Tahltan Nation and the Tahltan – like the majority of British Columbia’s First Nations – have not concluded a comprehensive treaty or land claims settlement regarding their traditional territories. There can be no guarantee that the unsettled nature of land claims in British Columbia will not create delays in project approval or unexpected interruptions in project progress, or result in additional costs to advance the project.

NovaGold has a history of losses and expects to incur losses for the foreseeable future.

The Company has incurred losses since its inception and the Company expects to incur losses for the foreseeable future. The Company incurred the following losses during each of the following periods:

  $51.4 million for the nine months ended August 31, 2009;
  $195.0 million for the year ended November 30, 2008; and
  $109.0 million for the year ended November 30, 2007 (restated due to change in accounting policy).

The Company had an accumulated restated deficit of $403.9 million as of November 30, 2007, and an accumulated deficit of $598.9 million as of November 30, 2008 and an accumulated deficit of $650.3 million as of August 31, 2009.

The Company expects to continue to incur losses unless and until such time as one or more of its properties enter into commercial production and generate sufficient revenues to fund continuing operations. The development of the Company’s properties will require the commitment of substantial financial resources. The amount and timing of expenditures will depend on a number of factors, including the progress of ongoing exploration and development, the results of consultant analysis and recommendations, the rate at which operating losses are incurred, the execution of any joint venture agreements with strategic partners, and the Company’s acquisition of additional properties, some of which are beyond the Company’s control. There can be no assurance that the Company will ever achieve profitability.

NovaGold is currently, and in the future may be, subject to legal proceedings.

NovaGold is currently the subject of two class-action lawsuits. Due to the nature of its business, the Company may be subject to numerous regulatory investigations, claims, lawsuits and other proceedings in the ordinary course of its business. The results of these legal proceedings cannot be predicted with certainty due to the uncertainty inherent in litigation, including the effects of discovery of new evidence or advancement of new legal theories, the difficulty of predicting decisions of judges and juries and the possibility that decisions may be reversed on appeal. There can be no assurances that these matters will not have a material adverse effect on the Company’s business. See “The Company — Legal Proceedings”.

An event of default under the Company’s unsecured senior convertible notes (the “Notes”) may significantly reduce NovaGold’s liquidity and adversely affect NovaGold’s business.

Under the base indenture and supplemental indenture governing the Notes, NovaGold made various covenants to the trustee on behalf of the holders of the Notes, including to make payments of interest and principal when due and, upon undergoing a fundamental change, to offer to purchase all of the outstanding Notes. The indenture is available for review on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

If there is an event of default under the Notes, the principal amount of the Notes, plus accrued and unpaid interest, if any, may be declared immediately due and payable. If such an event occurs, NovaGold could lose its properties and NovaGold’s shareholders could lose their entire investment.

The Company’s majority shareholder has significant influence on the Company.

Electrum Strategic Resources LLC (“Electrum”) is the single major shareholder of the Company, controlling approximately 28% of the outstanding voting securities and warrants exercisable for 46,153,847 Company common shares which if exercised would increase their holdings a further 15%. Electrum also has certain rights to participate in any future equity offerings by the Company. Accordingly, Electrum will have significant influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations and the sale of all or substantially all of the Company’s assets and other significant corporate actions. Unless full participation of all shareholders takes place in such shareholder meetings, Electrum may be able to approve such matters itself. Additionally, while Electrum agreed to vote its common shares at the 2009 annual general meeting of the Company in favor of management’s nominees to the Company’s Board of Directors or to abstain from voting on such matter, in the years following 2009, Electrum will have significant influence in determining the members of the Board of Directors. Without the consent of Electrum, the Company could be prevented from entering into transactions that are otherwise beneficial to the Company. The interests of Electrum may differ from the interests of the Company’s other shareholders.

Recent high metal prices have encouraged mining exploration, development and construction activity, which has increased demand for and cost of contract mining services and equipment.

Recent increases in gold prices have encouraged increases in mining exploration, development and construction activities, which have resulted in increased demand for and cost of contract exploration, development and construction services and equipment. Increased demand for and cost of services and equipment could cause project costs to increase materially, resulting in delays if services or equipment cannot be obtained in a timely manner due to inadequate availability, and increased potential for scheduling difficulties and cost increases due to the need to coordinate the availability of services or equipment, any of which could materially increase project exploration, development or construction costs, result in project delays, or both. Increased costs were a significant factor in the decisions to suspend commissioning at Rock Creek and construction at Galore Creek and there can be no assurance that increased costs may not adversely affect the Company’s development of Donlin Creek and other properties.

Increased competition could adversely affect NovaGold’s ability to attract necessary capital funding or acquire suitable producing properties or prospects for mineral exploration in the future.

The mining industry is intensely competitive. Significant competition exists for the acquisition of properties producing or capable of producing gold or other metals. The Company may be at a competitive disadvantage in acquiring additional mining properties because it must compete with other individuals and companies, many of which have greater financial resources, operational experience and technical capabilities than the Company. The Company may also encounter increasing competition from other mining companies in its efforts to hire experienced mining professionals. Competition for exploration resources at all levels is currently very intense, particularly affecting the availability of manpower, drill rigs and helicopters. Increased competition could adversely affect the Company’s ability to attract necessary capital funding or acquire suitable producing properties or prospects for mineral exploration in the future.

NovaGold may experience difficulty attracting and retaining qualified management and technical personnel to meet the needs of its anticipated growth, and the failure to manage NovaGold’s growth effectively could have a material adverse effect on the Company’s business and financial condition.

The Company is dependent on the services of key executives including the Company’s President and Chief Executive Officer and other highly skilled and experienced executives and personnel focused on managing the Company’s interests and the advancement of the Donlin Creek, Galore Creek, Rock Creek and Nome Gold projects, as well as the identification of new opportunities for growth and funding. Due to the Company’s relatively small size, the loss of these persons or the Company’s inability to attract and retain additional highly skilled employees required for the development of the Company’s activities may have a material adverse effect on the Company’s business or future operations.

Changes in the market price of gold and other metals, which in the past have fluctuated widely, affect the profitability of NovaGold’s operations and financial condition.

The Company’s profitability and long-term viability depend, in large part, upon the market price of gold and other metals and minerals produced from the Company’s mineral properties. The market price of gold and other metals is volatile and is impacted by numerous factors beyond the Company’s control, including:

  expectations with respect to the rate of inflation;
  the relative strength of the U.S. dollar and certain other currencies;
  interest rates;
  global or regional political or economic conditions, including interest rates and currency values;
  supply and demand for jewellery and industrial products containing metals; and
  sales by central banks and other holders, speculators and producers of gold and other metals in response to any of the above factors.

A decrease in the market price of gold and other metals could affect the Company’s ability to finance the development of the Donlin Creek, Galore Creek, Rock Creek and Nome Gold projects and the exploration and development of the Company’s other mineral properties, which would have a material adverse effect on the Company’s financial condition and results of operations. There can be no assurance that the market price of gold and other metals will remain at current levels or that such prices will improve. There is no assurance that if commercial quantities of gold, copper and other metals are discovered, that a profitable market may exist or continue to exist for a production decision to be made or for the ultimate sale of the metals. As the Company is not currently in production, no sensitivity analysis for price changes has been provided or carried out.

Because NovaGold does not currently intend to use forward sales arrangements to protect against low commodity prices, NovaGold’s operating results are exposed to the impact of any significant drop in commodity prices.

The Company does not currently intend to enter into forward sales arrangements to reduce the risk of exposure to volatility in commodity prices. Accordingly, NovaGold’s future operations are exposed to the impact of any significant decrease in commodity prices. If such prices decrease significantly at a time when the Company is producing, the Company would realize reduced revenues. While it is not the Company’s current intention to enter into forward sales arrangements, the Company is not restricted from entering into forward sales arrangements at a future date.

There can be no assurance that NovaGold will successfully acquire additional mineral rights.

Most exploration projects do not result in the discovery of commercially mineable ore deposits and no assurance can be given that any particular level of recovery of ore reserves will be realized or that any identified mineral deposit will ever qualify as a commercially mineable (or viable) ore body which can be legally and economically exploited. Estimates of reserves, mineral deposits and production costs can also be affected by such factors as environmental permitting regulations and requirements, weather, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions. Material changes in ore reserves, grades, stripping ratios or recovery rates may affect the economic viability of any project.

NovaGold’s future growth and productivity will depend, in part, on its ability to identify and acquire additional mineral rights, and on the costs and results of continued exploration and development programs. Mineral exploration is highly speculative in nature and is frequently non-productive. Substantial expenditures are required to:

  establish ore reserves through drilling and metallurgical and other testing techniques;
  determine metal content and metallurgical recovery processes to extract metal from the ore; and
  construct, renovate or expand mining and processing facilities.

In addition, if the Company discovers a mineral deposit, it would take several years from the initial phases of exploration until production is possible. During this time, the economic feasibility of production may change. As a result of these uncertainties, there can be no assurance that the Company will successfully acquire additional mineral rights.

NovaGold may experience problems integrating new acquisitions into existing operations, which could have a material adverse effect on NovaGold.

The Company may make selected acquisitions in the future, with a focus on late-stage development projects. The Company’s success at completing any acquisitions will depend on a number of factors, including, but not limited to:

  identifying acquisitions that fit NovaGold’s business strategy;
  negotiating acceptable terms with the seller of the business or property to be acquired; and
  obtaining approval from regulatory authorities in the jurisdictions of the business or property to be acquired.

If the Company does make further acquisitions, any positive effect on the Company’s results will depend on a variety of factors, including, but not limited to:

  assimilating the operations of an acquired business or property in a timely and efficient manner;
  maintaining the Company’s financial and strategic focus while integrating the acquired business or property;
  implementing uniform standards, controls, procedures and policies at the acquired business, as appropriate; and
  to the extent that the Company makes an acquisition outside of markets in which it has previously operated, conducting and managing operations in a new operating environment.

Acquiring additional businesses or properties could place increased pressure on the Company’s cash flow if such acquisitions involve a cash consideration. The integration of the Company’s existing operations with any acquired business will require significant expenditures of time, attention and funds. Achievement of the benefits expected from consolidation would require the Company to incur significant costs in connection with, among other things, implementing financial and planning systems. The Company may not be able to integrate the operations of a recently acquired business or restructure the Company’s previously existing business operations without encountering difficulties and delays. In addition, this integration may require significant attention from the Company’s management team, which may detract attention from the Company’s day-to-day operations. Over the short-term, difficulties associated with integration could have a material adverse effect on the Company’s business, operating results, financial condition and the price of the Company’s common shares. In addition, the acquisition of mineral properties may subject the Company to unforeseen liabilities, including environmental liabilities, which could have a material adverse effect on NovaGold. There can be no assurance that any future acquisitions will be successfully integrated into NovaGold’s existing operations.

In addition, the Company anticipates that as it brings its mineral properties into production and as the Company acquires additional mineral rights, the Company will experience significant growth in its operations. The Company expects this growth to create new positions and responsibilities for management and technical personnel and to increase demands on its operating and financial systems. There can be no assurance that the Company will successfully meet these demands and effectively attract and retain additional qualified personnel to manage its anticipated growth. The failure to attract such qualified personnel to manage growth effectively could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company may fail to achieve and maintain the adequacy of internal control over financial reporting as per the requirements of the Sarbanes-Oxley Act.

The Company has documented and tested its internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act (“SOX”). Commencing November 30, 2006, the end of the Company’s 2006 fiscal year, SOX requires an annual assessment by management of the effectiveness of the Company’s internal control over financial reporting and an attestation report by the Company’s independent auditors addressing this assessment. Management concluded that the Company’s internal control over financial reporting was ineffective as of November 30, 2007 due to a material weakness identified by its external auditors in the preparation and review of the U.S. GAAP reconciliation to Canadian GAAP, specifically in respect to project expenditures capitalized or expensed under U.S. GAAP. As at November 30, 2008, management concluded that the Company’s internal control over financial reporting was effective. The Company may in the future fail to achieve and maintain the adequacy of its internal control over financial reporting, as such standards are modified, supplemented or amended from time to time, and the Company may not be able to ensure that it can conclude on an ongoing basis that it has effective internal controls over financial reporting in accordance with Section 404 of SOX. The Company’s failure to satisfy the requirements of Section 404 of SOX on an ongoing, timely basis could result in the loss of investor confidence in the reliability of its financial statements, which in turn could harm the Company’s business and negatively impact the trading price of its common shares. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm the Company’s operating results or cause it to fail to meet its reporting obligations. Future acquisitions of companies may provide the Company with challenges in implementing the required processes, procedures and controls in its acquired operations. Acquired companies may not have disclosure control and procedures or internal control over financial reporting that are as thorough or effective as those required by securities laws currently applicable to the Company.

No evaluation can provide complete assurance that the Company’s internal control over financial reporting will detect or uncover all failures of persons within the Company to disclose material information otherwise required to be reported. The effectiveness of the Company’s control and procedures could also be limited by simple errors or faulty judgments. In addition, should the Company expand in the future, the challenges involved in implementing appropriate internal controls over financial reporting will increase and will require that the Company continue to improve its internal controls over financial reporting. Although the Company intends to devote substantial time and incur substantial costs, as necessary, to ensure compliance, the Company cannot be certain that it will be successful in complying with Section 404 on an ongoing basis.

Certain U.S. Tax Considerations Applicable to Equity Securities and Rights to Acquire Equity Securities

Prospective purchasers of Equity Securities and/or rights to acquire Equity Securities who are U.S. taxpayers should consider that the Company could be considered to be a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes.   Although the Company believes it was not a PFIC for 2008 and does not expect to become a PFIC in 2009 or in the foreseeable future, the tests for determining PFIC status depend upon a number of factors, some of which are beyond the Company’s control and can be subject to uncertainties.  Thus, the Company cannot assure any holder that it will not be a PFIC.  The Company undertakes no obligation to advise holders of its Equity Securities or rights to acquire Equity Securities as to its PFIC status for any year, except as noted below.

If the Company is a PFIC for any year, any U.S. person for U.S. income tax purposes (a “U.S. Holder”) who holds Equity Securities or rights to acquire Equity Securities and whose holding period for those Equity Securities  or rights to acquire such Equity Securities includes any portion of a year in which the Company is a PFIC generally would be subject to a special adverse tax regime in respect of “excess distributions.”   Excess distributions include certain distributions received with respect to PFIC shares.  Gain recognized by a U.S. Holder on a sale or other transfer of Equity Securities or rights to acquire such securities (including certain transfers that would otherwise be tax free) also would be treated as an excess distribution.   Such excess distributions and gains would be allocated ratably to the U.S. Holder’s holding period for the respective security.   For these purposes, the holding period of  Equity Securities acquired either through an exercise of warrants or other rights to acquire Equity Securities includes the holder’s holding period in the warrant  or other right to acquire the Equity Securities.

The portion of any excess distribution (including gains treated as excess distributions) allocated to the current year would be includible as ordinary income in the current year. The portion of any excess distribution allocated to prior years would be taxed at the highest marginal rate applicable to ordinary income for each such year (regardless of the taxpayer’s actual marginal rate for that year and without reduction by any losses or loss carryforwards) and would be subject to interest charges to reflect the value of the U.S. income tax deferral.

Elections may be available to mitigate the adverse tax rules that would apply if the Company was a PFIC (the so-called “QEF” and “mark-to-market” elections), but these elections may accelerate the recognition of taxable income and may result in the recognition of ordinary income. The QEF and mark-to-market elections are not available to U.S. Holders with respect to warrants or other rights to acquire Equity Securities.  The Company will make available to U.S. Holders, upon  written request, timely and accurate information as to its status as a PFIC. If the Company is a PFIC, it will provide to a U.S. Holder all the information and documentation that the U.S. Holder needs to obtain to make a QEF Election with respect to the Company.

Additional special adverse rules also apply to U.S. Holders that own Equity Securities if the Company is a PFIC and has a non-U.S. subsidiary that is also a PFIC.   Special adverse rules that impact certain estate planning goals could apply to the Company's Equity Securities if it is a PFIC.

This brief summary is qualified in its entirety by the more complete discussion of U.S. tax rules under CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS in this Prospectus.

NovaGold is a Canadian company and U.S. investors may have difficulty bringing actions and enforcing judgments under U.S. securities laws.

Investors in the United States or in other jurisdictions outside of Canada may have difficulty bringing actions and enforcing judgments against NovaGold, its directors, its executive officers and some of the experts named in this Prospectus based on civil liabilities provisions of the federal securities laws or other laws of the United States or any state thereof or the equivalent laws of other jurisdictions of residence.

USE OF PROCEEDS

Unless otherwise specified in a Prospectus Supplement, the net proceeds from the sale of the Securities will be used for general corporate purposes, including funding potential future acquisitions and capital expenditures. Each Prospectus Supplement will contain specific information concerning the use of proceeds from that sale of Securities.

All expenses relating to an offering of Securities and any compensation paid to underwriters, dealers or agents, as the case may be, will be paid out of the Company’s general funds, unless otherwise stated in the applicable Prospectus Supplement.

EARNINGS COVERAGE

The following consolidated financial earnings coverage figures and cash flow coverage ratios are calculated for the 12 months ended August 31, 2009 and year ended November 30, 2008 and give effect to all long-term financial liabilities of the Company and the repayment, redemption or retirement thereof since that date. The earnings coverage deficiencies, earnings and cash flow coverage ratios, cash flow coverage deficiencies and the amount of earnings, cash flows and interest expense set forth below do not purport to be indicative of earnings coverage deficiencies or ratios or cash flow coverage deficiencies or ratios for any further periods. The deficiency figures and coverage ratios have been calculated based on Canadian GAAP. These coverage deficiencies, coverage ratios, earnings, cash flows or interest expenses do not give effect to the issuance of any Debt Securities that may be issued pursuant to any Prospectus Supplement, since the aggregate principal amounts and the terms of such Debt Securities are not presently known.

	Year Ended	12 Months Ended
	November 30, 2008	August 31, 2009
	($ amounts in millions)	($ amounts in millions)
Earnings coverage (deficiency) (1)	($185.9)	($234.7)
Earning coverage ratio	(36.9)	(18.6)
Cash flow coverage (deficiency)(2)	($127.2)	($93.2)
Cash flow coverage ratio	(25.3)	(7.4)

Notes:

(1)

Earnings coverage (deficiency) is the dollar amount of earnings required to attain an earnings coverage ratio of one-to-one. Earnings coverage ratio is equal to net income after the unrealised loss on derivatives and before interest expense and income taxes divided by interest expense on all debt.

(2)

Cash flow coverage (deficiency) is the dollar amount of cash flow required to attain a cash flow coverage ratio of one-to-one. Cash flow coverage ratio is equal to cash flow from operating activities before interest expense and income taxes divided by interest expense on all debt.

The Company’s interest expense amounted to approximately $12.6 million for the 12 months ended August 31, 2009 and $5.0 million for the year ended November 30, 2008. The Company’s loss before interest expense and income tax for the 12 months ended August 31, 2009 was approximately $234.7 million and $185.9 million for the year ended November 30, 2008, which results in an earnings coverage ratio of (18.6) for the 12 months ended August 31, 2009 and (36.9) for the year ended November 30, 2008.

If the Company offers any Debt Securities having a term to maturity in excess of one year under a Prospectus Supplement, the Prospectus Supplement will include earnings coverage ratios giving effect to the issuance of such Debt Securities.

DIVIDEND POLICY

The Company has not declared or paid any dividends on its common shares since the date of its incorporation. The Company intends to retain its earnings, if any, to finance the growth and development of its business and does not expect to pay dividends or to make any other distributions in the near future. The Company’s Board of Directors will review this policy from time to time having regard to the Company’s financing requirements, financial condition and other factors considered to be relevant.

CONSOLIDATED CAPITALIZATION

As of the date of this Prospectus, there have been no material changes in the capital structure of the Company since November 30, 2008.

MANAGEMENT

Executive Officers, Senior Management and Directors

The following table sets forth information about the Company’s directors, executive officers and certain key employees, and their respective positions as of the date of this Prospectus.

Name	Title
Executive Officers and Directors
Rick Van Nieuwenhuyse	President, Chief Executive Officer and Director
Robert J. (Don) MacDonald	Senior Vice President and Chief Financial Officer
Tony S. Giardini	Director
Gerald J. McConnell	Director
Kalidas V. Madhavpeddi	Director
Clynton R. Nauman	Director
James L. Philip	Director

Name	Title
Other Senior Management
Kevin A. Francis	Vice President, Technical Services
Sacha A. Iley	Vice President, Human Resources
Gregory S. Johnson	Vice President, Strategic Development
Joseph R. Piekenbrock	Vice President, Exploration
Elaine M. Sanders	Vice President, Finance and Corporate Secretary

Rick Van Nieuwenhuyse is President and Chief Executive Officer of the Company. Mr. Van Nieuwenhuyse’s vision and ability to follow through can be attributed to his 30 years of worldwide experience in the natural resource sector, including time as Vice President of Exploration at Placer Dome. He brings years of working experience and knowledge of Alaska, Western Canada, Africa and Asia, and has managed projects from grassroots discovery through to advanced feasibility studies and production. Mr. Van Nieuwenhuyse holds a Candidature degree in Science from the Universite de Louvain in Belgium and an M.Sc. in Geology from the University of Arizona.

Robert J. (Don) MacDonald joined the Company in January 2003, bringing with him 25 years of experience in mine development and financing. Prior to joining the Company, Mr. MacDonald was Senior Vice President and Chief Financial Officer of Forbes Medi-Tech Inc., a public biotech company, from 2001 to 2003, De Beers Canada Mining (formerly Winspear Diamonds) from 1999 to 2001, and Dayton Mining from 1991 to 1999, and Vice-President Finance of Granges Inc. from 1983 to 1991. During his career, Mr. MacDonald has been involved in the operation or development of ten mines in North and South America, and the completion of multiple mine financings and mergers and acquisitions transactions totalling over $2 billion. Mr. MacDonald is a chartered accountant and has Bachelors and Masters degrees in Engineering from Oxford University.

Tony S. Giardini is Chief Financial Officer of Ivanhoe Mines Ltd., an international mining company listed on the TSX and the NYSE, with operations focused in Central Asia and the Asia Pacific region. Prior to joining Ivanhoe, Mr. Giardini spent more than 10 years with Placer Dome Inc. as Vice-President and Treasurer, responsible for managing and overseeing the company’s debt and capital market activities, including managing banking relationships with U.S., Canadian and international banks. During his time at Placer Dome, Mr. Giardini led the financing team that raised in excess of US$1 billion in debt and equity financings. Mr. Giardini is a CA and CPA and spent 12 years with accounting firm KPMG prior to joining Placer Dome.

Gerald J. McConnell has been a director of the Company since 1984. Mr. McConnell is also the Chairman, President and CEO of Etruscan Resources Inc., of which he has also been a director since June 1990. Mr. McConnell was called to the Bar in the Province of Nova Scotia in 1971 and became a partner in the law firm of Patterson Palmer Hunt Murphy, Halifax Regional Municipality, Nova Scotia, in 1978.

Kalidas V. Madhavpeddi is Chief Executive Officer of Aurizon Resources Ltd., a fully-owned subsidiary of China Molybdenum Inc., a Hong Kong listed company, and brings over 25 years of experience in business development, corporate strategy, global mergers and acquisitions, marketing, trading and sales to the Company’s board of directors. After spending over 25 years with Phelps Dodge, at that time the world’s largest publicly traded copper company, Mr. Madhavpeddi is also President of Azteca Consulting LLC, an investment and advisory company to the mining industry. Mr. Madhavpeddi has held various executive positions at Phelps Dodge including Senior Vice President, Business Development, President, Phelps Dodge Wire and Cable Co., and Senior Vice President, Phelps Dodge Sales Company.

Clynton R. Nauman is the Chief Executive Officer of Alexco Resource Corp. and Asset Liability Management Group ULC, and was formerly President of Viceroy Gold Corporation and Viceroy Minerals Corporation. Previously, Mr. Nauman was the General Manager of Kennecott Minerals from 1993 to 1998. Mr. Nauman has more than 25 years of diversified experience in the mining industry ranging from exploration and business development to operations and business management in the precious metals, base metals and coal sectors.

James L. Philip is President of Clan Chatton Finance Ltd., a private investment holding company. He has been a director of the Company since 2003. Mr. Philip joined Morgan & Company in May 1980 and became a partner in June 1981 and managing partner in August 1993, until 2005. Mr. Philip has over 25 years of accounting experience, servicing mainly companies listed on Canadian and United States stock exchanges. His clients include a significant number of public companies in the mining resource sector. The services Mr. Philip provides include assisting clients with the financial aspects of continuous disclosure reporting requirements in Canada and the United States.

Kevin A. Francis joined the Company in October 2005 and manages all aspects of resource estimation, direct resource estimate activities, supervision of mining professionals, corporate development activities and the development of internal audit standards. He has more than 20 years of experience in integrating computerized geology and other mining disciplines used to improve resource estimation and mine reconciliation. Before joining the Company he was the principal geologist at AMEC and also spent eight years working at two operating mines. Mr. Francis’ formal education includes a Bachelors degree in Geology and a Masters in Geology, both from the University of Colorado.

Sacha A. Iley joined the Company as Human Resources Manager in May 2006 and was promoted to Vice President in June 2007. Her Human Resources background is well suited to the Company, with a unique combination of experience in a head office environment and also managing construction, start-up and operational aspects of Human Resources at a mine site. Prior to joining the Company, Ms. Iley worked for Placer Dome for over 7 years. Her most recent assignment was with Placer Dome Canada as the Human Resources Superintendent at Musselwhite Mine, located north of Thunder Bay, Ontario. In addition, Ms. Iley’s construction and start-up experiences have taken her to such culturally diverse locations as South Deep Mine in South Africa, North Mara Mine in Tanzania and Henty Mine in Tasmania. Ms. Iley holds a Bachelors Degree from the University of British Columbia.

Gregory S. Johnson joined Rick Van Nieuwenhuyse to establish the Company in 1998. With over 20 years of industry experience, Mr. Johnson is responsible for the Company’s marketing and communication activities, and is involved in developing strategic growth opportunities. Prior to his role at the Company, Mr. Johnson was part of the management team responsible for overseeing the exploration and acquisition activities for Placer Dome’s International Exploration Group in Africa and Eurasia. Mr. Johnson also worked with Mr. Van Nieuwenhuyse and Mr. Piekenbrock as part of the Alaska Exploration Group for Placer Dome in the late 1980s and early 1990s, where he played a key role in the multi-million-ounce Donlin Creek discovery in 1995. Mr. Johnson has been involved in all aspects of exploration and development, from grassroots discoveries to feasibility studies in the United States, Canada, Australia, Russia and Africa. Mr. Johnson holds an Honors B.Sc. in Geology from W. Washington University.

Joseph R. Piekenbrock joined the Company in 2002 with over 25 years experience in the minerals exploration and development sector. He has managed exploration projects from grassroots discovery through advanced acquisitions. Prior to joining the Company, Mr. Piekenbrock worked extensively in South America and he brings a wealth of northern experience through years of exploration for both Teck Cominco and Placer Dome in Alaska. Mr. Piekenbrock holds a B.A. in Geology from the University of Colorado and an M.Sc. in Geology from the University of Arizona.

Elaine M. Sanders joined the Company in 2003 and has more than 15 years of experience in audit, finance and accounting with public and private companies. She has been involved with numerous financings and acquisitions, and has listed companies on both the TSX and AMEX. Ms. Sanders is responsible for all aspects of financial services, financial reporting and corporate governance. She holds a Bachelor of Commerce degree from the University of Alberta and is a chartered accountant.

Conflicts of Interest

To the knowledge of the Company as of the date of this Prospectus, no existing or potential conflicts of interest exist between the Company and any of its officers or directors other than as set forth below.

In 2008, the Company provided exploration and management services totaling $503,000 to Alexco Resource Corp. (“Alexco”), and during the nine months ended August 31, 2009, the Company provided exploration and management services totaling $117,600 to Alexco. Alexco is a related party having two common directors, since Mr. Nauman is Alexco’s President and Chief Executive Officer and Mr. Van Nieuwenhuyse is a director of Alexco. In January 2009, NovaGold sold its interest in Alexco.

In March 2009, TintinaGold Resources Inc. (“TintinaGold”) (formerly Mantra Mining Inc.) purchased five early-stage Alaskan base metal properties from the Company. In consideration for the sale of the five properties, the Company received 3,125,000 shares of TintinaGold common stock worth $1.6 million at deal closing and $2.5 million on August 31, 2009. Mr. Van Nieuwenhuyse is a significant shareholder and director on the board of TintinaGold. Electrum Strategic Resources LLC, NovaGold’s largest shareholder, controls approximately 11% of TintinaGold’s outstanding voting securities with warrants exercisable for 7,714,286 common shares which, if exercised, would increase Electrum’s holdings to 22%. Electrum also controls approximately 11% of the outstanding voting securities for TintinaGold’s wholly-owned subsidiary, AsiaBaseMetals, of which NovaGold’s Vice President Exploration, Mr. Piekenbrock, is a Director.

DESCRIPTION OF SHARE CAPITAL

The Company’s authorized share capital consists of 1,000,000,000 common shares without par value and 10,000,000 preferred shares, issuable in series. As at December 29, 2009 , the Company had 187,189,638 million common shares and no preferred shares issued and outstanding.

Common Shares

All of the common shares rank equally as to voting rights, participation in a distribution of the assets of the Company on a liquidation, dissolution or winding-up of the Company and the entitlement to dividends. The holders of the common shares are entitled to receive notice of all meetings of shareholders and to attend and vote the shares at the meetings. Each common share carries with it the right to one vote.

In the event of the liquidation, dissolution or winding-up of the Company or other distribution of its assets, the holders of the common shares will be entitled to receive, on a pro rata basis, all of the assets remaining after the Company has paid out its liabilities. Distributions in the form of dividends, if any, will be set by the Board of Directors. See “Dividend Policy”.

Provisions as to the modification, amendment or variation of the rights attached to the common shares are contained in the Company’s articles of association and the Companies Act (Nova Scotia). Generally speaking, substantive changes to the share capital require the approval of the shareholders by special resolution (at least 75% of the votes cast) and in certain cases approval by the holders of a class or series of shares, including in certain cases a class or series of shares not otherwise carrying voting rights, in which event the resolution must be approved by no less than two-thirds of the votes cast by shareholders who vote in respect of the resolution.

Preferred Shares

The Company’s preferred shares may be issued from time to time in one or more series, the number of shares, designation, rights and restrictions of which will be determined by the Board of Directors of the Company. The preferred shares rank ahead of the common shares with respect to the payment of dividends and the payment of capital. There are no preferred shares outstanding at the date of this Prospectus.

DESCRIPTION OF DEBT SECURITIES

In this section only, the term “NovaGold” refers only to NovaGold Resources Inc. without any of its subsidiaries. This description sets forth certain general terms and provisions that would apply to any debt securities that NovaGold may issue pursuant to this Prospectus. NovaGold will provide particular terms and provisions of a series of debt securities, and a description of how the general terms and provisions described below may apply to that series, in a Prospectus Supplement.

The debt securities will be issued under an indenture to be entered into between NovaGold as Issuer and one or more trustees (the “Trustee”) that will be named in a Prospectus Supplement to this Prospectus. The Indenture is subject to and governed by the U.S. Trust Indenture Act of 1939, as amended. A copy of the form of the Indenture has been filed as an exhibit to NovaGold’s registration statement filed with the SEC. The following summary highlights some of the provisions of the Indenture, and may not contain all of the information that is important to you. Wherever this section refers to particular provisions or defined terms of the Indenture, such provisions or defined terms are incorporated in this Prospectus by reference as part of the statement made, and the statement is qualified by such reference. The term “Securities” as used under this section, refers to all securities issued under the Indenture, including the debt securities.

NovaGold may issue debt securities and incur additional indebtedness otherwise than through the offering of any debt securities pursuant to this Prospectus.

General

The Indenture does not limit the amount of Securities which NovaGold may issue under the Indenture, and NovaGold may issue Securities in one or more series. Securities may be denominated and payable in any currency. NovaGold may offer no more than US$1 billion (or the equivalent in other currencies) aggregate principal amount of Securities pursuant to this Prospectus. Unless otherwise indicated in the applicable Prospectus Supplement, the Indenture permits NovaGold, without the consent of the holders of any Securities, to increase the principal amount of any series of Securities NovaGold has previously issued under the Indenture and to issue such increased principal amount.

The applicable Prospectus Supplement will set forth the following terms relating to the Securities offered by such Prospectus Supplement (the “Offered Securities”):

  the specific designation of the Offered Securities; any limit on the aggregate principal amount of the Offered Securities; the date or dates, if any, on which the Offered Securities will mature and the portion (if less than all of the principal amount) of the Offered Securities to be payable upon declaration of acceleration of maturity;

  the rate or rates at which the Offered Securities will bear interest, if any, the date or dates from which any such interest will accrue and on which any such interest will be payable and the record dates for any interest payable on the Offered Securities which are in registered form;

  the terms and conditions under which NovaGold may be obligated to redeem, repay or purchase the Offered Securities pursuant to any sinking fund or analogous provisions or otherwise;

  the terms and conditions upon which NovaGold may redeem the Offered Securities, in whole or in part, at its option;

  whether the Offered Securities will be issuable in registered form or bearer form or both, and, if issuable in bearer form, the restrictions as to the offer, sale and delivery of the Offered Securities which are in bearer form and as to exchanges between registered form and bearer form;

  whether the Offered Securities will be issuable in the form of registered global securities (“Global Securities”), and, if so, the identity of the depositary for such registered Global Securities;

  the denominations in which registered Offered Securities will be issuable, if other than denominations of US$1,000 and any multiple thereof, and the denominations in which bearer Offered Securities will be issuable, if other than US$1,000;

  each office or agency where payments on the Offered Securities will be made (if other than the offices or agencies described under “Payment” below) and each office or agency where the Offered Securities may be presented for registration of transfer or exchange;

  if other than U.S. dollars, the currency in which the Offered Securities are denominated or the currency in which NovaGold will make payments on the Offered Securities;

  the terms, if any, on which the Offered Securities may be converted or exchanged for other of NovaGold’s Securities or securities of other entities;

  any index, formula or other method used to determine the amount of payments of principal of (and premium, if any) or interest, if any, on the Offered Securities; and

  any other terms of the Offered Securities which apply solely to the Offered Securities, or terms generally applicable to the Securities which are not to apply to the Offered Securities.

Unless otherwise indicated in the applicable Prospectus Supplement:

  holders may not tender Securities to NovaGold for repurchase; and

  the rate or rates of interest on the Securities will not increase if NovaGold becomes involved in a highly leveraged transaction or NovaGold is acquired by another entity.

NovaGold may issue Securities under the Indenture bearing no interest or interest at a rate below the prevailing market rate at the time of issuance and, in such circumstances, NovaGold will offer and sell those Securities at a discount below their stated principal amount. NovaGold will describe in the applicable Prospectus Supplement any Canadian and U.S. federal income tax consequences and other special considerations applicable to any discounted

Securities or other Securities offered and sold at par which are treated as having been issued at a discount for Canadian and/or U.S. federal income tax purposes.

Any Debt Securities issued by NovaGold will be direct, unconditional and unsecured obligations of NovaGold and will rank equally among themselves and with all of NovaGold’s other unsecured, unsubordinated obligations, except to the extent prescribed by law. Debt Securities issued by NovaGold will be structurally subordinated to all existing and future liabilities, including trade payables and other indebtedness, of NovaGold’s subsidiaries.

NovaGold will agree to provide to the Trustee (i) annual reports containing audited financial statements and (ii) quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

Form, Denomination, Exchange and Transfer

Unless otherwise indicated in the applicable Prospectus Supplement, NovaGold will issue Securities only in fully registered form without coupons, and in denominations of $1,000 and multiples of $1,000. Securities may be presented for exchange and registered Securities may be presented for registration of transfer in the manner set forth in the Indenture and in the applicable Prospectus Supplement, without service charges. NovaGold may, however, require payment sufficient to cover any taxes or other governmental charges due in connection with the exchange or transfer. NovaGold will appoint the Trustee as security registrar. Bearer Securities and the coupons applicable to bearer Securities thereto will be transferable by delivery.

Payment

Unless otherwise indicated in the applicable Prospectus Supplement, NovaGold will make payments on registered Securities (other than Global Securities) at the office or agency of the Trustee, except that NovaGold may choose to pay interest (a) by check mailed to the address of the person entitled to such payment as specified in the security register or (b) by wire transfer to an account maintained by the person entitled to such payment as specified in the security register. Unless otherwise indicated in the applicable Prospectus Supplement, NovaGold will pay any interest due on registered Securities to the persons in whose name such registered Securities are registered on the day or days specified by NovaGold.

Registered Global Securities

Registered debt securities of a series may be issued in whole or in part in global form that will be deposited with, or on behalf of, a depositary identified in the Prospectus Supplement. Global Securities will be registered in the name of a financial institution that NovaGold selects, and the debt securities included in the Global Securities may not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the Global Securities is called the “Depositary”. Any person wishing to own debt securities issued in the form of Global Securities must do so indirectly by virtue of an account with a broker, bank or other financial institution that, in turn, has an account with the Depositary.

Special Investor Considerations for Global Securities

NovaGold’s obligations, as well as the obligations of the Trustee and those of any third parties employed by NovaGold or the Trustee, run only to persons who are registered as holders of debt securities. For example, once NovaGold makes payment to the registered holder, NovaGold has no further responsibility for the payment even if that holder is legally required to pass the payment along to an investor but does not do so. As an indirect holder, an investor's rights relating to a Global Security will be governed by the account rules of the investor’s financial institution and of the Depositary, as well as general laws relating to debt securities transfers.

An investor should be aware that when debt securities are issued in the form of Global Securities:

  the investor cannot have debt securities registered in his or her own name;

  the investor cannot receive physical certificates for his or her interest in the debt securities;

  the investor must look to his or her own bank or brokerage firm for payments on the Debt Securities and protection of his or her legal rights relating to the Debt Securities;

  the investor may not be able to sell interests in the Debt Securities to some insurance companies and other institutions that are required by law to hold the physical certificates of Debt Securities that they own;

  the Depositary’s policies will govern payments, transfers, exchange and other matters relating to the investor's interest in the Global Security. NovaGold and the Trustee will have no responsibility for any aspect of the Depositary’s actions or for its records of ownership interests in the Global Security. NovaGold and the Trustee also do not supervise the Depositary in any way; and

  the Depositary will usually require that interests in a Global Security be purchased or sold within its system using same-day funds.

Special Situations When Global Security Will be Terminated

In a few special situations described below, a Global Security will terminate and interests in it will be exchanged for physical certificates representing Debt Securities. After that exchange, an investor may choose whether to hold Debt Securities directly or indirectly through an account at its bank or brokerage firm. Investors must consult their own banks or brokers to find out how to have their interests in Debt Securities transferred into their own names, so that they will be direct holders.

The special situations for termination of a Global Security are:

  when the Depositary notifies NovaGold that it is unwilling, unable or no longer qualified to continue as Depositary (unless a replacement Depositary is named); and

  when and if NovaGold decides to terminate a Global Security.

The Prospectus Supplement may list situations for terminating a Global Security that would apply only to the particular series of Debt Securities covered by the Prospectus Supplement. When a Global Security terminates, the Depositary (and not NovaGold or the Trustee) is responsible for deciding the names of the institutions that will be the initial direct holders.

Events of Default

The term “Event of Default” with respect to Securities of any series means any of the following:

(a)	default in the payment of the principal of (or any premium on) any Security of that series at its Maturity;

(b)	default in the payment of any interest on any Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

(c)	default in the deposit of any sinking fund payment when the same becomes due by the terms of the Securities of that series;

(d)

default in the performance, or breach, of any other covenant or agreement of NovaGold in the Indenture in respect of the Securities of that series (other than a covenant or agreement for which default or breach is specifically dealt with elsewhere in the Indenture), where such default or breach continues for a period of 90 days after written notice to NovaGold by the Trustee or the holders of at least 25% in principal amount of all outstanding Securities affected thereby;

(e)	certain events of bankruptcy, insolvency or reorganization; or

(f)	any other Events of Default provided with respect to the Securities of that series.

If an Event of Default described in clause (a), (b) or (c) above occurs and is continuing with respect to Securities of any series, then the Trustee or the holders of not less than 25% in principal amount of the outstanding Securities of that series may require the principal amount (or, if the Securities of that series are original issue discount securities or indexed securities, such portion of the principal amount as may be specified in the terms of that series) of all the outstanding Securities of that series and any accrued but unpaid interest on such Securities be paid immediately. If an Event of Default described in clause (d) or (f) above occurs and is continuing with respect to Securities of one or more series, then the Trustee or the holders of not less than 25% in principal amount of the outstanding Securities of all series affected thereby (as one class) may require the principal amount (or, if any of the Securities of such affected series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms of such affected series) of all the outstanding Securities of such affected series and any accrued but unpaid interest on such Securities be paid immediately. If an Event of Default described in clause (e) above occurs and is continuing, then the Trustee or the holders of not less than 25% in principal amount of all outstanding Securities (as a class) may require the principal amount (or, if the Securities or any series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms of that series) of all the outstanding Securities and any accrued but unpaid interest on such Securities be paid immediately. However, at any time after a declaration of acceleration with respect to Securities of any series (or of all series, as the case may be) has been made and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the outstanding Securities of such series (or of all series, as the case may be), by written notice to NovaGold and the Trustee, may, under certain circumstances, rescind and annul such acceleration. The applicable Prospectus Supplement will contain provisions relating to acceleration of the maturity of a portion of the principal amount of Original Issue Discount Securities or Indexed Securities upon the occurrence of any Event of Default and the continuation thereof.

Except during default, the Trustee is not obligated to exercise any of its rights and powers under the Indenture at the request or direction of any of the holders, unless the holders have offered to the Trustee reasonable indemnity. If the holders provide reasonable indemnity, the holders of a majority in principal amount of the outstanding Securities of all series affected by an Event of Default may, subject to certain limitations, direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Securities of all series affected by such Event of Default.

No holder of a Security of any series will have any right to institute any proceedings, unless:

  such holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Securities of that series;

  the holders of at least 25% in principal amount of the outstanding Securities of all series affected by such Event of Default have made written request and have offered reasonable indemnity to the Trustee to institute such proceedings as trustee; and

  the Trustee has failed to institute such proceedings, and has not received from the holders of a majority in the aggregate principal amount of outstanding Securities of all series affected by such Event of Default a direction inconsistent with such request, within 60 days after such notice, request and offer.

However, these limitations do not apply to a suit instituted by the holder of a Security for the enforcement of payment of principal of or interest on such Security on or after the applicable due date of such payment.

NovaGold will be required to furnish to the Trustee annually an officers’ certificate as to the performance of certain of its obligations under the Indenture and as to any default in such performance.

Defeasance

When NovaGold uses the term “defeasance”, NovaGold means discharge from some or all of its obligations under the Indenture with respect to Securities of a particular series. If NovaGold deposits with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity or a redemption date of the Securities of a particular series, then at its option:

  NovaGold will be discharged from its obligations with respect to the Securities of such series with certain exceptions, and the holders of the Securities of the affected series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of Securities and replacement of lost, stolen or mutilated Securities and certain other limited rights. Such holders may look only to such deposited funds or obligations for payment; or

  NovaGold will no longer be under any obligation to comply with certain covenants under the Indenture, and certain Events of Default will no longer apply to it.

To exercise defeasance NovaGold also must deliver to the Trustee:

  an opinion of U.S. counsel to the effect that the deposit and related defeasance would not cause the holders of the Securities of the applicable series to recognize income, gain or loss for U.S. federal income tax purposes and that holders of the Securities of that series will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and

  an opinion of Canadian counsel or a ruling from Canada Revenue Agency that there would be no such recognition of income, gain or loss for Canadian federal or provincial tax purposes and that holders of the Securities of such series will be subject to Canadian federal and provincial income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

In addition, no Event of Default with respect to the Securities of the applicable series can have occurred and NovaGold cannot be an insolvent person under the Bankruptcy and Insolvency Act (Canada). In order for U.S. counsel to deliver the opinion that would allow NovaGold to be discharged from all of its obligations under the Securities of any series, NovaGold must have received from, or there must have been published by, the Internal Revenue Service a ruling, or there must have been a change in law so that the deposit and defeasance would not cause holders of the Securities of such series to recognize income, gain or loss for U.S. federal income tax purposes and so that such holders would be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance had not occurred.

Modifications and Waivers

NovaGold may modify or amend the Indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding Securities of all series affected by such modification or amendment provided, however, that NovaGold must receive consent from the holder of each outstanding Security of such affected series to:

  change the stated maturity of the principal of or interest on such outstanding Security;

  reduce the principal amount of or interest on such outstanding Security;

  reduce the amount of the principal payable upon the acceleration of the maturity of an outstanding Original Issue Discount Security;

  change the place or currency of payments on such outstanding Security;

  impair the right to institute suit for the enforcement of any payment on or with respect to any Security;

  reduce the percentage in principal amount of outstanding Securities of such series from which the consent of holders is required to modify or amend the Indenture or waive compliance with certain provisions of the Indenture or waive certain defaults; or

  modify any provisions of the Indenture relating to modifying or amending the Indenture or waiving past defaults or covenants except as otherwise specified.

The holders of a majority in principal amount of Securities of any series may waive NovaGold’s compliance with certain restrictive provisions of the Indenture with respect to such series. The holders of a majority in principal amount of outstanding Securities of all series with respect to which an Event of Default has occurred may waive any past default under the Indenture, except a default in the payment of the principal of or interest on any Security or in respect of any item listed above.

The Indenture or the Securities may be amended or supplemented, without the consent of any holder of such Securities, in order to, among other things, cure any ambiguity or inconsistency or to make any change, in any case, that does not have a materially adverse effect on the rights of any holder of such Securities.

Consent to Jurisdiction and Service

Under the Indenture, NovaGold will irrevocably appoint CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York, 10011 as its agent for service of process in any suit, action or proceeding arising out of or relating to the Indenture and the Securities and for actions brought under federal or state securities laws brought in any federal or state court located in The City of New York (herein after referred to as a New York Court), and will submit to such non-exclusive jurisdiction.

Governing Law

The Indenture and the Securities will be governed by and construed in accordance with the laws of the State of New York.

Enforceability of Judgments

Since a significant portion of all of NovaGold’s assets, as well as the assets of a number of NovaGold’s directors and officers, are outside the United States, any judgment obtained in the United States against NovaGold or certain of NovaGold’s directors or officers, including judgments with respect to the payment of principal on any Securities, may not be collectible within the United States.

NovaGold has been informed by Blake, Cassels & Graydon LLP that the laws of the Province of British Columbia and the federal laws of Canada applicable therein permit an action to be brought in a court of competent jurisdiction in the Province of British Columbia on any final and conclusive judgment in personam of New York Court against NovaGold, which judgment is subsisting and unsatisfied for a sum certain with respect to the enforceability of the Indenture and NovaGold’s Securities that is not impeachable as void or voidable under the internal laws of the State of New York if:

  the New York Court rendering such judgment had jurisdiction over the judgment debtor, as recognized by the courts of the Province of British Columbia or the federal courts of Canada (and submission by NovaGold in the Indenture to the jurisdiction of the New York Court will be sufficient for that purpose with respect to NovaGold’s Securities);

  such judgment was not obtained by fraud or in a manner contrary to natural justice and the enforcement thereof would not be inconsistent with public policy, as such terms are understood under the laws of the Province of British Columbia, the federal laws of Canada or contrary to any order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada);

  the enforcement of such judgment would not be contrary to the laws of general application limiting the enforcement of creditors’ rights including bankruptcy, reorganization, winding up, moratorium and similar laws and does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory or penal laws in the Province of British Columbia or any applicable federal laws in Canada;

  no new admissible evidence relevant to the action is discovered prior to the rendering of judgment by the courts in the Province of British Columbia or the federal courts of Canada;

  interest payable on NovaGold’s Securities is not characterized by a court in the Province of British Columbia as interest payable at a criminal rate within the meaning of section 347 of the Criminal Code (Canada); and

  the action to enforce such judgment is commenced within the appropriate limitation period except that any court in the Province of British Columbia or federal court of Canada may only give judgment in Canadian dollars.

We have been advised by such counsel that there is doubt as to the enforceability in Canada in original actions, or in motions to enforce judgments of U.S. courts, of civil liabilities predicated solely upon U.S. federal securities laws.

The Trustee

The Trustee under the Indenture will be named in the applicable Prospectus Supplement.

DESCRIPTION OF WARRANTS

This section describes the general terms that will apply to any Warrants for the purchase of common shares (the “Equity Warrants”) or for the purchase of Debt Securities (the “Debt Warrants”).

Warrants may be offered separately or together with other Securities, as the case may be. Each series of Warrants will be issued under a separate Warrant indenture to be entered into between the Company and one or more banks or trust companies acting as Warrant agent. The applicable Prospectus Supplement will include details of the Warrant agreements covering the Warrants being offered. The Warrant agent will act solely as the agent of the Company and will not assume a relationship of agency with any holders of Warrant certificates or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered under this Prospectus. The specific terms of the Warrants, and the extent to which the general terms described in this section apply to those Warrants, will be set forth in the applicable Prospectus Supplement.

Equity Warrants

The particular terms of each issue of Equity Warrants will be described in the related Prospectus Supplement. This description will include, where applicable:

  the designation and aggregate number of Equity Warrants;

  the price at which the Equity Warrants will be offered;

  the currency or currencies in which the Equity Warrants will be offered;

  the designation and terms of the common shares purchasable upon exercise of the Equity Warrants;

  the date on which the right to exercise the Equity Warrants will commence and the date on which the right will expire;

  the number of common shares that may be purchased upon exercise of each Equity Warrant and the price at which and currency or currencies in which the common shares may be purchased upon exercise of each Equity Warrant;

  the designation and terms of any Securities with which the Equity Warrants will be offered, if any, and the number of the Equity Warrants that will be offered with each Security;

  the date or dates, if any, on or after which the Equity Warrants and the related Securities will be transferable separately;

  whether the Equity Warrants will be subject to redemption or call and, if so, the terms of such redemption or call provisions;

  material United States and Canadian tax consequences of owning the Equity Warrants; and

  any other material terms or conditions of the Equity Warrants.

Debt Warrants

The particular terms of each issue of Debt Warrants will be described in the related Prospectus Supplement. This description will include, where applicable:

  the designation and aggregate number of Debt Warrants;

  the price at which the Debt Warrants will be offered;

  the currency or currencies in which the Debt Warrants will be offered;

  the aggregate principal amount, currency or currencies, denominations and terms of the series of Debt Securities that may be purchased upon exercise of the Debt Warrants;

  the designation and terms of any Securities with which the Debt Warrants are being offered, if any, and the number of the Debt Warrants that will be offered with each Security;

  the date or dates, if any, on or after which the Debt Warrants and the related Securities will be transferable separately;

  the principal amount of Debt Securities that may be purchased upon exercise of each Debt Warrant and the price at which and currency or currencies in which that principal amount of Securities may be purchased upon exercise of each Debt Warrant;

  the date on which the right to exercise the Debt Warrants will commence and the date on which the right will expire;

  the minimum or maximum amount of Debt Warrants that may be exercised at any one time;

  whether the Debt Warrants will be subject to redemption or call, and, if so, the terms of such redemption or call provisions;

  material United States and Canadian tax consequences of owning the Debt Warrants; and

  any other material terms or conditions of the Debt Warrants.

DESCRIPTION OF SHARE PURCHASE CONTRACTS AND SHARE PURCHASE OR EQUITY UNITS

The Company may issue share purchase contracts, including contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of Equity Securities, at a future date or dates, or similar contracts issued on a ‘‘prepaid’’ basis (in each case, ‘‘Share Purchase Contracts’’). The price per Equity Security and the number of Equity Securities may be fixed at the time the Share Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Share Purchase Contracts. The Share Purchase Contracts will require either the share purchase price be paid at the time the Share Purchase Contracts are issued or that payment be made at a specified future date. The Share Purchase Contracts may be issued separately or as part of units consisting of a Share Purchase Contract and Debt Securities or obligations of third parties (including U.S. treasury securities) (the ‘‘Share Purchase or Equity Units’’), and may, or may not serve as collateral for a holder’s obligations. The Share Purchase Contracts may require holders to secure their obligations thereunder in a specified manner. The Share Purchase Contracts also may require the Company to make periodic payments to the holders of the Share Purchase Contracts or vice versa, and such payments may be unsecured or refunded on some basis.

The applicable Prospectus Supplement will describe the terms of the Share Purchase Contracts or Share Purchase or Equity Units. The description in the Prospectus Supplement will not necessarily be complete, and reference will be made to the Share Purchase Contracts, and, if applicable, collateral, depositary or custodial arrangements, relating to the Share Purchase Contracts or Share Purchase or Equity Units. Material United States and Canadian federal income tax considerations applicable to the holders of the Share Purchase or Equity Units and the Share Purchase Contracts will also be discussed in the applicable Prospectus Supplement.

DENOMINATIONS, REGISTRATION AND TRANSFER

The Securities will be issued in fully registered form without coupons attached in either global or definitive form and in denominations and integral multiples as set out in the applicable Prospectus Supplement (unless otherwise provided with respect to a particular series of Debt Securities pursuant to the provisions of the Trust Indenture, as supplemented by a supplemental indenture). Other than in the case of book-entry-only Securities, Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) in the city specified for such purpose at the office of the registrar or transfer agent designated by the Company for such purpose with respect to any issue of Securities referred to in the Prospectus Supplement. No service charge will be made for any transfer, conversion or exchange of the Securities but the Company may require payment of a sum to cover any transfer tax or other governmental charge payable in connection therewith. Such transfer, conversion or exchange will be effected upon such registrar or transfer agent being satisfied with the documents of title and the identity of the person making the request. If a Prospectus Supplement refers to any registrar or transfer agent designated by the Company with respect to any issue of Securities, the Company may at any time rescind the designation of any such registrar or transfer agent and appoint another in its place or approve any change in the location through which such registrar or transfer agent acts.

In the case of book-entry-only Securities, a global certificate or certificates representing the Securities will be held by a designated depository for its participants. The Securities must be purchased or transferred through such participants, which includes securities brokers and dealers, banks and trust companies. The depository will establish and maintain book-entry accounts for its participants acting on behalf of holders of the Securities. The interests of such holders of Securities will be represented by entries in the records maintained by the participants. Holders of Securities issued in book-entry-only form will not be entitled to receive a certificate or other instrument evidencing their ownership thereof, except in limited circumstances. Each holder will receive a customer confirmation of purchase from the participants from which the Securities are purchased in accordance with the practices and procedures of that participant.

PLAN OF DISTRIBUTION

The Company may sell the Securities to or through underwriters or dealers, and also may sell Securities to one or more other purchasers directly or through agents, including sales pursuant to ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers. Each Prospectus Supplement will set forth the terms of the offering, including the name or names of any underwriters or agents, the purchase price or prices of the Securities and the proceeds to the Company from the sale of the Securities.

The Securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including sales in transactions that are deemed to be “at-the-market distributions” as defined in National Instrument 44-102 Shelf Distributions, including sales made directly on the TSX, NYSE Amex or other existing trading markets for the Securities. The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with the offering of Securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters to the Company.

Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the U.S. Securities Act and Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

In connection with any offering of Securities, other than an “at-the-market distribution”, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Blake, Cassels & Graydon LLP, counsel to the Company, the following is a general summary of the principal Canadian federal income tax considerations generally applicable under Income Tax Act (Canada) (the “Tax Act”) to a holder who acquires common shares of the Company (“Common Shares”) or warrants to acquire Common Shares (“Warrants”) as beneficial owner pursuant to the Prospectus and who, at all relevant times, for the purposes of the Tax Act, holds such Common Shares or Warrants as capital property, deals at arm’s length with the Company, is not affiliated with the Company and, for purposes of the Tax Act, is not, and is not deemed to be, a resident of Canada and has not and will not use or hold or be deemed to use or hold the Common Shares or Warrants in or in the course of carrying on business in Canada (a “Non-Resident Holder”). Special rules, which are not discussed below, may apply to a non-resident of Canada that is an insurer which carries on business in Canada and elsewhere.

The Common Shares and Warrants will generally be considered capital property to a Non-Resident Holder unless either (i) the Non-Resident Holder holds the Common Shares or Warrants in the course of carrying on a business of buying and selling securities or (ii) the Non-Resident Holder has acquire the Common Shares or Warrants in a transaction or transactions considered to be an adventure in the nature of trade.

The term “US Holder,” for the purposes of this summary, means a Non-Resident Holder who, for purposes of the Canada-United States Income Tax Convention (1980), (the “Convention”), is at all relevant times a resident of the United States and is a “qualifying person” within the meaning of the Convention and does not use or hold and is not deemed to use or hold the Common Shares or Warrants in connection with carrying on a business in Canada through a permanent establishment in Canada. In some circumstances, fiscally transparent entities (including limited liability companies) will be entitled to benefits under the Convention. US Holders are urged to consult with their own tax advisors to determine their entitlement to benefits under the Convention based on their particular circumstances.

This summary is based on the current provisions of the Tax Act, the regulations thereunder (the “Regulations”), the current provisions of the Convention, counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) publicly available prior to the date hereof.

This summary also takes into account all specific proposals to amend the Tax Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (collectively, the “Proposed Tax Amendments”). No assurances can be given that the Proposed Tax Amendments will be enacted or will be enacted as proposed. Other than the Proposed Tax Amendments, this summary does not take into account or anticipate any changes in law or the administration policies or assessing practice of CRA, whether by judicial, legislative, governmental or administrative decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from those discussed herein.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder and no representations with respect to the income tax consequences to any particular holder are made. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective investors in Common Shares or Warrants should consult their own tax advisors with respect to their own particular circumstances.

Currency Conversion

For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of the Common Shares and Warrants, including interest, dividends, adjusted cost base and proceeds of disposition must be converted into Canadian dollars based on the relevant exchange rate applicable on the effective date (as determined in accordance with the Tax Act) of the related acquisition, disposition or recognition of income.

Exercise on Expiry of Warrants

Upon the exercise of a Warrant, there will be no income tax consequences for a Non-Resident Holder.

Upon expiry of an unexercised Warrant, generally a Non-Resident Holder will realize a capital loss equal to the cost thereof to such holder. One-half of any capital loss may be deducted, subject to certain limitations, against taxable capital gains in the year of disposition or the three preceding years or any subsequent year in accordance with the detail provisions in the Tax Act.

Disposition of Common Shares and Warrants

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Resident Holder on a disposition of the Common Shares or Warrants, unless the Common Shares or Warrants constitute “taxable Canadian property” (as defined in the Tax Act) of the Non-Resident Holder at the time of disposition and the Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention. As long as the shares are then listed on a designated stock exchange (which currently includes the TSX and the NYSE Amex), the Common Shares and the Warrants generally will not constitute taxable Canadian property of a Non-Resident Holder, unless at any time during the 60-month period immediately preceding the disposition the Non-Resident Holder, persons with whom the Non-Resident Holder did not deal at arm’s length, or the Non-Resident Holder together with all such persons, owned or was considered to own 25% or more of the issued shares of any class or series of shares of the capital stock of the company.

If the Common Shares or Warrants are taxable Canadian property to a Non-Resident Holder, any capital gain realized on the disposition or deemed disposition of such shares, may not be subject to Canadian federal income tax pursuant to the terms of an applicable income tax treaty or convention between Canada and the country of residence of a Non-Resident Holder.

A Non-Resident Holder whose shares are taxable Canadian property should consult their own advisors.

Dividends on Common Shares

Under the Tax Act, dividends on shares paid or credited to a Non-Resident Holder will be subject to Canadian withholding tax at the rate of 25% of the gross amount of the dividends. This withholding tax may be reduced pursuant to the terms of an applicable income tax treaty or convention between Canada and the country of residence of a Non-Resident Holder. Under the Convention, a Non-Resident Holder that is a US Holder will generally be subject to Canadian withholding tax at a rate of 15% of the amount of such dividends. In addition, under the Convention, dividends may be exempt from Canadian non-resident withholding tax if paid to certain US Holders that are qualifying religious, scientific, literary, educational or charitable tax-exempt organizations and qualifying trusts, companies, organizations or arrangements operated exclusively to administer or provide pension, retirement or employee benefits that are exempt from tax in the United States and that have complied with specific administrative procedures.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to (i) the acquisition, ownership and disposition of Common Shares and warrants to purchase Common Shares (“Warrants”), which the Company may offer, either separately or in combination as a unit, from time to time pursuant to terms described in an applicable Prospectus Supplement; (ii) the exercise, disposition, and lapse of Warrants acquired in such an offering; and (iii) the acquisition, ownership and disposition of Common Shares received on an exercise of Warrants (“Warrant Shares”).

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder as a result of acquisition of Common Shares or Warrants pursuant to a Prospectus Supplement. Additionally, this summary does not address the U.S. federal tax consequences of acquiring, owning and disposing of the other types of securities that the Company has the ability to offer based on this Prospectus. Furthermore, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax considerations applicable to such U.S. Holder at the time of a particular offering of Common Shares or Warrants. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. U.S. Holders should consult their own tax advisors regarding the U.S. federal, U.S. state and local, and foreign tax consequences relating to the acquisition, ownership and disposition of Common Shares and/or Warrants and Warrant Shares in connection with any offering pursuant to a Prospectus Supplement.

No ruling from the U.S. Internal Revenue Service (the “IRS”) or legal opinion has been requested, or will be obtained, regarding the potential U.S. federal income tax considerations applicable to U.S. Holders as discussed in this summary. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

NOTICE PURSUANT TO IRS CIRCULAR 230: NOTHING CONTAINED IN THIS SUMMARY CONCERNING ANY U.S. FEDERAL TAX ISSUE IS INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED, BY A U.S. HOLDER (AS DEFINED BELOW), FOR THE PURPOSE OF AVOIDING U.S. FEDERAL TAX PENALTIES UNDER THE CODE (AS DEFINED BELOW). THIS SUMMARY WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED BY THIS DOCUMENT. EACH U.S. HOLDER SHOULD SEEK U.S. FEDERAL TAX ADVICE, BASED ON SUCH U.S. HOLDER’S PARTICULAR CIRCUMSTANCES, FROM AN INDEPENDENT TAX ADVISOR.

Scope of this Summary

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary or proposed), U.S. court decisions, published IRS rulings, published administrative positions of the IRS, and the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), that are applicable and, in each case, in effect as of the date of this Prospectus. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, including between the date of this Prospectus and the date of any Prospectus Supplement pursuant to which a U.S. Holder acquires Common Shares and/or Warrants. Additionally, any such change could be applied on a retroactive basis after a U.S. Holder has acquired Common Shares, Warrants and/or Warrant Shares and could impact the U.S. federal income tax considerations described in this summary as applied to such U.S. Holder in connection with a purchase of Common Shares and/or Warrants pursuant to the applicable Prospectus Supplement. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis.

U.S. Holders

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Common Shares, Warrants or Warrant Shares acquired pursuant to an offering that is (a) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes; (b) a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States or any state in the United States, including the District of Columbia; (c) an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income; or (d) a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes, or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust.

Non-U.S. Holders

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of Common Shares, Warrants or Warrant Shares that is neither a U.S. Holder nor a partnership. This summary does not address the U.S. federal income tax considerations applicable to Non-U.S. Holders relating to the acquisition, ownership and disposition of Common Shares, Warrants or Warrant Shares. Accordingly, Non-U.S. Holders should consult their own tax advisors regarding the U.S. federal, U.S. state and local, and foreign tax consequences (including the potential application of and operation of any tax treaties) relating to the acquisition, ownership, and disposition of Common Shares, Warrants and Warrant Shares.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including (a) U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax-deferred accounts; (b) U.S. Holders that are financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies or that are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (c) U.S. Holders that have a “functional currency” other than the U.S. dollar; (d) U.S. Holders that own Common Shares, Warrants or Warrant Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale or other arrangement involving more than one position; (e) U.S. Holders that acquired Common Shares, Warrants or Warrant Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (f) U.S. Holders that hold Common Shares, Warrants or Warrant Shares other than as a capital asset within the meaning of Section 1221 of the Code; or (g) U.S. Holders that own, directly, indirectly or by attribution, 10% or more, by voting power or value, of the outstanding shares of the Company. The summary below also does not address the impact of an offering on persons who are U.S. expatriates or former long-term residents of the United States subject to Section 877 of the Code. U.S. Holders and others that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own tax advisors.

If an entity that is classified as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds Common Shares, Warrants or Warrant Shares, the U.S. federal income tax consequences applicable to such partnership (or “pass-through” entity) and the partners of such partnership (or owners of such “pass-through” entity) generally will depend on the activities of the partnership (or “pass-through” entity) and the status of such partners (or owners). Partners of entities that are classified as partnerships (and owners of “pass-through” entities) for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences relating to the acquisition, ownership and disposition of Common Shares, Warrants or Warrant Shares.

Tax Consequences Other than U.S. Federal Income Tax Consequences Not Addressed

This summary does not address the U.S. state and local, U.S. estate and gift, U.S. alternative minimum tax, or foreign tax consequences to U.S. Holders relating to the acquisition, ownership, and disposition of Common Shares, Warrants and/or Warrant Shares. Each U.S. Holder should consult its own tax advisor regarding the U.S. state and local, U.S. estate and gift, U.S. federal alternative minimum tax and foreign tax consequences relating to the acquisition, ownership, and disposition of Common Shares, Warrants and/or Warrant Shares.

U.S. Federal Income Tax Consequences of Common Shares and Warrants Offered as Part of a Unit

It is possible that the Company may offer Common Shares and Warrants in combination to be purchased as a unit. For U.S. federal income tax purposes, the acquisition by a U.S. Holder of such a unit will be treated as the acquisition of an “investment unit” consisting of two components: a component consisting of a Common Share or portion of such a Common Share and a component consisting of a Warrant or portion of such a Warrant. The purchase price for the unit will be allocated between these two components in proportion to their relative fair market values at the time the unit is purchased by the U.S. Holder. This allocation of the purchase price for a unit will establish a U.S. Holder’s initial tax basis for U.S. federal income tax purposes in the Common Share and Warrant components that comprise such unit.

If the Company issues Common Shares and Warrants as part of a unit, it will inform the U.S. Holder of the portion of the unit purchase price it intends to allocate to each component in the applicable Prospectus Supplement. However, the IRS will not be bound by the Company’s allocation of the purchase price for units offered, and therefore, the IRS or a U.S. court may not respect the allocation provided by the Company. U.S. Holders should consult their own tax advisors regarding the allocation of the purchase price for any units purchased.

U.S. Federal Income Tax Consequences of the Exercise and Disposition of Warrants

Exercise of Warrants

A U.S. Holder should not recognize gain or loss on the exercise of a Warrant and related receipt of a Warrant Share (unless cash is received in lieu of the issuance of a fractional Warrant Share). A U.S. Holder’s initial tax basis in the Warrant Share received on the exercise of a Warrant should be equal to the sum of (a) such U.S. Holder’s tax basis in such Warrant plus (b) the exercise price paid by such U.S. Holder on the exercise of such Warrant. Subject to the passive foreign investment company (“PFIC”) rules discussed below, a U.S. Holder’s holding period for the Warrant Share generally should begin on the day after the date on which such U.S. Holder exercised the corresponding Warrant.

It is possible that under the terms of the applicable Prospectus Supplement, a U.S. Holder may be permitted to undertake a cashless exercise of a Warrant into Warrant Shares. The U.S. federal income tax treatment of a cashless exercise of Warrants into Warrant Shares is unclear and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a Warrant described in the preceding paragraph. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of Warrants, such as whether gain or loss is recognized, if permitted under the applicable Prospectus Supplement.

Disposition of Warrants

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of a Warrant in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis in the Warrant sold or otherwise disposed of. As noted below under “Sale or Other Taxable Disposition of Common Shares and Warrant Shares”, such gain or loss generally will be treated as “U.S. source” gain or loss for purposes of the U.S. foreign tax credit calculations. Subject to the PFIC rules discussed below, any such gain or loss generally should be a capital gain or loss (provided that the Common Shares to be issued on the exercise of such Warrant would have been a capital asset if acquired by the U.S. Holder). Any such gain or loss will be long-term gain or loss if the Warrant disposed of was held for more than one year.

Expiration of Warrants Without Exercise

Subject to the PFIC rules discussed below, upon the lapse or expiration of a Warrant a U.S. Holder will recognize a loss in an amount equal to such U.S. Holder’s tax basis in the Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Warrant was held for more than one year. Deductions for capital losses are subject to complex limitations under the Code.

Certain Adjustments to the Warrants

Under Section 305 of the Code, an adjustment to the number of Warrant Shares that are to be issued on the exercise of Warrants purchased, or an adjustment to the exercise price of such Warrants, may be treated as a constructive distribution to a U.S. Holder of the Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in the “earnings and profits” or assets of the Company, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to shareholders of the Company). (See a more detailed discussion of the rules applicable to distributions made by the Company at “Distributions on Common Shares and Warrant Shares” below).

U.S. Federal Income Tax Consequences of the Acquisition, Ownership and Disposition of Common Shares and Warrant Shares

Distributions on Common Shares and Warrant Shares

Subject to the PFIC rules discussed below, a U.S. Holder that receives a distribution, including a constructive distribution, with respect to a Common Share or Warrant Share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated “earnings and profits” of the Company, as computed for U.S. federal income tax purposes. To the extent that a distribution exceeds the current and accumulated “earnings and profits” of the Company, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the Common Shares or Warrant Shares and thereafter as a gain from the sale or exchange of such Common Shares or Warrant Shares. (See “Sale or Other Taxable Disposition of Common Shares and Warrant Shares” below). However, the Company does not intend to maintain the calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder should therefore assume that any distribution by the Company with respect to the Common Shares or Warrant Shares will constitute ordinary dividend income. Dividends received on Common Shares or Warrant Shares will not be eligible for the “dividends received deduction”.

For tax years beginning before January 1, 2011, a dividend paid by the Company to a U.S. Holder who is an individual, estate or trust will be taxed at the preferential tax rates applicable to long-term capital gains if the Company is a “qualified foreign corporation” as defined under Section 1(h)(11) of the Code (“QFC”) and certain holding period requirements for the Common Shares or Warrant Shares are met. The Company generally will be a QFC if the Company is eligible for the benefits of the Canada-U.S. Tax Convention or the Common Shares or Warrant Shares are readily tradable on an established securities market in the United States. However, even if the Company satisfies one or more of these requirements, the Company will not be treated as a QFC if the Company is a PFIC for the tax year during which it pays a dividend or for the preceding tax year. (See “Passive Foreign Investment Company Rules” below).

If the Company is not a PFIC, but a dividend paid to a U.S. Holder otherwise fails to qualify for the preferential tax rates discussed above, such a dividend generally will be taxed at ordinary income tax rates (and not at the preferential tax rates applicable to long-term capital gains).

Sale or Other Taxable Disposition of Common Shares and Warrant Shares

Subject to the PFIC rules discussed below, upon the sale or other taxable disposition of Common Shares or Warrant Shares a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis in such

Common Shares or Warrant Shares sold or otherwise disposed of. Such gain generally will be treated as “U.S. source” for purposes of applying the U.S. foreign tax credit rules unless the gain is subject to tax in Canada and is resourced as “foreign source” under the Canada-U.S. Tax Convention and such U.S. Holder elects to treat such gain or loss as “foreign source”. (See more detailed discussion at “Foreign Tax Credit” below).

Foreign Tax Credit

A U.S. Holder who pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Common Shares or Warrant Shares generally may elect to deduct or credit such tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source”. In addition, this limitation is calculated separately with respect to specific categories of income. Dividends paid by the Company generally will constitute “foreign source” income and generally will be categorized as “passive category income”. Because the foreign tax credit rules are complex, U.S. Holders should consult their own tax advisor regarding the foreign tax credit rules.

Subject to certain specific rules, foreign income and withholding taxes paid with respect to any distribution in respect of stock in a PFIC should qualify for the foreign tax credit. The rules relating to distributions by a PFIC are complex, and a U.S. Holder should consult with its own tax advisor with respect to any distribution received from a PFIC.

Receipt of Foreign Currency

The amount of any distribution paid in foreign currency to a U.S. Holder in connection with the ownership of Common Shares or Warrant Shares, or on the sale, exchange or other taxable disposition of Common Shares, Warrants or Warrant Shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of actual or constructive receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). If the foreign currency received is not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. A U.S. Holder that receives foreign currency and converts such foreign currency into U.S. dollars at a conversion rate other than the rate in effect on the date of receipt may have a foreign currency exchange gain or loss, which generally would be treated as U.S. source ordinary income or loss for foreign tax credit purposes. U.S. Holders should consult their own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning and disposing of foreign currency.

Passive Foreign Investment Company Rules

If the Company is considered a PFIC within the meaning of Section 1297 of the Code at any time during a U.S. Holder’s holding period, then certain different and potentially adverse tax consequences would apply to such U.S. Holder’s acquisition, ownership and disposition of Common Shares, Warrants and Warrant Shares.

PFIC Status of the Company

The Company generally will be a PFIC if, for a given tax year, (a) 75% or more of the gross income of the Company for such tax year is passive income or (b) 50% or more of the assets held by the Company either produce passive income or are held for the production of passive income, based on the fair market value of such assets. “Gross income” generally means all revenues less the cost of goods sold, and “passive income” includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all of a foreign corporation’s commodities are (a) stock in trade of such foreign corporation or other property of a kind which would properly be included in inventory of such foreign corporation, or property held by such foreign corporation primarily for sale to customers in the ordinary course of business; (b) property used in the trade or business of such foreign corporation that would be subject to the allowance for depreciation under Section 167 of the Code; or (c) supplies of a type regularly used or consumed by such foreign corporation in the ordinary course of its trade or business.

For purposes of the PFIC income test and asset test described above, if the Company owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, the Company will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and asset test described above, “passive income” does not include any interest, dividends, rents or royalties that are received or accrued by the Company from a “related person” (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

Under certain attribution rules, if the Company is a PFIC, U.S. Holders will be deemed to own their proportionate share of any subsidiary of the Company which is also a PFIC (a ‘‘Subsidiary PFIC’’), and will be subject to U.S. federal income tax on (a) a distribution on the shares of a Subsidiary PFIC and (b) a disposition of shares of a Subsidiary PFIC, both as if the U.S. Holder directly held the shares of such Subsidiary PFIC.

The Company believes that it was not a PFIC for the tax year ended November 30, 2008, and based on current business plans and financial projections, the Company does not expect to be a PFIC for the current tax year or the foreseeable future. The determination of whether the Company (or a subsidiary of the Company) was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether the Company (or subsidiary) will be a PFIC for any tax year depends on the assets and income of the Company (and each such subsidiary) over the course of each such tax year and, as a result, cannot be predicted with certainty as of the date of this document. Accordingly, there can be no assurance that the IRS will not challenge any determination made by the Company (or subsidiary) concerning its PFIC status or that the Company (and any subsidiary) was not, or will not be, a PFIC for any tax year. U.S. Holders should consult their own tax advisors regarding the PFIC status of the Company and any subsidiary of the Company.

Default PFIC Rules under Section 1291 of the Code

If the Company is a PFIC, the U.S. federal income tax consequences to a U.S. Holder of the acquisition, ownership and disposition of Common Shares, Warrants and Warrant Shares will depend on whether such U.S. Holder makes an election to treat the Company (and/or a Subsidiary PFIC) as a “qualified electing fund” or “QEF” under Section 1295 of the Code (a “QEF Election”) or makes a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”) with respect to Common Shares or Warrant Shares. A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a “Non-Electing U.S. Holder”.

A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code with respect to (a) any gain recognized on the sale or other taxable disposition of Common Shares, Warrants and Warrant Shares and (b) any excess distribution paid on the Common Shares and Warrant Shares. A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current tax year) exceeds 125% of the average distributions received during the three preceding tax years (or during a U.S. Holder’s holding period for the Common Shares or Warrant Shares, if shorter).

If the Company is a PFIC, under Section 1291 of the Code any gain recognized on the sale or other taxable disposition of Common Shares, Warrants or Warrant Shares (including an indirect disposition of shares of a Subsidiary PFIC), and any excess distribution paid on Common Shares and Warrant Shares (or a distribution by a Subsidiary PFIC to its shareholder that is deemed to be received by a U.S. Holder) must be ratably allocated to each day of a Non-Electing U.S. Holder’s holding period for the Common Shares or Warrant Shares. The amount of any such gain or excess distribution allocated to the tax year of disposition or excess distribution and to years before the Company became a PFIC, if any, would be taxed as ordinary income. The amounts allocated to any other tax year would be subject to U.S. federal income tax at the highest tax applicable to ordinary income in each such year, and an interest charge would be imposed on the tax liability for each such year, calculated as if such tax liability had been due in each such year. A Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as “personal interest”, which is not deductible.

If the Company is a PFIC for any tax year during which a Non-Electing U.S. Holder holds Common Shares, Warrants or Warrant Shares, the Company will continue to be treated as a PFIC with respect to such Non-Electing

U.S. Holder, regardless of whether the Company ceases to be a PFIC in one or more subsequent years. If the Company ceases to be a PFIC, a Non-Electing U.S. Holder may terminate this deemed PFIC status with respect to Common Shares and Warrant Shares by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such Common Shares and Warrant Shares were sold on the last day of the last tax year for which the Company was a PFIC. No such election, however, may be made with respect to Warrants.

Under proposed Treasury Regulations, if a U.S. Holder has an option, warrant or other right to acquire stock of a PFIC (such as Warrants), such option, warrant or right is considered to be PFIC stock subject to the default rules of Section 1291 of the Code. Under rules described below, if the Company were a PFIC, the holding period for the Warrant Shares would begin on the date a U.S. Holder acquired the Warrants. This would impact the availability of the QEF Election and Mark-to-Market Election with respect to Warrant Shares. Thus, a U.S. Holder would have to account for Warrant Shares and Common Shares under the PFIC rules and the applicable elections differently. (See discussion below under “QEF Election” and “Market-to-Market Election”.)

QEF Election

In the event the Company is a PFIC and a U.S. Holder makes a QEF Election for the first tax year in which its holding period of its Common Shares begins, such U.S. Holder generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to its Common Shares. However, a U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such U.S. Holder’s pro rata share of (a) the net capital gain of the Company, which will be taxed as long-term capital gain to such U.S. Holder, and (b) the ordinary earnings of the Company, which will be taxed as ordinary income to such U.S. Holder. Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital gain, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gain. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which the Company is a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by the Company. However, a U.S. Holder that makes a QEF Election may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will be treated as “personal interest”, which is not deductible.

A U.S. Holder that makes a QEF Election generally (a) may receive a tax-free distribution from the Company to the extent that such distribution represents “earnings and profits” of the Company that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder’s tax basis in the Common Shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. In addition, a U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of Common Shares.

The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely. A QEF Election will be treated as “timely” if it is made for the first year in the U.S. Holder’s holding period for the Common Shares in which the Company was a PFIC. A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Holder files a U.S. federal income tax return for such year.

A QEF Election will apply to the tax year for which such QEF Election is made and to all subsequent tax years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent tax year, the Company ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which the Company is not a PFIC. Accordingly, if the Company becomes a PFIC in a subsequent tax year, the QEF Election will be effective, and the U.S. Holder will be subject to the QEF rules described above during a subsequent tax year in which the Company qualifies as a PFIC.

As discussed above, under proposed Treasury Regulations, if a U.S. Holder has an option, warrant or other right to acquire stock of a PFIC (such as Warrants), such option, warrant or right is considered to be PFIC stock subject to the default rules of Section 1291 of the Code. However, a holder of an option, warrant or other right to acquire stock of a PFIC may not make a QEF Election that will apply to the option, warrant or other right to acquire PFIC stock. In addition, under proposed Treasury Regulations, if a U.S. Holder holds an option, warrant or other right to acquire stock of a PFIC, the holding period with respect to shares of stock of the PFIC acquired upon exercise of such option, warrant or other right will include the period that the option, warrant or other right was held.

Consequently, if a U.S. Holder of Common Shares makes a QEF Election, such election generally will not be treated as a timely QEF Election with respect to Warrant Shares, and the rules of Section 1291 of the Code discussed above will continue to apply with respect to such U.S. Holder’s Warrant Shares. However, a U.S. Holder of Warrant Shares should be eligible to make a timely QEF Election if such U.S. Holder elects in the tax year in which such Warrant Shares are received to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such Warrant Shares were sold on the first day of such year at fair market value. In addition, gain recognized on the sale or other taxable disposition (other than by exercise) of the Warrants by a U.S. Holder will be subject to the rules of Section 1291 of the Code discussed above. U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to Common Shares, Warrants and Warrant Shares.

The Company will make available to U.S. Holders, upon their written request, timely and accurate information as to its status as a PFIC, and will provide to a U.S. Holder all information and documentation that a U.S. Holder making a QEF Election with respect to the Company is required to obtain for U.S. federal income tax purposes in the event it is a PFIC. However, U.S. Holders should be aware that the Company can provide no assurances that it will provide any such information relating to any Subsidiary PFIC. Because the Company may own shares in one or more Subsidiary PFICs, and may acquire shares in one or more Subsidiary PFICs in the future, they will continue to be subject to the rules discussed above with respect to the taxation of gains and excess distributions with respect to any Subsidiary PFIC for which the U.S. Holders do not obtain the required information. U.S. Holders should consult their tax advisor regarding the availability of, and procedure for making, a QEF Election with respect to the Company and any Subsidiary PFIC.

Mark-to-Market Election

A U.S. Holder may make a Mark-to-Market Election only if the Common Shares and Warrant Shares are marketable stock. The Common Shares and Warrant Shares generally will be “marketable stock” if they are regularly traded on (a) a national securities exchange that is registered with the Securities and Exchange Commission; (b) the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934; or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure and other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced; and (ii) the rules of such foreign exchange ensure active trading of listed stocks. If such stock is traded on such a qualified exchange or other market, such stock generally will be “regularly traded” for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter.

A U.S. Holder that makes a Mark-to-Market Election with respect to its Common Shares generally will not be subject to the rules of Section 1291 of the Code discussed above. However, if a U.S. Holder does not make a Mark-to-Market Election beginning in the first tax year of such U.S. Holder’s holding period for Common Shares or such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the Common Shares.

Any Mark-to-Market Election made by a U.S. Holder for Common Shares will also apply to such U.S. Holder’s Warrant Shares. As a result, if a Market-to-Market Election has been made by a U.S. Holder with respect to Common Shares, any Warrant Shares received will automatically be marked-to-market in the year of exercise. If the Company is a PFIC at the time a U.S. Holder acquires Warrants, a U.S. Holder’s holding period for Warrant Shares received on exercise will include the period during which such U.S. Holder has held the Warrants. In these circumstances, a U.S. Holder will be treated as making a Mark-to-Market Election with respect to its Warrant Shares after the beginning of such U.S. Holder’s holding period for the Warrant Shares, unless the Warrant Shares are acquired in the same tax year as the year in which the U.S. Holder acquired the corresponding Warrants, and the tax regime and interest charge of Section 1291 described above generally will apply to the mark-to-market gain realized in the tax year in which Warrant Shares are received. However, the general mark-to-market rules will apply to subsequent tax years.

A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each tax year in which the Company is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Common Shares and any Warrant Shares, as of the close of such tax year over (b) such U.S. Holder’s tax basis in such Common Shares and any Warrant Shares. A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (i) such U.S. Holder’s adjusted tax basis in the Common Shares and any Warrant Shares over (ii) the fair market value of such Common Shares and any Warrant Shares (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior tax years).

U.S. Holders that make a Mark-to-Market Election generally also will adjust their tax basis in the Common Shares and Warrant Shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. In addition, upon a sale or other taxable disposition of Common Shares and Warrant Shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior tax years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior tax years).

A Mark-to-Market Election applies to the tax year in which such Mark-to-Market Election is made and to each subsequent tax year, unless the Common Shares and Warrant Shares cease to be “marketable stock” or the IRS consents to revocation of such election. U.S. Holders should consult their own tax advisors regarding the availability of, and procedure for making, a Mark-to-Market Election.

Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to Common Shares and Warrant Shares, no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. Holder is treated as owning because such stock is not marketable. Hence, the Mark-to-Market Election will not be effective to eliminate the interest charge described above with respect to deemed dispositions of Subsidiary PFIC stock or distributions from a Subsidiary PFIC.

Other PFIC Rules

Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of Common Shares and Warrant Shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations) in the event the Company is a PFIC during such U.S. Holder’s holding period for the relevant shares. However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which Common Shares and Warrant Shares are transferred.

Certain additional adverse rules will apply with respect to a U.S. Holder if the Company is a PFIC, regardless of whether such U.S. Holder makes a QEF Election. For example, under Section 1298(b)(6) of the Code, a U.S. Holder that uses Common Shares, Warrants or Warrant Shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such Common Shares, Warrants or Warrant Shares.

In addition, a U.S. Holder who acquires Common Shares, Warrants or Warrant Shares from a decedent will not receive a “step up” in tax basis of such Common Shares, Warrants or Warrant Shares to fair market value.

Special rules also apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC.

The PFIC rules are complex, and U.S. Holders should consult their own tax advisors regarding the PFIC rules and how they may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares, Warrants and Warrant Shares in the event the Company is a PFIC at any time during such holding period for such Common Shares, Warrants or Warrant Shares.

Information Reporting, Backup Withholding Tax

Under U.S. federal income tax law and Treasury Regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. Penalties for failure to file certain of these information returns are substantial. U.S. Holders who hold Common Shares, Warrants or Warrant Shares should consult with their own tax advisor regarding the requirements of filing information returns, and if applicable, any Mark-to-Market Election or QEF Election.

Payments made within the United States, or by a U.S. payor or U.S. middleman, of dividends on Common Shares and Warrant Shares, and proceeds arising from certain sales or other taxable dispositions of Common Shares, Warrants or Warrant Shares, may be subject to information reporting and backup withholding tax, at the rate of 28%, if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. social security or other taxpayer identification number (generally on Form W-9); (b) furnishes an incorrect U.S. taxpayer identification number; (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax; or (d) fails under certain circumstances to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding tax rules. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes the required information to the IRS. U.S. Holders should consult their own tax advisors regarding the information reporting and backup withholding tax rules.

LEGAL MATTERS

Certain legal matters in connection with the Securities offered hereby will be passed upon on behalf of the Company by Blake, Cassels & Graydon LLP with respect to Canadian legal matters, and by Dorsey & Whitney LLP with respect to U.S. legal matters and, except as otherwise set forth in any Prospectus Supplement, on behalf of any underwriters by McCarthy Tetrault LLP with respect to Canadian legal matters, and by Skadden, Arps, Slate, Meagher & Flom LLP with respect to U.S. legal matters.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditors of the Company are PricewaterhouseCoopers LLP, Chartered Accountants, of Vancouver, British Columbia. The transfer agent and registrar for the Company’s common shares in Canada is Computershare Investor Services Inc. at its principal offices in Vancouver, British Columbia and Toronto, Ontario. The co-transfer agent and registrar for the Company’s common shares in the United States is Computershare Trust Company Inc. at its office in Denver, Colorado.

INTEREST OF EXPERTS

Information relating to the Company’s mineral properties in this Prospectus and the documents incorporated by reference herein has been derived from reports prepared by the experts listed below and has been included in reliance on such person’s expertise.

None of Blake, Cassels & Graydon LLP, Canadian counsel to the Company, or Kirk Hanson, P.E., Gordon Seibel, M.AusIMM, Simon Allard, P.Eng., Gregory Wortman, P.Eng., Alexandra Kozak, P.Eng., Kevin Francis, P.Geo, James Gray, P.Eng., Robert James Morris, M.Sc., P.Geo., G. H. (Gary) Giroux, P.Eng., MASc., Sean Ennis, P.Eng., Ken Shinya, P.Eng., Bruce Davis, Ph.D., FAusIMM, William Pennstrom, Jr., Robert Sim, P.Geo., Curtis Freeman, BA, MS, Neal Rigby, CEng., MIMMM, Ph.D., Russ White, P.Geo ., AMEC Americas Limited or Norwest Corporation, each being companies or persons who have prepared reports relating to the Company’s mineral properties, or any director, officer, employee or partner thereof, as applicable, received or has received a direct or indirect interest in the property of the Company or of any associate or affiliate of the Company. As at the date hereof, the aforementioned persons, and the directors, officers, employees and partners, as applicable, of each of the aforementioned companies and partnerships beneficially own, directly or indirectly, in the aggregate, less than one percent of the securities of the Company.

None of the aforementioned persons, nor any director, officer, employee or partner, as applicable, of the aforementioned companies or partnerships is currently expected to be elected, appointed or employed as a director, officer or employee of the Company or of an associate or affiliate of the Company, other than Mr. Kevin Francis, who is Vice President, Technical Services of the Company.

PricewaterhouseCoopers LLP, Chartered Accountants, report that they are independent of the Company in accordance with the rules of professional conduct in British Columbia, Canada. PricewaterhouseCoopers LLP is registered with the Public Company Accounting Oversight Board.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Secretary of the Company at Suite 2300, 200 Granville Street, Vancouver, British Columbia, Canada, V6C 1S4, telephone: 604-669-6227. These documents are also available through the internet on SEDAR, which can be accessed on line at www.sedar.com, and on EDGAR, which can be accessed at www.sec.gov. The following documents filed with the securities commissions or similar authorities in Canada are specifically incorporated by reference into, and form an integral part of this Prospectus:

(a)	annual information form of the Company for the year ended November 30, 2008, dated February 23, 2009;

(b)

audited comparative consolidated financial statements of the Company for the years ended November 30, 2008 and 2007 together with the notes thereto and the auditors’ report thereon, including management’s discussion and analysis for the year ended November 30, 2008;

(c)	management information circular of the Company dated April 23, 2009 prepared in connection with the Company’s annual and special meeting of shareholders held on May 26, 2009;

(d)

interim unaudited comparative consolidated financial statements of the Company for the period ended August 31, 2009 together with the notes thereto, including management’s discussion and analysis for the period ended August 31, 2009.

(e)	material change report, dated December 1, 2008, announcing an update on the Company’s financial outlook and the Rock Creek project;

(f)	material change report, dated January 6, 2009, announcing a US$60 million private placement;

(g)	material change report, dated January 8, 2009, announcing an increase of the private placement to US$75 million;

(h)	material change report, dated January 28, 2009, announcing the closing of the private placement and the conversion of the US$20 million bridge loan into common shares of the Company; and

(i)	material change report, dated April 29, 2009, announcing the results of a feasibility study on the Donlin Creek project;

(j)	material change report, dated December 10, 2009, announcing the filing of the preliminary short form base shelf prospectus dated December 7, 2009;

(k)	reconciliation with United States Generally Accepted Accounting Principles — Item 18 for the years ended November 30, 2008 and 2007 together with the auditors’ report thereon; and

(l)	reconciliation with United States Generally Accepted Accounting Principles — Item 18 for the nine months period ended August 31, 2008 and 2007.

Any material change reports (excluding confidential material change reports), any interim and annual consolidated financial statements and related management discussion and analysis, information circulars (excluding those portions that, pursuant to National Instrument 44-101 of the Canadian Securities Administrators, are not required to be incorporated by reference herein), any business acquisition reports, any news releases or public communications containing financial information about the Company for a financial period more recent than the periods for which financial statements are incorporated herein by reference, and any other disclosure documents required to be filed pursuant to an undertaking to a provincial or territorial securities regulatory authority that are filed by the Company with various securities commissions or similar authorities in Canada after the date of this Prospectus and prior to the termination of this offering under any Prospectus Supplement, shall be deemed to be incorporated by reference in this Prospectus. In addition, to the extent that any document or information incorporated by reference into this Prospectus is included in any report on Form 6-K, Form 40-F, Form 20-F, Form 10-K, Form 10-Q or Form 8-K (or any respective successor form) that is filed with or furnished to the SEC after the date of this Prospectus, such document or information shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this Prospectus forms a part. In addition, we may incorporate by reference into this Prospectus information from documents that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the U.S. Exchange Act.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded.

A Prospectus Supplement containing the specific terms of an offering of Securities, updated disclosure of earnings coverage ratios, if applicable, and other information relating to the Securities, will be delivered to prospective purchasers of such Securities together with this Prospectus and the applicable Prospectus Supplement and will be deemed to be incorporated into this Prospectus as of the date of such Prospectus Supplement only for the purpose of the offering of the Securities covered by that Prospectus Supplement.

Upon a new annual information form and the related annual financial statements being filed by the Company with, and, where required, accepted by, the applicable securities commissions or similar regulatory authorities during the currency of this Prospectus, the previous annual information form, the previous annual financial statements and all quarterly financial statements, material change reports and information circulars filed prior to the commencement of the Company’s financial year in which the new annual information form is filed shall be deemed no longer to be incorporated into this Prospectus for purposes of further offers and sales of Securities hereunder.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement of which this prospectus forms a part: the documents referred to under the heading ‘‘Documents Incorporated by Reference’’; consent of PricewaterhouseCoopers LLP; consent of Blake, Cassels & Graydon LLP; consents of counsel and engineers; powers of attorney from directors and officers of NovaGold; and form of Indenture between the Registrant and the trustee to be named therein. A copy of the form of warrant indenture or statement of eligibility of trustee on From T-1, as applicable, will be filed by post-effective amendment or by incorporation by reference to documents filed or furnished with the SEC under the U.S. Exchange Act.

ADDITIONAL INFORMATION

The Company has filed with the SEC a registration statement on Form F-10 relating to the Securities. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements included or incorporated by reference in this Prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance you should refer to the exhibits for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

The Company is subject to the information requirements of the U.S. Exchange Act and applicable Canadian securities legislation, and in accordance therewith files reports and other information with the SEC and with the securities regulators in Canada. Under a multijurisdictional disclosure system adopted by the United States and Canada, documents and other information that the Company files with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. As a foreign private issuer, the Company is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and shortswing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, the Company is not required to publish financial statements as promptly as U.S. companies.

You may read any document that the Company has filed with the SEC at the SEC’s public reference room in Washington, D.C. You may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. You should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference rooms. You may read and download some of the documents the Company has filed with the SEC’s Electronic Data Gathering and Retrieval system at www.sec.gov. You may read and download any public document that the Company has filed with the Canadian securities regulatory authorities at www.sedar.com.

ENFORCEABILITY OF CIVIL LIABILITIES

The Company is a corporation existing under the Companies Act (Nova Scotia). Many of the Company’s directors and officers, and some of the experts named in this Prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets, and a substantial portion of the Company’s assets, are located outside the United States. The Company has appointed an agent for service of process in the United States, but it may be difficult for holders of common shares who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of common shares who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon the Company’s civil liability and the civil liability of its directors, officers and experts under the U.S. federal securities laws. The Company has been advised by its Canadian counsel, Blake, Cassels & Graydon LLP, that a judgment of a U.S. court predicated solely upon civil liability under U.S. federal securities laws or the securities or ‘‘blue sky’’ laws of any state within the United States, would probably be enforceable in Canada if the U.S. court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. The Company has also been advised by Blake, Cassels & Graydon LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon U.S. federal securities laws.

The Company filed with the SEC, concurrently with its registration statement on Form F-10 of which this Prospectus is a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Company appointed CT Corporation System as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Company in a U.S. court arising out of or related to or concerning the offering of the common shares under this Prospectus.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

          The Registrant is subject to the provisions of the Companies Act (Nova Scotia) and the Registrant’s Articles of Association which prescribe the regulations for the Registrant.

          As permitted under the Companies Act (Nova Scotia), Section 197 of the Registrant’s Articles of Association provides that every Director, Manager, Secretary, Treasurer and other officer or servant of the Registrant shall be indemnified by the Registrant against, and it shall be the duty of the Directors out of the funds of the Registrant to pay, all costs, losses and expenses that any such Director, Manager, Secretary, Treasurer or other officer or servant may incur or become liable to pay by reason of any contract entered into, or act or thing done by him as such officer or servant or in any way in the discharge of his duties including travelling expenses; and the amount for which such indemnity is proved shall immediately attach as a lien on the property of the Registrant and have priority as against the members over all other claims.

          Section 198 of the Registrant’s Articles of Association provides that no Director or other officer of the Registrant shall, in the absence of any dishonesty on his part, be liable for the acts, receipts, neglects or defaults of any other Director or officer, or for joining in any receipt or other act for conformity, or for any loss or expense happening to the Registrant through the insufficiency or deficiency of title to any property acquired by order of the Directors for or on behalf of the Registrant, or through the insufficiency or deficiency of any security in or upon which any of the moneys of the Registrant are invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects are deposited, or for any loss occasioned by error of judgment or oversight on his part, or for any other loss, damage or misfortune whatsoever which happens in the execution of the duties of his office or in relation thereto.

          The Registrant also maintains insurance for the benefit of its directors and officers against liability in their respective capacities as directors and officers. The directors and officers are not required to pay any premium in respect of this insurance. The policy contains various industry exclusions and no claims have been made thereunder to date.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

EXHIBITS

Exhibit	Description

4.1

Annual information form for the year ended November 30, 2008 dated February 23, 2009 (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed with the Commission on February 24, 2009).

4.2

Audited comparative consolidated financial statements for the years ended November 30, 2008 and 2007, together with the notes thereto and the auditors’ report thereon (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed with the Commission on February 24, 2009).

4.3

Management’s discussion and analysis of financial condition and results of operations for the year ended November 30, 2008 (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed with the Commission on February 24, 2009).

4.4

Management information circular dated April 23, 2009 prepared in connection with the annual and special meeting of shareholders held on May 26, 2009 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on April 29, 2009).

4.5

Interim unaudited comparative consolidated financial statements for the period ended August 31, 2009, together with the notes thereto (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on October 13, 2009).

4.6

Management’s discussion and analysis of financial condition and results of operations for the period ended August 13, 2009 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on October 13, 2009).

4.7	Material change report, dated December 1, 2008, incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on December 2, 2008.
4.8	Material change report, dated January 6, 2009, incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on January 6, 2009.
4.9	Material change report, dated January 8, 2009, incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on January 8, 2009.
4.10	Material change report, dated January 28, 2009, incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on January 30, 2009.
4.11	Material change report, dated April 28, 2009, incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on April 30, 2009.
4.12

Reconciliation with United States Generally Accepted Accounting Principles — Item 18 for the years ended November 30, 2008 and 2007 together with the auditors’ report thereon, incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on December 7, 2009.

4.13

Reconciliation with United States Generally Accepted Accounting Principles — Item 18 for the nine months period ended August 31, 2008 and 2007, incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on December 7, 2009.

4.14	Material change report, dated December 7, 2009, incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on December 10, 2009.
5.1	Consent of PricewaterhouseCoopers LLP.
5.2	Consent of Blake, Cassels & Graydon LLP.
5.3	Consent of Simon Allard.
5.4	Consent of AMEC.
5.5	Consent of Bruce Davis.
5.6	Consent of Bruce Davis.
5.7	Consent of Sean Ennis.
5.8	Consent of Kevin Francis.
5.9	Consent of Kevin Francis.
5.10	Consent of Curtis Freeman.
5.11	Consent of Kirk Hanson.
5.12	Consent of G.H. Giroux.
5.13	Consent of James Gray.
5.14	Consent of Alexandra Kozak.
5.15	Consent of Norwest Corporation.
5.16	Consent of Robert Morris.

5.17	Consent of William J. Pennstrom Jr.
5.18	Consent of Gordon Seibel.
5.19	Consent of Neal Rigby.
5.20	Consent of Robert Sim.
5.21	Consent of Ken Shinya.
5.22	Consent of Russ White.
5.23	Consent of Gregory Wortman.
6.1*	Powers of Attorney (included on the signature page of this Registration Statement).
7.1*	Form of Indenture relating to securities to which this Registration Statement relates.
7.2**	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of the trustee.

___________________
*            Previously filed.
**        To be filed in accordance with the requirements of Section 305(b)(2) of the Trust Indenture Act of 1939 and Rule 5b-3 thereunder.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

          The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process.

(a)	Prior to the filing of this Amendment to the Registration Statement, the Registrant filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)

Any change to the name or address of the Registrant’s agent for service shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

III-1

SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on this 30th day of December, 2009.

NOVAGOLD RESOURCES INC.

By:	/s/ R.J. MacDonald
Name: R.J. (Don) MacDonald
Title: Senior Vice President, Chief Financial Officer

           Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by or on behalf of the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ *	President, Chief Executive Officer and	December 30, 2009
Rick Van Nieuwenhuyse	Director (Principal Executive Officer)

/s/ *	Senior Vice-President, Chief Financial	December 30, 2009
Robert J. (Don) MacDonald	Officer (Principal Financial Officer and
Principal Accounting Officer)

/s/ *	Director	December 30, 2009
Tony Giardini

Director
Gerald J. McConnell

/s/ *	Director	December 30, 2009
Kalidas V. Madhavpeddi

III-2

Signature	Title	Date

/s/ *	Director	December 30, 2009
Clynton R. Nauman

Director
James L. Philip

By:	/s/ R.J. MacDonald
Name:	R.J. (Don) MacDonald
Attorney in fact

III-3

AUTHORIZED REPRESENTATIVE

           Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States, in the City of Blaine, in the State of Washington, on this 30th day of December, 2009.

/s/ C.R. Nauman
Clynton R. Nauman

III-4

EXHIBITS INDEX

Exhibit	Description

4.1

Annual information form for the year ended November 30, 2008 dated February 23, 2009 (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed with the Commission on February 24, 2009).

4.2

Audited comparative consolidated financial statements for the years ended November 30, 2008 and 2007, together with the notes thereto and the auditors’ report thereon (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed with the Commission on February 24, 2009).

4.3

Management’s discussion and analysis of financial condition and results of operations for the year ended November 30, 2008 (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed with the Commission on February 24, 2009).

4.4

Management information circular dated April 23, 2009 prepared in connection with the annual and special meeting of shareholders held on May 26, 2009 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on April 29, 2009).

4.5

Interim unaudited comparative consolidated financial statements for the period ended August 31, 2009, together with the notes thereto (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on October 13, 2009).

4.6

Management’s discussion and analysis of financial condition and results of operations for the period ended August 13, 2009 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on October 13, 2009).

4.7	Material change report, dated December 1, 2008, incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on December 2, 2008.
4.8	Material change report, dated January 6, 2009, incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on January 6, 2009.
4.9	Material change report, dated January 8, 2009, incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on January 8, 2009.
4.10	Material change report, dated January 28, 2009, incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on January 30, 2009.
4.11	Material change report, dated April 28, 2009, incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on April 30, 2009.
4.12

Reconciliation with United States Generally Accepted Accounting Principles — Item 18 for the years ended November 30, 2008 and 2007 together with the auditors’ report thereon, incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on December 7, 2009.

4.13

Reconciliation with United States Generally Accepted Accounting Principles — Item 18 for the nine months period ended August 31, 2008 and 2007, incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on December 7, 2009.

4.14	Material change report, dated December 7, 2009, incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on December 10, 2009.
5.1	Consent of PricewaterhouseCoopers LLP.
5.2	Consent of Blake, Cassels & Graydon LLP.
5.3	Consent of Simon Allard.
5.4	Consent of AMEC.
5.5	Consent of Bruce Davis.
5.6	Consent of Bruce Davis.
5.7	Consent of Sean Ennis.
5.8	Consent of Kevin Francis.
5.9	Consent of Kevin Francis.
5.10	Consent of Curtis Freeman.
5.11	Consent of Kirk Hanson.
5.12	Consent of G.H. Giroux.
5.13	Consent of James Gray.
5.14	Consent of Alexandra Kozak.
5.15	Consent of Norwest Corporation.
5.16	Consent of Robert Morris.

5.17	Consent of William J. Pennstrom Jr.
5.18	Consent of Gordon Seibel.
5.19	Consent of Neal Rigby.
5.20	Consent of Robert Sim.
5.21	Consent of Ken Shinya.
5.22	Consent of Russ White.
5.23	Consent of Gregory Wortman.
6.1*	Powers of Attorney (included on the signature page of this Registration Statement).
7.1*	Form of Indenture relating to securities to which this Registration Statement relates.
7.2**	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of the trustee.

___________________
*           Previously filed.
**       To be filed in accordance with the requirements of Section 305(b)(2) of the Trust Indenture Act of 1939 and Rule 5b-3 thereunder.